As filed with the U.S. Securities and Exchange Commission on March 6, 2015

Registration No. 333-201170

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

YULONG ECO-MATERIALS LIMITED

(Exact name of Registrant as specified in its charter)

Cayman Islands	3270	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

Eastern End of Xiwuzhuang Village

Jiaodian Town, Xinhua Area

Pingdingshan, Henan Province

People’s Republic of China

Phone: +86-375-8888988

(Address, including zip code, and telephone number including area code, of registrant’s principal executive office)

LKP Global Law, LLP

1901 Avenue of the Stars, Suite 480

Los Angeles, California 90067

424-239-1890

(Name, address, including zip code, and telephone number including area code, of agent for service)

Copies to:

Kevin K. Leung, Esq. LKP Global Law, LLP 1901 Avenue of the Stars, Suite 480 Los Angeles, California 90067 Tel: 424-239-1890 Fax: 424-869-6692	William N. Haddad, Esq. Reed Smith LLP 599 Lexington Avenue New York, New York 10022 Tel: (212) 521-5400 Fax: (212) 521-5450

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Ordinary shares, $0.001 par value per share	2,587,500	(2)	$7.25	$18,759,375	$2,179.84
Underwriter’s warrants to purchase ordinary shares	-		-	-	-	(3)
Ordinary shares underlying Underwriter’s warrants(4)(5)	157,500		7.25	1,141,875	132.69
Total	2,745,000		$7.25	$19,901,250	$2,312.53	(5)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 337,500 ordinary shares, which the underwriters have the option to purchase to cover over-allotments, if any.
(3)	No registration fee pursuant to Rule 457(g) under the Securities Act.
(4)	The warrants are exercisable at a per share exercise price equal to 100% of the public offering price. As estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act, based on an estimated proposed maximum aggregate offering price of $1,141,875, or 7% of $16,312,500.
(5)	The ordinary shares underlying the warrants are being registered solely in connection with the Securities and Exchange Commission’s Compliance and Disclosure Interpretations for Securities Act Sections, Question 139.05. No “offer” of such ordinary shares exists as defined in Section 2(a)(3) of the Securities Act because the warrants are not exercisable until 180 days following their issuance.
(6)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to the said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED , 2015

2,250,000  Ordinary Shares

YULONG ECO-MATERIALS LIMITED

This is the initial public offering of ordinary shares of Yulong Eco-Materials Limited.  We are offering 2,250,000 ordinary shares to be sold in the offering.   On March 3, 2015, we effectuated a reverse stock split on a 4-for-5 basis.  We anticipate that the initial public offering price will be between $6.25 and $7.25 per share.

No public market currently exists for our ordinary shares.  We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “YECO,” which listing we expect to occur immediately prior to the date of this prospectus. No assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering.

We are an “emerging growth company” as defined under applicable Federal securities laws and may elect to comply with reduced public company reporting requirements.

Investing in our ordinary shares involves risks. See “Risk Factors” beginning on page 6 of this prospectus for a discussion of information that should be considered in connection with an investment in our ordinary shares.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

		Per Share		Total
Initial public offering price	$		$
Underwriting discounts and commissions (1)	$		$
Proceeds, before expenses, to Yulong Eco-Materials Limited	$		$

(1)	The underwriters will receive compensation in addition to the underwriting discount. See “Underwriting” beginning on page 81 of this prospectus for a description of such compensation.

We have granted the underwriters a 45-day option to purchase up to 337,500 additional ordinary shares solely to cover over-allotments, if any.

The underwriters expect to deliver the shares against payment therefor on or about          , 2015.

Axiom Capital Management, Inc.	Cuttone & Co., Inc.

           , 2015

You should rely only on the information contained in this prospectus or any free writing prospectus prepared by or on behalf of us or to which we have referred you. Neither we nor the underwriters have authorized anyone to provide you with additional or different information. We take no responsibility for, and can provide no assurance as to the reliability of any other information that others may give you. Neither this prospectus nor any free writing prospectus is an offer to sell anywhere or to anyone where or to whom we are not permitted to offer or to sell securities under applicable law. The information in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable. Our business, financial condition, results of operations and prospects may have changed since such date.

For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

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MARKET, INDUSTRY AND OTHER DATA

This prospectus includes market and industry data and forecasts that we have developed from independent research firms, publicly available information, various industry publications, other published industry sources or our internal data and estimates. Independent research reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information.  Although we believe that the publications and reports are reliable, neither we nor the underwriters have independently verified the data. Our internal data, estimates and forecasts are based on information obtained from our investors, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions.  Although we believe that such information is reliable, we have not had such information verified by any independent sources.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless we indicate otherwise or the context requires, all information in this prospectus does not reflect the exercise by the underwriters of their over-allotment option to purchase up to 337,500 additional ordinary shares.

Except where the context otherwise requires and for purposes of this prospectus only:

“ordinary shares” or “shares” refers to Yulong’s ordinary shares, par value $0.001 per share;

“we,” “us,” “our company,” or “Company” refers to Yulong and its subsidiaries and consolidated entities;

“Yulong” refers to Yulong Eco-Materials Limited, a Cayman Islands exempted company;

“Yulong BVI” refers to China Xing De (BVI) Limited, a British Virgin Islands company which is wholly-owned by Yulong;

“Yulong HK” refers to China Xing De (Hong Kong) Limited, a Hong Kong company which is wholly-owned by Yulong BVI;

“Yulong WFOE” refers to Zhengzhou Xing De Enterprise Management & Consulting Co., Ltd., a PRC company which is wholly-owned by Yulong HK;

“Yulong Bricks” refers to Henan Jianyida Industrial Co., Ltd., a PRC company which is contractually controlled by Yulong WFOE;

“Yulong Concrete” refers to Pingdingshan Hengji Concrete Co., Ltd., a PRC company which is contractually controlled by Yulong WFOE;

“Yulong Transport” refers to Pingdingshan Hengji Industrial Co., Ltd., a PRC company which is contractually controlled by Yulong WFOE;

“Yulong Renewable” refers to Pingdingshan Xulong Renewable Resource Co., Ltd., a PRC company which is contractually controlled by Yulong WFOE;

“Yulong Group” and “our consolidated affiliated entities” refer to Yulong Bricks, Yulong Concrete, Yulong Transport and Yulong Renewable, collectively;

“PRC” or “China” or “Chinese” refers to the People’s Republic of China, and, for the purposes of this prospectus, excludes Hong Kong, Macau and Taiwan;

ii

“RMB” refers to the legal currency of the PRC;

“$” refers to the legal currency of the United States;

“mt” refers to metric ton or metric tons;

“kg” refers to kilogram or kilograms;

“m3” refers to cubic meter or cubic meters;

“Securities Act” refers to the Securities Act of 1933, as amended; and

“Exchange Act” refers to the Securities Exchange Act of 1934, as amended.

Our financial statements are expressed in $, which is our reporting currency.  The functional currency of Yulong is $ and the functional currency of our consolidated affiliated entities is RMB.  This prospectus contains amounts denominated in, and contains translations of certain RMB amounts into $ at specified rates.  With respect to amounts not recorded in our reporting currency, or $, amounts of our assets and liabilities were translated from each subsidiary’s functional currency at the exchange rates as of the relevant balance sheet date; equity amounts were translated at historical exchange rates; and amounts of revenues, expenses, gains and losses were translated using the average rates for the relevant period.  We make no representation that any currency amounts could have been, or could be, converted into any other currency at any particular rate, or at all.

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision.  You should read the entire prospectus carefully, including our financial statements and related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making an investment decision.

Where indicated, information regarding share amounts and share prices have been presented on a pro forma basis to reflect the 4-for-5 reverse stock split that we effected on March 3, 2015.

Our Company

We are a vertically integrated manufacturer of eco-friendly building products located in the city of Pingdingshan in Henan Province, China. Our primary operating entities, Yulong Concrete and Yulong Brick, began operations in 2004 and 2006, respectively, and since that time have become Pingdingshan’s leading producers of fly-ash bricks and concrete. For our fiscal year ended June 30, 2014, our consolidated revenue from continuing operations was $44.5 million, of which we derived approximately 33.6% from bricks and 66.4% from concrete, while our income from operations was $15.2 million. Our consolidated revenue from continuing operations for the six months ended December 31, 2014 was $23.2 million, of which we derived approximately 34.8% from bricks and 65.2% from concrete. For more information on our consolidated revenue and results of operations for the years ended June 30, 2014 and 2013, and the six months ended December 31, 2014 and 2013, please see our consolidated financial statements included elsewhere in this prospectus.

Based on internal research of published government data and our customers’ purchases (including the bricks and concrete produced for us by third-party manufacturers), we commanded approximately 51% of the brick market and 30% of the concrete market in Pingdingshan in both fiscal 2014 and fiscal 2013. Because of the nature of our products, new customers come to us either because of our reputation or by referral from our existing customers, and our selling efforts emphasize personal relationships over product marketing. Further, we believe that our fly-ash bricks are eco-friendly as they contain at least 30% of reclaimed fly-ash in place of traditional cement, thereby reducing raw material consumption. Our fly-ash bricks also consume less energy during manufacturing than their traditional counterparts, thereby producing less greenhouse gas emissions.

In connection with our plans to establish waste hauling operations and to produce bricks from construction waste, we have (i) been granted exclusive right by two Pingdingshan municipal agencies to transport and process construction waste within Pingdingshan municipal boundaries (subject to exclusions imposed by special municipal regulations), (ii) contracted to acquire an additional 100 haul trucks to augment our current fleet of 50 trucks for a total of 150 haul trucks to transport the waste, and (iii) built a state-of-the-art recycling plant to process the waste, and a brick plant to utilize the processed waste. One of the two production lines is complete and currently undergoing trial operations. We anticipate formal production and our hauling operations to commence in April 2015.

Our Competitive Strengths

We believe the following strengths differentiate us from our competitors and are key drivers of our success:

●

Environmentally friendly products . In addition to our fly-ash bricks which are each comprised of at least 30% in reclaimed fly-ash, we will be able to produce bricks from construction waste consisting of discarded bricks and concrete that we have the exclusive right to collect within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations), once our new recycling plant and brick plant become operational.  We have also built a research and development facility that will focus on renewable construction materials.  Given China’s growing public awareness of pollution and resource conservation, we believe such efforts will be crucial for us to remain the market leader in Pingdingshan.

●	Effective operational management. The effective management of all aspects of our operations allows us to achieve consistent quality in our products, thereby putting us at the top of the industry.

●	Maintenance of relationships. Our reputation and track record have allowed us to not only successfully built relationships with the top real estate and construction companies operating in and around Pingdingshan, but will help us gain new business from existing as well as new customers.

Our Business Strategy

We believe we can continue to grow our revenue by executing on the following strategies:

●	We can advance our market position, which we estimate to be approximately 51% of the brick market and 30% of the concrete market in Pingdingshan in fiscal 2014 (including bricks and concrete produced for us by third-party manufacturers) based on internal studies of published government data and our customers’ purchases, by investing in our existing operations. We want to invest in personnel training and equipment and production upgrades necessary to maintain the consistent quality of our products, on which our reputation and our sale efforts rely upon. We also seek to expand our sales team which can improve our ability to gather and process market and customer data, and tailor customer service. We believe that we can largely fund these efforts organically through our operations. As necessary, we may also seek financing from banks or our founder.

●

By expanding from our current production capability, we can better position ourselves to capitalize on market demands that we project.  Based on internal studies of published government data and customer information, we estimate that Pingdingshan currently requires approximately 0.9 million m3 of bricks and 2.4 million m3 of concrete annually.  We currently have four brick production lines each capable of producing 100,000 m3 annually, and two concrete mixing towers each capable of producing 200,000 m3 annually.  By expanding our current capability (such as through the new construction waste recycling plant and brick plant once they become operational), we will also have additional products that can appeal to the growing public concerns over environmental pollution and resource conservation.  We have funded construction of both plants (as well as our research and development center) thus far with cash flow from operations and loans from some of the shareholders of our consolidated affiliated entities.  When completed, the brick plant will initially have two production lines each capable of producing 75,000 m3 annually. We completed one line in November 2014, commenced trial production in late December 2014, and anticipate formal production to commence in April 2015.  We intend to use the net proceeds from this offering to fund the completion of these plants.  If we are unable to complete this offering, however, we will use our future working capital, and look to banks and, if necessary, our founder, for financing.

1

Recent Developments

On February 27, 2015, five shareholders of Yulong Group, namely Ms. Yingtao Miao, Mr. Guangjiang Zhu, Mr. Hu Zhu, Mr. Lei Zhu and our founder Mr. Yulong Zhu, agreed to convert the RMB equivalent of $9,892,692 in the aggregate due to them from Yulong Group into our ordinary shares at the initial public offering price per share, effective upon consummation of our initial public offering. For additional information regarding such related party indebtedness, please see “Related Party Transactions–Other Related Transactions.” At an initial offering price of $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus, this would result in the issuance by us of 1,465,584 ordinary shares in the aggregate to these five shareholders.

Summary Risk Factors

We are subject to a number of risks, including risks that may prevent us from achieving our business objectives or may adversely affect our business, financial condition, results of operations, cash flows and prospects. You should carefully consider these risks, including all of the risks discussed in the section entitled “Risk Factors” beginning on page 6 of this prospectus, before investing in our ordinary shares.  Risks relating to our business relate to, among other things:

●	the geographical limit of our current operations to the city of Pingdingshan;

●	our ability to maintain our market position; and

●	our ability to raise sufficient capital to carry out our growth strategy.

Corporate Information

Corporate History

Yulong was incorporated as an exempted company with limited liability under the laws of Cayman Islands on March 10, 2011.

We conduct all of our operations through Yulong Group in China.  Yulong WFOE, our wholly owned PRC subsidiary, has entered into a series of contractual arrangements with each of the four Yulong Group companies, as well as their shareholders, which enable us to:

●	exercise effective control over Yulong Group;

●	receive substantially all of the economic benefits of Yulong Group in the form of service fees in consideration for the consulting services provided by Yulong WFOE; and

●	have an exclusive option to purchase all of the equity interests in Yulong Group when and to the extent permitted under PRC laws.

We do not have any equity interest in any of our consolidated affiliated entities, all of which is beneficially owned and controlled by our founder Mr. Yulong Zhu.  However, as a result of these contractual arrangements, we are considered the primary beneficiary of each of the four Yulong Group companies and we treat them as our consolidated affiliated entities under generally accepted accounting principles in the United States, or U.S. GAAP.  We have consolidated the financial results of these companies in our consolidated financial statements in accordance with U.S. GAAP.  For a description of these contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements.”  For a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

Corporate Information

Our principal executive offices are located at the Eastern End of Xiwuzhuang Village, Jiaodian Town, Xinhua District, Pingdingshan, Henan Province, China.  Our telephone number is (86-375) 8888588.

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Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting and financial disclosure requirements that are applicable to other public companies, that are not emerging growth companies, including, but not limited to, (1) presenting only two years of audited financial statements and only two years of related management’s discussion and analysis of financial condition and results of operations in this prospectus; (2) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, (3) reduced disclosure obligations regarding executive compensation in our periodic reports, and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of these exemptions.  As a result, investors may find investing in our ordinary shares less attractive as a result.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards.  As a result, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies.  We have elected to opt out of such extended transition period and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.

We could remain an emerging growth company for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.  Even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company.  For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.

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The Offering

Ordinary shares offered by us	2,250,000 shares

Over-allotment option	The underwriters have a 45-day option to purchase up to an additional 337,500 ordinary shares to cover over-allotments, if any.

Ordinary shares to be outstanding after this offering	11,715,584 shares (or 12,052,084 shares if the underwriters exercise in full their option to purchase additional ordinary shares).

Use of Proceeds

We intend to use the net proceeds from this offering as follows:

●     approximately $12.9 million to fund the completion of the new recycling plant and the brick plant (with two production lines) that Yulong Renewable will operate; and

●      the balance for general corporate purposes.

See “Use of Proceeds.”

Risk Factors	See “Risk Factors” for a discussion of factors you should carefully consider before deciding whether to invest in our ordinary shares.

Dividend Policy	We do not currently expect to pay dividends on our ordinary shares for the foreseeable future.

Proposed trading symbol	We have applied to list our ordinary shares on the NASDAQ Capital Market under the symbol “YECO.”

Unless we indicate otherwise, the information in this prospectus:

●	is based on 8,000,000 shares of ordinary shares outstanding as of March 2, 2015;

●	gives effect to the 4-for-5 reverse stock split effected on March 3, 2015;

●	gives effect to the issuance of 2,250,000 ordinary shares in this offering;

●	assumes no exercise by the underwriters of their over-allotment option;

●	assumes that the initial public offering price of our ordinary shares will be $6.75 per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and
●	assumes the conversion of $9,892,692 in certain related party indebtedness at a conversion price of $6.75, which is the midpoint of the range set forth on the cover page of this prospectus, into 1,465,584 ordinary shares upon the closing of this offering.

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SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

The following summary condensed financial data for the fiscal years ended June 30, 2014 and 2013, respectively, and for the six months ended December 31, 2014 and 2013, respectively, are derived from our consolidated financial statements included elsewhere in this prospectus.  The historical results presented below are not necessarily indicative of financial results to be achieved in future periods.

Prospective investors should read these summary condensed financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

	As of June 30,		As of December 31
	2014	2013	2014
			(Unaudited)
Summary Consolidated Balance Sheet Data:
Cash	$19,732,770	$5,792,625	$8,054,527
Accounts receivable, net	$5,181,394	$3,962,884	$11,036,545
Total current assets	$26,752,661	$14,261,287	$20,745,112
Total assets	$69,555,330	$57,079,453	$67,865,044
Total current liabilities	$13,616,232	$13,381,677	$16,817,611
Total liabilities	$31,908,728	$30,219,134	$26,010,173
Total shareholder's equity	$37,646,602	$26,860,319	$41,854,871

	For the Years Ended June 30,		For the Six Months Ended December 31,
	2014	2013	2014	2013
			(Unaudited)	(Unaudited)
Summary Consolidated Statements of Comprehensive Income Data:
Revenues
Bricks	$14,956,906	$13,955,354	$8,075,328	$6,929,756
Concrete	29,499,530	28,525,265	15,125,456	14,896,723
Total revenues	44,456,436	42,480,619	23,200,784	21,826,479
Cost of revenues
Bricks	5,773,533	5,997,073	3,188,208	2,687,323
Concrete	21,729,928	20,786,582	11,731,023	10,919,745
Total cost of revenues	27,503,461	26,783,655	14,919,231	13,607,068
Gross profit	16,952,975	15,696,964	8,281,553	8,219,411
Operating expenses:
Selling	930,470	869,295	365,763	443,713
General and administrative	806,037	711,954	1,599,667	578,795
Total operating expenses	1,736,507	1,581,249	1,965,430	1,022,508
Income from operations	15,216,468	14,115,715	6,316,123	7,196,903
Other expenses	(1,265,147)	(1,159,478)	(708,203)	(642,689)
Income before income tax	13,951,321	12,956,237	5,607,920	6,554,214
Provision for income tax	3,259,147	2,906,742	1,448,796	1,725,271
Net income	10,692,174	10,049,495	4,159,124	4,828,943
Other comprehensive income
Foreign currency translation adjustment	94,109	661,344	49,145	340,934
Comprehensive income	$10,786,283	$10,710,839	$4,208,269	$5,169,877
Earnings per share
Basic and diluted (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015)	$1.34	$1.26	$0.52	$0.60

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RISK FACTORS

Investing in our ordinary shares involves a high degree of risk. You should consider and read carefully all of the risks and uncertainties described below, as well as other information included in this prospectus, including our consolidated financial statements and related notes appearing at the end of this prospectus, before making an investment decision.  Any of the following risks could have a material and adverse effect on our business, financial condition and results of operations. In any such case, the market price of our ordinary shares could decline, and you may lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks we face as described below and elsewhere in this prospectus.

Risks Related to Our Business and Our Industry

Our current operations are geographically limited to the city of Pingdingshan.

Because we operate and sell all of our products in and around Pingdingshan, our future growth opportunities depend on the growth and stability of the economy in the city.  A downturn in the local economy or the implementation of local policies unfavorable to real estate development may cause a decrease in the demand for our bricks and concrete, which could have a negative impact on our profitability and business.

Our income will decrease if the construction and building material industries in Pingdingshan experience a downturn, or if such industries do not realize an increase in demand at the pace we expect.

Our fly-ash brick and concrete products serve as key components in construction and building projects for a wide range of industries and private and public sector projects in Pingdingshan.  Therefore, we are subject to the general changes in economic conditions affecting many segments of the local as well as the overall Chinese economy.  Demands for bricks and concrete are typically affected by a number of factors, including, but not limited to:

●	the level of residential and commercial construction in and around Pingdingshan, including reductions in the demand for new residential housing construction below current or historical levels;

●	the availability of state funds for public or infrastructure construction;

●	the changes in mix of our customers and business, which result in periodic variations in the margins of jobs performed during any particular quarter; and

●	the budgetary spending patterns of customers.

Many of these factors are beyond our control.  If there is a decline in construction activity in Pingdingshan or a rise in the costs of doing business in China, demand for our products may decline which in turn could have material adverse effects on our business, financial condition, results of operations and cash flows. Moreover, our operating results in any particular quarter may not be indicative of the results that you can expect for any other quarter or for the entire year.

Our operating results may vary significantly from one reporting period to another and may be adversely affected by the seasonal and cyclical nature of the markets we serve.

The construction materials business is seasonal.  In particular, our first quarter sales and results of operations are usually lower than other quarters due to the general slowdown in business activities in China during the Chinese New Year period.  In addition, demand for our products during the winter months is typically lower than in other months because of inclement winter weather.  Sustained periods of inclement weather or permitting delays could postpone or delay projects, and consequently, could adversely affect our business, financial condition, results of operations and cash flows.  The relative demand for our products is a function of the highly cyclical construction industry.   As a result, our revenues may be adversely affected by declines in the construction industry generally and in Pingdingshan.

6

Competition in Pingdingshan’s building and construction materials industry could adversely affect our results of operations.

We are the market leader in Pingdingshan’s building and construction materials industry with respect to bricks and concrete, and we believe there are currently only two brick manufacturers and two concrete manufacturers that have the capabilities to effectively compete against us. If any one of them can operate at lower costs than us, or can access financial resources to be able to accept lower margins than us, then it will have a competitive advantage over us. Although we believe our products are superior to those from the four companies that we deem competitors as well as any other bricks and concrete producers in Pingdingshan, there is no assurance that existing or new competitors may not overtake our current market position by reason of events and factors beyond our control.

Our growth strategy is capital intensive; without additional capital on favorable terms we may not accomplish our strategic plan.

Our growth strategy is premised upon investing and upgrading our existing operations as well constructing new plants to increase capacity and product offerings, all of which will require significant amount of capital.  Although we have met our capital needs historically through our operations, bank loans and loans from some of the shareholders of our consolidated affiliated entities, there can be no assurance that we will be able to do so in the future, despite our current level of revenue and net income, and our track record of performance.  Our inability to raise sufficient capital or inability to raise capital on acceptable terms to fund our strategy would negatively impact our projected revenues and our projected growth.

Our overall profitability is sensitive to price changes of our raw materials.

Our products are price-sensitive to raw material costs, which, for example, account for approximately 78% of our production cost for bricks, and approximately 95% for concrete, in fiscal 2014.  Raw material prices are subject to changes in response to relatively minor fluctuations in supply and demand (such as the shortage brought on the national energy conservation policy at the beginning of 2013), general economic conditions and market conditions, all of which are beyond our control.  While we were able to pass along increased raw material costs to our brick customers in fiscal 2013 and 2014, we were unable to do so entirely to our concrete customers, and there is no assurance that we can continue to do so in the future. If we are unable to pass along any increase in raw material costs to our customers, our profitability could be materially and adversely affected.

We depend on third parties for supplies essential to operate our business.

We rely on third parties to provide us with supplies, including cement and other raw materials, necessary for our operations.  We cannot assure you that our favorable working relationships with our current suppliers will continue in the future.  Because many of them are the largest suppliers in Pingdingshan, we may have difficulty replacing any of them with another local supplier that can match their quantity and quality of raw materials or their pricing. Additionally, there have historically been periods of supply shortages in the construction industry, particularly in a strong economy.  The adoption of new government policies such as the national energy conservation policy at the beginning of 2013 has also led to both supply shortage and price increase for some raw materials such as quicklime, which we believe will continue while the policy is in effect. One of our suppliers has requested that we use a third-party manufacturer that is affiliated with the supplier to make our bricks, which we have agreed to in order to ensure that we can access sufficient raw materials in light of the likelihood of ongoing shortage.

If any of our suppliers stop doing business with us for any reason such that we are unable to source sufficient raw materials for our needs, or if our suppliers experience disruptions to their business, such as labor disputes, supply shortages or distribution problems, our business, financial condition, results of operations and cash flows could be materially and adversely affected.

7

We depend on third parties to produce some of our products.

We use third-party manufacturers generally when orders exceed our production capacities. Such was the case for concrete in fiscal 2014 and 2013, and for the six months ended December 31, 2014. Such third-party manufacturers produce bricks and concrete with their employees and equipment using our pre-formulated raw material blends and under our supervision, and allow us to stage the finished products (in the case of bricks) onsite until our customers take delivery.  In return, we pay them a fee for every cubic meter of finished product.

We currently have one manufacturer for bricks and one for concrete, and believe that our relationships with them are good. In addition, we believe that we currently have more bargaining power over them in that the brick manufacturer lacks a sales department to develop business in the local market, while we are one of the concrete manufacturer’s principal customers. As such, their fees have not materially affected our cost of revenue and resulting gross profit. There can be no assurance, however, that we will be able to maintain our arrangements with these manufacturers indefinitely. While there are other local manufacturers, we may need to expend considerable time to determine if a replacement candidate can produce at the capacity and quality to suit our purpose. Our inability to timely replace a manufacturer could materially disrupt our operations. Furthermore, there is no assurance that a replacement manufacturer will accept fee comparable to what we are currently paying. Higher fee will increase our cost of revenue and negatively impact our gross profit.

Our operations are subject to various hazards that may cause personal injury or property damage and increase our operating costs, and which may exceed the coverage of our insurance.

There are inherent risks to our operations.  For example, operating mixer trucks, particularly when loaded, exposes our drivers and others to traffic hazards.  Our drivers are subject to the usual hazards associated with providing services on construction sites, while our plant personnel are subject to the hazards associated with moving and storing large quantities of heavy raw materials and finished products.  Operating hazards can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage.  Although we conduct training programs designed to reduce these risks, we cannot eliminate these risks.  We maintain vehicle and commercial insurance to cover property damages and personal injuries resulting from traffic accidents, and rely on state mandated social insurance for work-related injuries of our employees.  However, any claim that exceeds the scope of our insurance coverage, if successful and of sufficient magnitude, could result in the incurrence of substantial costs and the diversion of resources, which could have a material adverse effect on us. In addition, we do not have any business liability, disruption, litigation or property insurance coverage for our operations. Any uninsured occurrence of loss or damage to property, or litigation or business disruption may also materially and adversely affect our ability to operate.

We may incur material costs and losses as a result of claims our products do not meet regulatory requirements or contractual specifications.

Our operations involve providing products that must meet building code or other regulatory requirements and contractual specifications for durability, stress-level capacity, weight-bearing capacity and other characteristics.  If we fail or are unable to provide products meeting these requirements and specifications, we may face economic penalties, including price adjustments, rejection of deliveries and/or termination of contracts, and our reputation could be damaged.  In the past, we have not had any claims of this kind asserted against us, although no assurance can be given that no such claim will be made in the future.  If a significant product-related claim or claims are made and resolved against us in the future, such resolution may have a material adverse effect on our business, financial condition, results of operations and cash flows.

Our operations may incur substantial liabilities to comply with environmental laws and regulations.

Our concrete and fly-ash brick manufacturing operations are subject to laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection.  Our failure to have complied with the applicable laws may result in the assessment of administrative, civil and criminal penalties, the incurrence of investigatory or remedial obligations and the imposition of injunctive relief. Resolution of these matters may require considerable management time and expense.  In addition, changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly manufacturing, storage, transport, disposal or cleanup requirements could require us to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on our industry in general and on our own results of operations, competitive position or financial condition.

The loss of services of the senior management and key personnel of our consolidated affiliated entities could severely disrupt our business and growth or if such persons compete against us.

Our future success is significantly dependent upon the continued service of the senior management and key technical personnel of our consolidated affiliated entities.  In particular, we rely heavily on our founder, Yulong Zhu, to continue to manage our business, operations and sales and marketing activities as well as to maintain personal and direct relationships with many of our major customers.  While the departure of Mr. Zhu is unlikely while he remains the beneficial owner of 100% of the equity interests of our consolidated affiliated entities, he may choose to reduce his level of involvement, or not to take part at all, especially if a conflict of interest or other disagreement arises between him and us. See “—Risks Related to Our Corporate Structure—The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business.” In addition, Mr. Zhu may act, or cause our consolidated affiliated entities and/or their shareholders to act, detrimentally against, our interests. See “—Risks Related to Our Corporate Structure—Shareholders of our consolidated affiliated entities may breach, or cause our consolidated affiliated entities to breach, or refuse to renew, the existing contractual arrangements we have with them and our consolidated affiliated entities.  Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and financial condition.”

The loss of Mr. Zhu’s services or those of any other members of the senior management or key personnel of our consolidated affiliated entities may materially and adversely affect our business and operations.  For instance, it could jeopardize our relationships with customers and result in the loss of customer engagements.  If we lose the service of any such senior management member or key personnel, we may not be able to locate and obtain the service of qualified replacements, and may incur additional expenses to recruit and train new personnel, which could severely disrupt our business and growth.  In addition, if any of such senior management or key technical personnel joins a competitor or forms a competing company, we may lose customers, know-how, key professionals and employees.

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If we are not able to complete our acquisition of the land use rights underlying our facilities, we may have to incur substantial costs in order to enforce our rights or lose access to the land and thus our facilities.

While we have paid in full to the relevant villagers committees for the land use rights to the lands underlying the facilities of Yulong Bricks and Yulong Concrete pursuant to written agreements such committees, the transfer registration for such rights has not been completed as of the date of this prospectus. In addition, we have made only partial payment for the land use right to the land underlying the facilities of Yulong Renewable which we are constructing, pursuant to a written agreement with the holder of such right. If we cannot, for any reason, complete the transfer registration for the land used by Yulong Bricks or Yulong Concrete, or cannot complete our purchase of the land used by Yulong Renewable, we would need to rely on our written agreements with the holders of the underlying land use rights to exercise our rights. If any such holder decides to breach its agreement with us, we may have to pay additional money to such holder to ensure continuing access to our facilities and avoid any disruption to operations, which would in turn increase our production costs and thereby reduce our profitability. There can be no assurance, however, that such breach can be resolved on terms acceptable to us. Any efforts to enforce our rights in a court in China can be protracted and involve substantial costs, and there can be no assurance that the outcome would be favorable to us. See “–Risks Related to Doing Business in China–Uncertainties with respect to the PRC legal system could adversely affect us.”

If, as a result of any of the foregoing, we can no longer access our facilities, all or substantially all of our investments in them could be lost, and we would not be able to continue operations.

Severe weather can reduce construction activity and lead to a decrease in demand for our products.

Our operations and the demand for our products are affected by weather conditions in Pingdingshan. Sustained adverse weather conditions such as rain, extreme cold or snow could disrupt or curtail outdoor construction activity which in turn could reduce demand and the quality of our products and have a material adverse effect on our operations, financial performance or prospects.

The ongoing and projected slowdown in our collection of accounts receivable may materially and negatively impact our future operating cash flow and revenue.

Since the quarter ended September 30, 2014, our collection of accounts receivable has slowed, and we believe that this may continue for the next two to three fiscal quarters until bank lending to small- and medium-size enterprises ease and/or other lending options become more readily available to our customers. As a result, the slowdown may negatively impact our future operating cash flow. In addition to monitoring our accounts receivable collection process very closely, we are also requiring many of our customers to pay off their balances before making additional sales to them. Doing so, however, may force some of these customers to buy from our competitors and to stop doing business with us in the future. Should a sufficient number of our customers stop doing business with us and to the extent we are unable to attract new business to replace any such lost customers, our future revenue would be materially and negatively impacted.

Our operations may be adversely affected if the funding sources on which we are relying to support our operations for the next 12 months do not materialize.

As of December 31, 2014, we had cash and cash equivalent approximately $8.1 million, but will require approximately $15.7 million within the next 12 months. As a result, we will need to obtain funds through other resources in addition to our current working capital to support routine operations for the next 12 months. We believe that our working capital should improve significantly once Yulong Renewable commences formal operations as expected in April 2015, which improvement should address our cash needs. In addition, our founder has agreed to fund us on an as needed basis to meet our obligations, as he has done in the past, although there is no assurance that he will have the ability to do so if and when our need arises. If our founder is unable to fund us as needed, despite his commitment to do so, we can seek new, or refinance existing, bank financing. The availability of such financing on terms acceptable to us, however, is also uncertain. As such, if we are unable to obtain funds as needed and/or our working capital does not improve as anticipated, we may be forced to curtail operations from current levels or shut down operations in their entirety.

If our exclusive right to collect and process construction waste is terminated or expires, we may have difficulty sourcing the discarded bricks and concrete in quantities that we may need for our new facilities or on terms acceptable to us.

Through Yulong Renewable, we plan to process construction waste consisting of discarded bricks and concrete at our new recycling plant, which is not yet operational. We then plan to transform them into various types of recycled bricks at our new brick plant, which is undergoing trial operations.  We have a 20-year exclusive right to collect and process construction waste within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations) pursuant to our agreement and license with municipal agencies.  Such right, however, may be terminated if, for example, we were to breach our obligations and fail to correct such breach within a specified time period, or if we were to fail to expand our operations as needed to meet the city’s requirements. Should our right terminate, or expire without being renewed, we may not be able to source discarded bricks and concrete in quantities that we may require for Yulong Renewable’s anticipated operations and/or on terms that are acceptable to us. Should that happen, we would be unable to carry out our business plans, which in turn could negatively impact our projected revenues and growth.

Risks Related to Our Corporate Structure

If the Chinese government determines that the contractual arrangements through which we control our consolidated affiliated entities do not comply with applicable regulations, our business could be adversely affected.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements with the Yulong Group companies and their shareholders. Although we have been advised by our PRC counsel that based on their understanding of the current PRC laws, rules and regulations, the contractual arrangements, as well our ability to enforce our rights thereunder, comply with all applicable PRC laws, rules and regulations, and do not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the PRC regulatory authorities will not determine that our corporate structure and contractual arrangements violate PRC laws, rules or regulations. If the PRC regulatory authorities determine that our contractual arrangements are in violation of applicable PRC laws, rules or regulations, they will become invalid or unenforceable. In addition, new PRC laws, rules and regulations may be introduced from time to time to impose additional requirements that may be applicable to our contractual arrangements.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

9

If we or Yulong Group are determined to be in violation of any existing or future PRC laws, rules or regulations or fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

·	revoking the business and operating licenses of Yulong Group and/or voiding the contractual arrangements;

·	discontinuing or restricting the operations of Yulong Group;

·	imposing conditions or requirements with which we or Yulong Group may not be able to comply;

·	requiring us to restructure the relevant ownership structure or operations;

·	restricting or prohibiting our use of the proceeds from our initial public offering to finance our business and operations in China; or

·	imposing fines or other forms of economic penalties.

As we do not have direct ownership of Yulong Group, the imposition of any of these penalties may have a material adverse effect on our financial condition, results of operations and prospects.

Our contractual arrangements with our consolidated affiliated entities may not be as effective in providing operational control as direct ownership.

We have relied and expect to continue to rely on contractual arrangements with Yulong Group companies and their shareholders to operate our business.  For a description of these contractual arrangements, see “Our Corporate History and Structure—Contractual Arrangements.”  These contractual arrangements may not be as effective in providing us with control over these affiliated entities as direct ownership.  If we had direct ownership of these entities, we would be able to exercise our rights as a shareholder to effect changes in the board of directors, which in turn could effect changes, subject to any applicable fiduciary obligations, at the management level.  However, under the current contractual arrangements, we rely on the performance by these entities and their shareholders of their contractual obligations to exercise control over our consolidated affiliated entities.  Therefore, our contractual arrangements with our consolidated affiliated entities may not be as effective in ensuring our control over our China operations as direct ownership would be.

Shareholders of our consolidated affiliated entities may breach, or cause our consolidated affiliated entities to breach, or refuse to renew, the existing contractual arrangements we have with them and our consolidated affiliated entities.  Any failure by our consolidated affiliated entities or their shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business and financial condition.

Our founder Yulong Zhu beneficially owns 100% of the equity interests in each of our consolidated affiliated entities, including through the Silent Shareholders Investment Agreement with their other shareholders. Under such agreement, these other shareholders disclaim all of the rights and obligations associated with their equity interests, which rights and obligations are borne solely by Mr. Zhu. As such, Mr. Zhu may breach, or cause our consolidated affiliated entities and/or the other shareholders to breach, or refuse to renew, the existing contractual arrangements we have with them and our consolidated affiliated entities.  If our consolidated affiliated entities or their shareholders fail to perform their obligations under the contractual arrangements, we may have to incur substantial costs and expend resources to enforce our rights under the contracts.  We may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief and claiming damages, which may not be effective.  For example, if Mr. Zhu or the other shareholders of a Yulong Group company (at Mr. Zhu’s direction) were to refuse to transfer their equity interests in in such company to us or our designee when we exercise the call option pursuant to these contractual arrangements, if they transfer the equity interests to other persons against our interests, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations. Immediately after this offering, Mr. Zhu will own approximately 41.03% of our issued and outstanding ordinary shares (assuming that the RMB equivalent of $9,892,692 in certain related party indebtedness are converted into 1,465,584 ordinary shares at a conversion price of $6.75, which is the midpoint of the range set forth on the cover page of this prospectus). There can be no assurance, however, that such holding will effectively deter Mr. Zhu from causing a breach of the contractual arrangements.

All of these contractual arrangements are governed by PRC law and provide for the resolution of disputes through arbitration in the PRC.  Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures.  The legal system in the PRC is not as developed as in other jurisdictions, such as the United States.  As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements.  Under PRC law, rulings by arbitrators are final, parties cannot appeal the arbitration results in courts, and the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would incur additional expenses and delay.  In the event we are unable to enforce these contractual arrangements, we may not be able to exert effective control over our consolidated affiliated entities, and our ability to conduct our business may be negatively affected.

Contractual arrangements our Chinese subsidiary has entered into with our consolidated affiliated entities may be subject to scrutiny by the PRC tax authorities and a finding that we or our consolidated affiliated entities owe additional taxes could substantially reduce our consolidated net income and the value of your investment.

Under PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities within ten years after the taxable year when the transactions are conducted.  We could face material and adverse tax consequences if the PRC tax authorities determine that the contractual arrangements among Yulong WFOE, our consolidated affiliated entities and the shareholders of our consolidated affiliated entities do not represent arm’s-length prices and consequently adjust Yulong WFOE’s or our consolidated affiliated entities’ income in the form of a transfer pricing adjustment.  A transfer pricing adjustment could, among other things, result in a reduction, for PRC tax purposes, of expense deductions recorded by our consolidated affiliated entities, which could in turn increase their tax liabilities.  In addition, the PRC tax authorities may impose late payment fees and other penalties on Yulong WFOE or our consolidated affiliated entities for any unpaid taxes.  Our consolidated net income may be materially and adversely affected if Yulong WFOE or our consolidated affiliated entities’ tax liabilities increase or if they are subject to late payment fees or other penalties.

10

The shareholders of our consolidated affiliated entities may have potential conflicts of interest with us, which may materially and adversely affect our business.

The shareholders of our consolidated affiliated entities include Yulong Zhu, our director and chief executive officer.  Mr. Zhu is also a beneficial owner of our company and a PRC citizen.  He directly holds 54% of the equity interests in Yulong Bricks, and 68% in Yulong Renewable, but through the Silent Shareholders Investment Agreement, he controls 100% of the equity interests in each of our consolidated affiliated entities.  See “Business—Our Corporate History and Structure—Contractual Arrangements.”  Conflicts of interest may arise between his roles as director, officer and/or beneficial owner of our holding company and as a shareholder of our consolidated affiliated entities.  We cannot assure you that when conflicts of interest arise, any or all of these equity holders will act in the best interests of our company or such conflicts will be resolved in our favor.  Currently, we do not have any arrangements to address potential conflicts of interest between such equity holder and our company.  We rely on Mr. Zhu to comply with the laws of China, which protect contracts, provide that directors and executive officers owe a duty of loyalty and a duty of diligence to our company and require them to avoid conflicts of interest and not to take advantage of their positions for personal gains.  We also rely on the laws of Cayman Islands, which provide that directors owe a duty of care and a duty of loyalty to our company.  If we cannot resolve any conflict of interest or dispute between us and the shareholders of our consolidated affiliated entities, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have.  Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.

We are a holding company, and we may rely on dividends and other distributions on equity to be paid by our wholly-owned PRC subsidiary, Yulong WFOE, for our cash and financing requirements, including the funds necessary to pay dividends and other cash distributions to our shareholders and service any debt we may incur.  If Yulong WFOE incurs debt on its own behalf in the future, the instruments governing the debt may restrict its ability to pay dividends or make other distributions to us. We may also sell our ordinary shares, as this offering, or request our founder Yulong Zhu to advance funds on our behalf to meet our cash and financial requirements, although there can be no assurance that we will be able to do so.

Under PRC laws and regulations, each of Yulong WFOE and our consolidated affiliated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Yulong WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Each of our consolidated affiliated entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE.  As of June 30, 2014 and 2013, and as of December 31, 2014, Yulong WFOE and our consolidated affiliated entities had collectively appropriated $3,771,665, $3,073,651 and $3,921,951 of retained earnings for their statutory reserves, respectively.

Any limitation on the ability of our consolidated affiliated entities to make payments to Yulong WFOE under the contractual arrangements, or the ability of Yulong WFOE to pay dividends or make other distributions to us, could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends, or otherwise fund and conduct our business.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and consolidated affiliated entities or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.

We are an offshore holding company conducting our operations in China through our PRC subsidiary and consolidated affiliated entities.  We may make loans to our PRC subsidiary and consolidated affiliated entities, or we may make additional capital contributions to our PRC subsidiary.

Any loans by us to our PRC subsidiary, which is treated as a foreign-invested enterprise under PRC law, are subject to PRC regulations and foreign exchange loan registrations.  For example, loans by us to Yulong WFOE to finance its activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE.  The current amounts of approved total investment and registered capital of Yulong WFOE are approximately $140,000 and $100,000, respectively, which means Yulong WFOE cannot currently obtain loans in excess of $40,000 from our entities outside of China. We may also decide to finance Yulong WFOE by means of capital contributions.  These capital contributions must be approved by the PRC Ministry of Commerce or its local counterpart.  With respect to the proceeds we expect to receive from this offering, we will consult with our PRC counsel on whether using them as capital contribution or as loans to Yulong WFOE would be more appropriate for us. Thus, if our PRC counsel advises us to use the proceeds as loans, Yulong WFOE would, immediately after the completion of this offering, apply with the PRC Ministry of Commerce or its local counterpart to raise its registered capital and total investment amounts by at least the net amount of the proceeds, and register the loan with the local SAFE. Once approved and registered, we would be able to loan Yulong WFOE the proceeds and deposit them directly into its foreign currency account. In addition, we will most likely finance the activities of our consolidated affiliated entities with the proceeds from this offering as loans in RMB from Yulong WFOE to our consolidated affiliated entities, as we have been advised by our PRC counsel that no governmental registration or approval is currently required to make such loans.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular 142, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into RMB by restricting how the converted RMB may be used. SAFE Circular 142 provides that the RMB capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC.  In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company.  The use of such RMB capital may not be altered without SAFE approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties.  Furthermore, SAFE promulgated a circular on November 19, 2010, or Circular No. 59, which tightens the examination on the authenticity of settlement of net proceeds from an offering and requires that the settlement of net proceeds shall be in accordance with the description in its prospectus.

11

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, including SAFE Circular 142, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or with respect to future capital contributions by us to our PRC subsidiary.  If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our ability to timely complete the recycling plant and brick plant for Yulong Renewable, and to expand our business.

If our PRC subsidiary or consolidated affiliated entities become the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy all of their assets, which could reduce the size of our operations and materially and adversely affect our business, ability to generate revenues and the market price of our ordinary shares.

As part of the contractual arrangements with Yulong Group companies and their shareholders, Yulong Group companies hold operating permits and licenses and all of the assets that are important to the operation of our business.  We expect to continue to be dependent on Yulong Group companies to operate our business in China.  If our consolidated affiliated entities go bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which would materially and adversely affect our business, financial condition and results of operations.  If our consolidated affiliated entities undergo a voluntary or involuntary liquidation proceeding, their equity holders or unrelated third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which would materially and adversely affect our business, our ability to generate revenues and the market price of our ordinary shares. As an investor in our ordinary shares, you would not have rights with respect to the assets of our consolidated affiliated entities.

We may not be able to obtain certain treaty benefits on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.

Under the Enterprise Income Tax Law, dividends generated from retained earnings after January 1, 2008 from a PRC company to a foreign parent company are subject to a withholding tax rate of 10% unless the foreign parent’s jurisdiction of incorporation has a tax treaty with China that provides for a preferential withholding arrangement.  Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income, or the Hong Kong Tax Treaty, which became effective on December 8, 2006, as amended, a company incorporated in Hong Kong, such as Yulong HK, will be subject to withholding income tax at a rate of 5% on dividends it receives from its PRC subsidiary if it holds a 25% or more interest in that particular PRC subsidiary, or 10% if it holds less than a 25% interest in that subsidiary.  On October 27, 2009, the SAT promulgated a tax notice or Circular 601, which provides that tax treaty benefits will be denied to “conduit” or shell companies without business substance, and a beneficial ownership analysis will be used based on a “substance-over-the-form” principle to determine whether or not to grant tax treaty benefits.  On June 29, 2012, the SAT further issued the Announcement of the State Administration of Taxation regarding Recognition of “Beneficial Owner” under Tax Treaties, or Announcement 30, which provides that a comprehensive analysis should be made when determining the beneficial owner status based on various factors that are supported by various types of documents including the articles of association, financial statements, records of cash movements, board meeting minutes, board resolutions, staffing and materials, relevant expenditures, functions and risk assumption as well as relevant contracts, patent and copyright certificates and other information.  As a result, although our PRC subsidiary Yulong WFOE is wholly owned by Yulong HK, we cannot assure you that we would be entitled to the tax treaty benefits and enjoy the favorable 5% rate applicable under the Hong Kong Tax Treaty on dividends payable by Yulong WFOE.  If Yulong HK cannot be recognized as the beneficial owner of the dividends to be paid by our PRC subsidiary to us, such dividends will be subject to a normal withholding tax of 10% as provided by the Enterprise Income Tax Law.

If our consolidated affiliated entities were to incur net losses, Yulong WFOE’s inability to absorb such losses and to remit funds equal to such losses to them could result in our inability to continue as a going concern and Yulong WFOE’s breach of its contractual obligations, in which case you could lose your entire investment.

Pursuant to the contractual arrangements through which we control Yulong Group, Yulong WFOE is obligated to absorb the net losses of, and, upon request, to remit funds equal to such losses to, our consolidated affiliated entities. However, because we rely entirely upon Yulong Group for our revenues, Yulong WFOE’s inability to absorb such net losses could result in our management’s determination that there is substantial doubt as to our ability to continue as a going concern. Should that happen, our ability to continue as a going concern would depend, in large part, on our ability to obtain additional financing or replace Yulong Group with other operating entity or entities, neither of which prospects would be certain. Additionally, because Yulong WFOE currently does not maintain any funds to make payments to our consolidated affiliated entities, such inability could result in a breach by Yulong WFOE of its obligations under the contractual arrangements, which in turn could be the basis upon which our consolidated affiliated entities may seek to terminate the contractual arrangements. If we were unable to continue as a going concern, or if our consolidated affiliated entities were to succeed in terminating the contractual arrangements due to a breach by Yulong WFOE of its obligations, your entire investment could become worthless.

If Yulong WFOE were to transfer its exclusive option to acquire the equity interests of our consolidated affiliated entities to a third party, we may potentially lose control over such entities.

Under the option agreements between Yulong WFOE and each of the Yulong Group shareholders, Yulong WFOE has exclusive option to purchase all or part of such shareholders’ equity interests in Yulong Group, which option Yulong WFOE may freely transfer to any third party. While we believe that Yulong WFOE would not act against its own interest by transferring such option to a third party unless, after exercise of such option, Yulong WFOE can continue to have the same control over Yulong Group that it has prior to exercise, we cannot guarantee that Yulong WFOE will act accordingly.

If Yulong WFOE were to transfer the option to a third party without taking steps to ensure its continuing ability to control Yulong Group post-exercise of such option, we could potentially lose control over them. As we rely entirely on Yulong Group for our revenue as well as to fund our cash and other financing needs, such loss would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment.

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Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.

All of the assets and operations of our consolidated affiliated entities are located in China.  Accordingly, our business, financial condition, results of operations and prospects may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole.

The Chinese economy differs from the economies of most developed countries in many respects, including the level of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources.  Although the Chinese government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets, and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the Chinese government.  In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies.  The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy.  The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us.  For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations.  In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth.  These measures may cause decreased economic activity in China, which may adversely affect our business and operating results.

Uncertainties with respect to the PRC legal system could adversely affect us.

We conduct our business primarily through our PRC subsidiary and consolidated affiliated entities in China.  Our operations in China are governed by PRC laws and regulations.  Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us.  In 1979, the PRC government began to promulgate a comprehensive system of laws and regulations governing economic matters in general.  The overall effect of legislation over the past several decades has significantly enhanced the protections afforded to various forms of foreign investments in China.  However, China has not developed a fully integrated legal system, and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China.  In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties.  Since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy.  Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all, which may have a retroactive effect.  As a result, we may not be aware of our violation of these policies and rules until some time after the violation.  In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

Fluctuations in exchange rates may have a material adverse effect on your investment.

All of our revenues and costs are denominated in RMB.  The conversion of RMB into foreign currencies, including $, is based on rates set by the People’s Bank of China.  The PRC government allowed the RMB to appreciate by more than 20% against the $ between July 2005 and July 2008.  Between July 2008 and June 2010, this appreciation was halted and the exchange rate between the RMB and the $ remained within a narrow band.  As a consequence, the RMB fluctuated significantly during that period against other freely traded currencies, in tandem with the $.  Since June 2010, the PRC government has again allowed the RMB to appreciate slowly against the $.  It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the RMB and the $ in the future.

There remains significant international pressure on the Chinese government to substantially liberalize its currency policy, which could result in further appreciation in the value of the RMB against the $.  To the extent that we need to convert $ into RMB for capital expenditures and working capital and other business purposes, appreciation of the RMB against the $ would have an adverse effect on the RMB amount we would receive from the conversion.  Conversely, if we decide to convert RMB into $ for the purpose of making payments for dividends on our ordinary shares, strategic acquisitions or investments or other business purposes, appreciation of the $ against the RMB would have a negative effect on the $ amount available to us.

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Very limited hedging options are available in China to reduce our exposure to exchange rate fluctuations.  To date, we have not entered into any hedging transactions in an effort to reduce our exposure to foreign currency exchange risk.  While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to adequately hedge our exposure or at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currency.  As a result, fluctuations in exchange rates may have a material adverse effect on your investment.

Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China.  We receive all of our revenues in RMB.  Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and trade and service-related foreign exchange transactions, can be made in foreign currencies without prior SAFE approval by complying with certain procedural requirements.  Therefore, Yulong WFOE is able to pay dividends in foreign currencies to us without prior approval from SAFE.  However, approval from or registration with appropriate government authorities may be required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies.  The PRC government may also at its discretion restrict access to foreign currencies for current account transactions in the future.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our foreign currency demands, we may not be able to pay dividends in foreign currencies to our shareholders, including holders of our ordinary shares.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.

On August 8, 2006, six PRC regulatory agencies, including the CSRC, promulgated the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, which became effective on September 8, 2006 and was amended on June 22, 2009.  These regulations, among other things, require offshore special purpose vehicles, or SPVs, formed for the purpose of an overseas listing through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain CSRC approval prior to listing their securities on an overseas stock exchange.  The application of these regulations remains unclear.  Our PRC counsel, Allbright Law Offices, has advised us that, based on their understanding of the current PRC laws, rules and regulations, we are not required to submit an application to the CSRC for its approval of the listing and trading of our ordinary shares on the NASDAQ Capital Market on the grounds that:

●	Yulong WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are our beneficial owners; and

●	no provision in the M& A Rules clearly classifies contractual arrangements as a type of transaction subject to the regulation.

However, because there has been no official interpretation or clarification of the M&A Rules since their adoption, there is uncertainty as to how these regulations will be interpreted or implemented.  If it is determined that the CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek the CSRC approval for this offering.  These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation of the proceeds from this offering into the PRC, restrictions on or prohibition of the payments or remittance of dividends by our China subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.  The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the ordinary shares that we are offering.  Consequently, if you engage in market trading or other activities in anticipation of and prior to the settlement and delivery of the shares we are offering, you would be doing so at the risk that the settlement and delivery may not occur.

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Certain regulations in the PRC may make it more difficult for us to pursue growth through acquisitions.

Among other things, the M&A Rules and certain regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex.  For example, the M&A Rules require that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings, issued by the State Council on August 3, 2008, are triggered. According to the Implementing Rules Concerning Security Review on the Mergers and Acquisitions by Foreign Investors of Domestic Enterprises issued by the Ministry of Commerce in August 2011, mergers and acquisitions by foreign investors involved in an industry related to national security are subject to strict review by the Ministry of Commerce.  These rules also prohibit any transactions attempting to bypass such security review, including by controlling entities through contractual arrangements.  We believe that our business is not in an industry related to national security.  However, we cannot preclude the possibility that the Ministry of Commerce or other government agencies may publish interpretations contrary to our understanding or broaden the scope of such security review in the future.  Although we have no current plans to make any acquisitions, we may elect to grow our business in the future in part by directly acquiring complementary businesses in China.  Complying with the requirements of these regulations to complete such transactions could be time-consuming, and any required approval processes, including obtaining approval from the Ministry of Commerce, may delay or inhibit our ability to complete such transactions.

PRC regulation relating to the establishment of offshore holding companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase their registered capital or distribute profits to us, or may otherwise adversely affect us.

On July 14, 2014, SAFE issued the SAFE Circular Relating to Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles, or SAFE Circular No. 37. SAFE Circular No. 37 repeals and replaces SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, generally known as SAFE Circular No. 75, which had been the governing rule for nearly a decade.

Under SAFE Circular No. 37, (a) a PRC citizen who holds a PRC identification card, military identification or armed police identification, and offshore individual who does not have legal PRC identification papers but habitually resides in the PRC for economic interests, who is referred to as a domestic resident individual in SAFE Circular No. 37, can form a special purpose vehicle, or SPV, before registration with the SAFE but shall not make any capital contribution before completing the initial foreign exchange registration; (b) when the domestic resident individual contributes the assets of, or his or her equity interests in, a domestic enterprise into a SPV, or engages in overseas financing after contributing assets or equity interests into the SPV, such domestic resident individual shall register his or her interest in the SPV and the change thereof with the local branch of SAFE; and (c) when the SPV undergoes a material event outside of China, such as change in share capital, merger or division, the domestic resident individual shall register such change with the local branch of SAFE in a timely manner.

Under SAFE Circular No. 37, failure to comply with the registration procedures above may result in penalties, including imposition of a fine of up to RMB 50,000 against a domestic resident individual. In addition, to the extent that any capital inflow or outflow resulted from such irregularities, SAFE may order rectification of such misconduct (including the return of such amount to China if there is a capital outflow) or impose a fine up to an amount equal to the amount of capital inflow or outflow. In the event of a capital outflow, criminal liability may be imposed if the related violation is severe.

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We cannot assure you that all of our shareholders or beneficial owners who are domestic resident individuals will at all times comply with, or in the future make or obtain any applicable registrations or approvals required by, SAFE Circular No. 37.  The failure or inability of such individuals to comply with the registration procedures set forth in the regulation may subject us to fines or legal sanctions, restrictions on our cross-border investment activities or our PRC subsidiary’s ability to distribute dividends to, or obtain foreign-exchange-dominated loans from, our company, or prevent us from making distributions or paying dividends.  As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

Because SAFE Circular No. 37 is still new and its interpretation and implementation lacking, it is unclear how the regulation, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant government authorities.  We cannot predict how any such regulation will affect our business operations or future strategy.

Our global income and the dividends that we may receive from our PRC subsidiary, dividends distributed to our non-PRC shareholders, and gains recognized by such shareholders, may be subject to PRC taxes under the Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with “de facto management bodies” within the PRC is considered a resident enterprise and will be subject to the enterprise income tax at the rate of 25% on its global income.  The implementation rules define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the manufacturing and business operations, personnel, accounting, properties, etc. of an enterprise.”  The SAT issued the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or SAT Circular 82, on April 22, 2009.  SAT Circular 82 provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore-incorporated enterprise is located in China.  Although SAT Circular 82 only applies to offshore enterprises controlled by PRC enterprises, not those controlled by PRC individuals, the determining criteria set forth in Circular 82 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals.  Although we do not believe that our legal entities organized outside of the PRC constitute PRC resident enterprises, it is possible that the PRC tax authorities could reach a different conclusion.  In such case, we may be considered a PRC resident enterprise and may therefore be subject to enterprise income tax at a rate of 25% on our global income.  If we are considered a PRC resident enterprise and earn income other than dividends from our PRC subsidiary, a 25% enterprise income tax on our global income could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Pursuant to the Enterprise Income Tax Law and its implementation rules, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in China to its foreign investors, which are non-PRC tax resident enterprises without an establishment in China, or whose income has no connection with their institutions and establishments inside China, are subject to withholding tax at a rate of 10%, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.  We are a Cayman Islands holding company and conduct all of our business through Yulong WFOE, 100% of which is owned by Yulong HK, our wholly-owned subsidiary located in Hong Kong Special Administrative Region.  The Cayman Islands currently does not have any tax treaty with China with respect to withholding tax.  As long as Yulong HK is considered a non-PRC resident enterprise and holds at least 25% of the equity interest of Yulong WFOE, dividends that it receives from Yulong WFOE may be subject to withholding tax at a rate of 10%.

As uncertainties remain regarding the interpretation and implementation of the Enterprise Income Tax Law and its implementation rules, we cannot assure you that if we are regarded as a PRC resident enterprise, any dividends to be distributed by us to our non-PRC shareholders would not be subject to any PRC withholding tax at a rate of up to 10%.  Similarly, any gain recognized by such non-PRC shareholders on the sale of shares may also be subject to PRC withholding tax.  If we are required under the Enterprise Income Tax Law to withhold PRC income tax on our dividends payable to our non-PRC enterprise shareholders, or on gain recognized by such non-PRC shareholders, such investors’ investment in our ordinary shares may be materially and adversely affected.

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Risk Factors Related to This Offering and Ownership of Our Ordinary Shares

There has been no prior market for our ordinary shares and the offering may not result in an active or liquid market for our ordinary shares, which could adversely affect the market price of our ordinary shares.

Prior to this offering, there has not been a public market for our ordinary shares.  We have applied to list our ordinary shares on the NASDAQ Capital Market.  However, no assurance can be given that our application will be approved. If the application is not approved, we will not complete this offering and our ordinary shares will not have any public market. In addition, an active public market may not develop or be sustained after the offering.  If an active market for our ordinary shares does not develop after the offering, the market price and liquidity of our ordinary shares may be adversely affected.

You may be subject to limitations on transfer of your ordinary shares.

Our board of directors has absolute discretion to refuse to register a transfer of any share to a person for any reason; provided, however, that if a transfer is refused, the board must provide a notice of such refusal to both the transferor and intended transferee. As such, your ability to transfer your ordinary shares may be restricted.

If securities or industry analysts do not publish research or reports about our business, or if they change their recommendations regarding our shares adversely, our share price and trading volume could decline.

The trading market for our ordinary shares will be influenced by the research and reports that industry or securities analysts publish about us or our business.  If one or more of the analysts who cover us downgrade our shares, our share price would likely decline.  If one or more of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.

Substantial future sales of our ordinary shares in the public market could cause our share price to fall.

Additional sales of our ordinary shares in the public market after this offering, or the perception that these sales could occur, could cause the market price of our ordinary shares to decline.  Upon the completion of this offering, we will have 11,715,584 ordinary shares outstanding (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015, and assuming that the RMB equivalent of $9,892,692 in related party indebtedness will convert into 1,465,584 ordinary shares at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus).  All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act.  The remaining shares outstanding after this offering will be eligible for sale at various times beginning 180 days after the date of this prospectus upon the expiration of lock-up agreements as described below and subject to the requirements of Rule 144 or Rule 701.

Our directors, executive officers and substantially all of our existing shareholders have agreed with limited exceptions that they will not sell any of our shares owned by them without the prior written consent of Axiom Capital Management, Inc., on behalf of the underwriters, for a period of time ranging from 90 days to 360 days from the date of this prospectus.  At any time and without public notice, Axiom Capital Management, Inc. may in its sole discretion release some or all of the securities from these lock-up agreements prior to the expiration of the lock-up period.  As resale restrictions end, the market price of our ordinary shares could decline if the holders of those shares sell them or are perceived by the market as intending to sell them.  In addition, after this offering, the holders of 1,160,000 of our ordinary shares (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015) will be entitled to contractual rights to cause us to register the sale of those shares under the Securities Act.  As of the date of this prospectus, 90,338 of these shares are subject to the 90-day lock-up period, and 979,775 of these shares are subject to the 180-day lock-up period.  Subject to such lock-up periods, registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration statement.

You may face difficulties in protecting your interests as a shareholder, as Cayman Islands law provides substantially less protection when compared to the laws of the United States.

Our corporate affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and by the Companies Law (Revised) and common law of the Cayman Islands.  The rights of shareholders to take legal action against our directors and us, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands.

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 The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, which has persuasive, but not binding, authority on a court in the Cayman Islands.  The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in the United States.  In particular, the Cayman Islands have a less developed body of securities laws as compared to the United States, and provide significantly less protection to investors.  In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action before the United States federal courts.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests through actions against us or our officers, directors or major shareholders than would shareholders of a corporation incorporated in a jurisdiction in the United States.

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a Cayman Islands company and all of the assets of our consolidated affiliated entities are located outside of the United States.  All such assets and our operations are conducted, and all of our revenue has been generated through sales, in China.  In addition, both Yulong Zhu, our chief executive officer and sole director, and Zan Wu, our chief financial officer, as well as all of our director nominees, are nationals and residents of China, and do not have any of their assets in the United States.  As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the United States federal securities laws or otherwise.  Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against the assets of our consolidated affiliated entities or the assets of Messrs. Zhu and Wu or any of our director nominees.  There is no statutory recognition in the Cayman Islands of judgments obtained in the United States, although the courts of the Cayman Islands will generally recognize and enforce a non-penal judgment of a foreign court of competent jurisdiction without retrial on the merits.  Moreover, the PRC does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts.  For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities” section in this prospectus.

Our management will have significant flexibility in using the net proceeds of this offering, and may not use the proceeds appropriately.

We intend to use a portion of the net proceeds from this offering for general corporate purposes, which may include funding our research and development activities, or acquiring or investing in products and technologies that we believe will complement our business.  Therefore, our management will have significant flexibility in applying a portion of the net proceeds we receive from this offering.  The net proceeds could be applied in ways that do not improve our operating results.  You will not have the opportunity, as part of your investment decision, to assess whether proceeds are being used appropriately.

Our articles of association contain anti-takeover provisions that could adversely affect the rights of our shareholders.

Our articles of association, as amended and restated from time to time, contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions, including, among other things:

●	provisions that authorize our board of directors, without action by our shareholders, to issue additional ordinary shares and preferred shares with preferential rights determined by the board;

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●	provisions that impose advance notice requirements, minimum shareholding periods and ownership thresholds, and other requirements and limitations on the ability of shareholders to propose matters for consideration at shareholder meetings; and

●	any director that simultaneously serves as our chief executive officer is not subject to retirement or re-election.

These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction.

We are a foreign private issuer within the meaning of the rules under the Exchange Act and as such we are exempt from certain provisions applicable to United States domestic public companies.

We are a foreign private issuer within the meaning of the rules under the Exchange Act.  As such, we are exempt from certain provisions applicable to U.S. domestic public companies.  For example:

●	we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

●	we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

●	for interim reporting, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

●	we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

●	we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

We currently intend to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K similar to U.S. domestic reporting companies and disclose the information required to be disclosed in those reports.  However, we may elect in the future to file annual reports on Form 20-F and reports on Form 6-K as a foreign private issuer, but in no event sooner than after reporting on the forms for U.S. domestic reporting companies for at least one fiscal year after this offering.  If we elected to file reports as a foreign private issuer, our shareholders may not have access to certain information they may deem important.

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We are an “emerging growth company,” and may elect to comply with reduced public company reporting requirements applicable to emerging growth companies, as well as a smaller reporting company, which could make our ordinary shares less attractive to investors.

In addition to being a foreign private issuer, we are also an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act enacted in April 2012, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.  We could be an “emerging growth company” for up to five years, or until the earliest of (1) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (2) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter and we have been publicly reporting for at least 12 months, or (3) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

Even if we no longer qualify for the exemptions for an emerging growth company, we may still be, in certain circumstances, subject to scaled disclosure requirements as a smaller reporting company.  For example, smaller reporting companies, like emerging growth companies, are not required to provide a compensation discussion and analysis under Item 402(b) of Regulation S-K or auditor attestation of internal controls over financial reporting.  We cannot predict if investors will find our ordinary shares less attractive if we choose to rely on these exemptions.  If some investors find our ordinary shares less attractive as a result of any choices to reduce future disclosure, there may be a less active trading market for our ordinary shares and our share price may be more volatile.

Being a public company will increase our costs, which could adversely affect our business.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company.  In addition, the Sarbanes-Oxley Act of 2002, as well as rules implemented by the SEC, requires certain corporate governance practices for public companies.  In addition to these rules, the NASDAQ Stock Market has certain corporate governance requirements for companies that are listed on the NASDAQ Capital Market.  Implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, may also cause us to incur additional costs and subject us to risks if we are unable to fully comply.

We expect these rules and regulations to increase our legal and financial compliance costs, and to make some operating and administrative activities more time consuming and costly, though we are not currently able to estimate these additional costs.  In anticipation of becoming a public company, we plan to create several board committees prior to the completion of this offering, and adopt additional internal controls and disclosure controls and procedures.  We will also have to bear all of the internal and external costs of preparing and distributing periodic public reports.  We also expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage.  These rules and regulations could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee, and qualified executive officers.

We are obligated to develop and maintain proper and effective internal control over financial reporting.  We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in our company and, as a result, the value of our ordinary shares.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for the year ending June 30, 2015, the first fiscal year beginning after this offering.  This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting and, after we cease to be an “emerging growth company,” a statement that our independent registered public accounting firm has issued an opinion on our internal control over financial reporting.

We are in the early stages of the costly and challenging process of compiling the system and processing documentation necessary to perform the evaluation needed to comply with Section 404.  We may not be able to complete our evaluation, testing and any required remediation in a timely fashion.  During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective.

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If we are unable to assert that our internal control over financial reporting is effective, or if, when required, our independent registered public accounting firm is unable to express an opinion on the effectiveness of our internal controls, we could lose investor confidence in the accuracy and completeness of our financial reports, which would cause the price of our ordinary shares to decline, and we may be subject to investigation or sanctions by the SEC.

We will be required to disclose changes made in our internal controls and procedures on a quarterly basis.  However, our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an “emerging growth company” as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act.  We will remain an “emerging growth company” for up to five years.  However,  if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of any July 31 before that time, our revenues exceed $1 billion, or we issue more than $1 billion in non-convertible debt in a three year period, we would cease to be an “emerging growth company” as of the following January 31.  To comply with the requirements of being a public company, we may need to undertake various actions, such as implementing new internal controls and procedures and hiring accounting or internal audit staff.

At such time that our independent registered public accounting firm is required to formally attest to the effectiveness of our internal control over financial reporting, it may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating.  Our remediation efforts may not enable us to avoid a material weakness in the future.

If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

Recently, U.S. public companies that have substantially all of their operations in China, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC.  Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud.  As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless.  Many of these companies are now subject to shareholder lawsuits and SEC enforcement actions and are conducting internal and external investigations into the allegations.  It is not clear what effect this sector-wide scrutiny, criticism and negative publicity will have on our company, our business and this offering.  If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend the Company.  This situation may be a major distraction to our management.  If such allegations are not proven to be groundless, our company and business operations will be severely hampered and your investment in our stock could be rendered worthless.

Our failure to comply with the U.S. Foreign Corrupt Practices Act, or the FCPA, and other anticorruption laws could result in penalties which could harm our reputation and have a material adverse effect on our business, financial condition, results of operations and prospects.

After the completion of this offering, we will be subject to the FCPA which prohibits companies and their intermediaries from making improper payments to foreign officials for the purpose of obtaining or keeping business and/or other benefits, along with various other anticorruption laws.  We are in the process of implementing policies and procedures designed to ensure that we, our employees and other intermediaries comply with the FCPA and other anti-corruption laws to which we are subject.  Such policies or procedures may not work effectively or protect us against liability under the FCPA or other laws for actions taken by our employees and other intermediaries with respect to our business or any businesses that we may acquire.  Because we sell our products to state-owned enterprises in Pingdingshan, we have and will continue to have frequent contact with persons who may be considered “foreign officials” under the FCPA, resulting in an elevated risk of potential FCPA violations.  Any investigation of a potential violation of the FCPA or other anticorruption laws by the United States or foreign authorities could have an adverse impact on our reputation, and if we are not in compliance with the FCPA and other laws governing the conduct of business with government entities we may be subject to criminal and civil penalties and other remedial measures, which could have an adverse impact on our reputation, business, financial condition, results of operations and prospects.

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Because we operate entirely in the PRC, this may give rise to elevated compliance risks on anti-bribery.  In recent years, commercial bribery has increasingly been identified as a key risk in doing business in the PRC.  If Chinese regulatory authorities determine that our marketing or other activity violates the anti-bribery or anticorruption laws, we may be penalized or ordered to cease such activity, which could have an adverse impact on our business.

We do not currently intend to pay dividends on our ordinary shares and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our ordinary shares.

Yulong has never declared or paid any cash dividends on its ordinary shares and does not currently intend to do so for the foreseeable future.  We currently intend to invest our future earnings, if any, to fund our growth.  Therefore, you are not likely to receive any dividends on your ordinary shares for the foreseeable future and the success of an investment in our ordinary shares will depend upon any future appreciation in their value.  There is no guarantee that our ordinary shares will appreciate in value or even maintain the price at which our shareholders have purchased their shares.

Investors in this offering will pay a much higher price than the book value of our ordinary shares, and therefore, they will experience immediate dilution.

Assuming that the initial public offering price of our ordinary shares is $6.75, which is the midpoint of the price range set forth on the cover page of this prospectus, such price will be $1.44 higher than our pro forma net tangible book value per share.  As a result, investors purchasing our ordinary shares in this offering will incur immediate and substantial dilution.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequence to U.S. holders of ordinary shares.

Depending upon the value of our ordinary shares and the nature and composition of our income and assets over time, we could be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year.  Based on assumptions as to our projections of the value of our outstanding ordinary shares and our expected use of the proceeds from the initial public offering and of the other cash that we will hold and generate in the ordinary course of our business, we do not expect to be a PFIC for the taxable year 2014 or in the foreseeable future.  However, there can be no assurance that we will not be a PFIC for the taxable year 2014 or any future taxable year as PFIC status is tested each taxable year and depends on the composition of our income and the value of our assets in such taxable year.  Our PFIC status for the current taxable year 2014 will not be determinable until the close of the taxable year ending December 31, 2014.

We will be classified as a PFIC for any taxable year if either (i) at least 75% of our gross income for the taxable year is passive income or (ii) at least 50% of the value of our assets (based on a quarterly value of the assets during the taxable year) is attributable to assets that produce or are held for the production of passive income. In determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (determined by the sum of the aggregate value of our outstanding equity) plus our liabilities.  Therefore, a drop in the market price of our ordinary shares would cause a reduction in the value of our non-passive assets for purposes of the asset test.  Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash.  Until we deploy the net proceeds we receive from this offering, we may retain a significant portion of those net proceeds in the form of short-term investments or bank deposits for a prolonged period, which could affect our PFIC status in future years.  For further details on our intended use of the net proceeds we receive from this offering, see “Use of Proceeds.”

If we are classified as a PFIC in any taxable year in which you hold our ordinary shares, and you are a U.S. taxpayer, you would generally be subject to additional taxes and interest charges on certain “excess” distributions we make and on any gain recognized on the disposition or deemed disposition of your ordinary shares in a later year, even if we are not a PFIC in the year of disposition or distribution.  Moreover, if we are classified as a PFIC in any taxable year in which you hold our ordinary shares, certain non-corporate U.S. shareholders would not be able to benefit from any preferential tax rate with respect to any dividend distribution received from us in that year or in the following year.  Finally, you would also be subject to special U.S. tax reporting requirements. For more information on the U.S. tax consequences to you that would result from our classification as a PFIC, see “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

Because we do not maintain our books under U.S. GAAP, most of our board of directors and all of our accounting personnel have very limited, or no, U.S. GAAP experience, and because we rely on consultants to prepare our financial statements, there is a higher risk that our financial statements will not accurately describe our financial condition.

Our financial records are not maintained under U.S. GAAP. Other than our chief financial officer, we do not internally retain individuals that prepare our financial statements, and instead utilize an external contract-based consulting firm whose employees have knowledge of U.S. GAAP. Additionally, until the appointment of a director who will chair our audit committee, our board of directors and all of our accounting personnel have very limited, or no, relevant U.S. GAAP experience. These factors contribute to a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis by our company’s internal control over financial reporting, therefore leading to errors or omissions in our financial information.

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CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that reflect our current expectations and views of future events.  The forward looking statements are contained principally in the sections titled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.”  Known and unknown risks, uncertainties and other factors, including those listed under “Risk Factors,” may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions.  We have based these forward-looking statements largely on our current expectations and projections about future events that we believe may affect our financial condition, results of operations, business strategy and financial needs.  These forward-looking statements include statements relating to:

●	our goal and strategies;

●	our future business development, financial condition and results of operations;

●	the expected growth of the construction business in China;

●	our expectations regarding demand for and market acceptance of our products;

●	our expectations regarding the retention and strengthening of our relationships with key customers;

●	completion in our industry in China; and

●	relevant government policies and regulations relating to our industry.

This prospectus also contains certain data and information relating to the construction and building materials industry in China which we obtained from various government and private publications.  This market data includes projections that are based on a number of assumptions.  Our markets may not grow at the rates projected by the market data, or at all.  The failure of our markets to grow at the projected rates may have a material adverse effect on our business and the market price of our ordinary shares.  In addition, the rapidly changing nature of the construction and building materials industry in China subjects any projections or estimates relating to the growth prospects or future condition of our markets to significant uncertainties.  If any one or more of the assumptions underlying the market data turns out to be incorrect, actual results may differ from the projections based on these assumptions.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.  You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect.

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USE OF PROCEEDS

Based upon an assumed initial public offering price of $6.75 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, we estimate that we will receive net proceeds from this offering of approximately $12.9 million, after deducting $1.1 million in estimated underwriting discounts and commissions in connection with this offering and $1.2 million in estimated offering expenses payable by us. See "Underwriting."

We intend to use the net proceeds we receive from this offering as follows:

●	approximately $12.9 million to fund the completion of the new recycling plant and the brick plant (with two production lines) that Yulong Renewable will operate; and

●	the balance for general corporate purposes.

The foregoing represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this offering. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus.  See “Risk Factors—Risk Factors Related to This Offering and Ownership of Our Ordinary Shares—Our management will have significant flexibility in using the net proceeds of this offering, and may not use the proceeds appropriately.”

In using the proceeds of this offering, as an offshore holding company, we are permitted, under PRC laws and regulations, to provide funding to Yulong WFOE only through loans or capital contributions, subject to satisfaction of applicable government registration and approval requirements.  See “Business—Regulations—Regulations on Foreign Exchange” for a description of the registration process. We intend to commence such registration immediately after the completion of this offering, but we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all. See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and consolidated affiliated entities or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

To the extent that a certain portion or all of the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits.  These investments may have a material adverse effect on the U.S. federal income tax consequences of your investment in our ordinary shares.  These consequences are described in more detail in “Taxation—United States Federal Income Taxation—Passive Foreign Investment Company.”

DETERMINATION OF THE OFFERING PRICE

There is no established public market for our ordinary shares.  The offering price range of between $6.25 and $7.25 per share was determined by us and the underwriter.  We believe that this price reflects the appropriate price that a potential investor would be willing to pay for a share of our ordinary shares at this stage of our development, and taking into consideration our results of operations in recent periods, prevailing market conditions, the market capitalizations and stages of development of other companies that we and the underwriter believe to be comparable to our business, and estimates of our business potential.  The offering price should not be regarded as an indicator of the future market price of the securities, which is likely to fluctuate.

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MARKET FOR OUR ORDINARY SHARES

Prior to this offering, there is no established public market for our ordinary shares.  We have applied to have our ordinary shares listed on the NASDAQ Capital Market.  We will have to satisfy certain criteria in order for our application to be accepted.  We may not be able to meet the requisite criteria or give assurance that our application will be accepted.  This offering is contingent on our application being accepted.  Even if accepted, there can be no assurance that an active trading market for our shares will develop, or, if developed, that it will be sustained.

There are presently 26 holders of record of the 8,000,000 shares of our ordinary shares that are presently outstanding (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015).

CAPITALIZATION

The following table shows our capitalization as of December 31, 2014:

●	on an actual basis (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015);

●

on a pro forma as adjusted basis to reflect our sale of 2,250,000 ordinary shares in this offering at an assumed initial public offering price of $6.75, the mid-point of the estimated range of the initial public offering price shown on the front cover of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us; and

●	on a pro forma as adjusted basis to reflect the conversion of the RMB equivalent of $9,892,692 in related party indebtedness (see “Related Party Transactions–Other Related Transactions”) into 1,465,584 ordinary shares at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus.

You should read this table together with our consolidated financial statements and related notes included in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2014
	Actual	Pro Forma as Adjusted (1)
	(unaudited)	(unaudited)
Shareholders’ equity:
Ordinary shares, par value $0.00125 per share: 80,000,000 shares authorized, 8,000,000 shares issued and outstanding, actual; 80,000,000 shares authorized, 11,715,584 shares issued and outstanding, pro forma as adjusted (unaudited)	10,000	14,644
Subscription receivable	(10,000)	(10,000)
Additional paid-in capital	19,011,464	41,779,948
Accumulated comprehensive income	2,229,797	2,229,797
Statutory reserve	3,921,951	3,921,951
Retained earnings	16,691,659	16,691,659
Total shareholders’ equity	41,854,871	64,627,999
Total capitalization	$41,854,871	$64,627,999

(1)	A $1.00 increase (decrease) in the assumed initial public offering price of $6.75 per share would increase (decrease) each of pro forma as adjusted additional paid-in capital, total shareholders’ equity and total capitalization by $2.3 million, after deducting the estimated underwriting discounts and commissions and estimated aggregate offering expenses payable by us and assuming no exercise of the underwriters’ option to purchase additional shares.

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DILUTION

If you invest in our ordinary shares, your interest will be diluted to the extent of the difference between the initial public offering price per share and our net tangible book value per share after this offering.  Dilution results from the initial public offering price per share substantially exceeding the net tangible book value per share attributable to our presently outstanding ordinary shares.

Our net tangible book value as of December 31, 2014, was approximately $39.4 million or $4.93 per share outstanding at that date (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015).  Net tangible book value is determined by subtracting the value of our intangible assets and total liabilities from our total assets.  Dilution is determined by subtracting net tangible book value per share, after giving effect to the proceeds from this offering, from the assumed initial public offering price per share, which is the mid-point of the estimated initial public offering price range shown on the front cover of this prospectus and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

Without taking into account any other changes in net tangible book value after this offering, other than to give effect to (a) the issuance and sale by us of the 2,250,000 ordinary shares offered in this offering at the assumed initial public offering price of $6.75 per share, the mid-point of the estimated price range shown on the front cover of this prospectus, with estimated net proceeds of approximately $12.9  million after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and (b) the conversion of the RMB equivalent of $9,892,692 in related party indebtedness (see “Related Party Transactions–Other Related Transactions”) into 1,465,584 ordinary shares at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus, our pro forma net tangible book value as of December 31, 2014 would have been $62.2 million, or $5.31 per outstanding share.  This represents an immediate increase in pro forma net tangible book value of $0.38 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $1.44 per share to new investors in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$6.75
Net tangible book value per share as of December 31, 2014	$4.93
Increase in net tangible book value per share attributable to existing holders of ordinary shares	$0.38
Pro forma net tangible book value per share after this offering	$5.31
Dilution per share to new investors	$1.44

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) (i) net tangible book value by $2,070,000 and (ii) dilution per share by $0.18, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus and to the number of ordinary shares to be converted from related party indebtedness, and after deducting underwriting discounts and commissions and other offering expenses.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

EXCHANGE RATE INFORMATION

Our business is primarily conducted in China and all of our revenues are received and denominated in RMB. Capital accounts of our financial statements are translated into United States dollars from RMB at their historical exchange rates when the capital transactions occurred.  Assets and liabilities are translated at the exchange rates as of the balance sheet date.  Income and expenditures are translated at the average exchange rate of the period.  RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions.  No representation is made that the RMB amounts could have been, or could be, converted into United States dollars at the rates used in translation.

The following table sets forth information concerning exchange rates between the RMB and the United States dollar for the periods indicated.

	June 30 (1)	Yearly Average (2)
2013	6.18	6.28
2014	6.15	6.14
2015 (through December 31, 2014)	6.15	N/A

(1)	The exchange rates reflect the noon buying rate in effect in New York City for cable transfers of RMB as certified for customs purposes by the Federal Reserve Bank of New York.

(2)	Annual averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

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SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated financial and operating data for the fiscal years ended June 30, 2014 and 2013, and the consolidated balance sheet data as of June 30, 2014 and 2013, have been derived from our consolidated financial statements included elsewhere in this prospectus. The selected consolidated statements of operations data for the six months ended December 31, 2014 and 2013, and the summary consolidated balance sheet data as of December 31, 2014, have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.  We have prepared the unaudited consolidated financial statements on the same basis as our audited consolidated financial statements.  The unaudited consolidated financial statements include all adjustments, consisting only of normal and recurring adjustments that we consider necessary to fairly present our financial position and results of operations for the periods presented.

You should read the selected consolidated financial data in conjunction with our financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.  Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. The historical results are not necessarily indicative of results to be expected in any future period. In addition, our unaudited results as of and for the six months ended December 31, 2014, may not be indicative of our results as of and for the full fiscal year ending June 30, 2015.

	As of June 30,		As of December 31
	2014	2013	2014
			(Unaudited)
Selected Consolidated Balance Sheet Data:
Cash	$19,732,770	$5,792,625	$8,054,527
Accounts receivable, net	$5,181,394	$3,962,884	$11,036,545
Total current assets	$26,752,661	$14,261,287	$20,745,112
Total assets	$69,555,330	$57,079,453	$67,865,044
Total current liabilities	$13,616,232	$13,381,677	$16,817,611
Total liabilities	$31,908,728	$30,219,134	$26,010,173
Total shareholder's equity	$37,646,602	$26,860,319	$41,854,871

	For the Year Ended June 30,		For the Six Months Ended December 31,
	2014	2013	2014	2013
			(Unaudited)	(Unaudited)
Selected Consolidated Statements of Comprehensive Income Data:
Revenues
Bricks	$14,956,906	$13,955,354	$8,075,328	$6,929,756
Concrete	29,499,530	28,525,265	15,125,456	14,896,723
Total revenues	44,456,436	42,480,619	23,200,784	21,826,479
Cost of revenues
Bricks	5,773,533	5,997,073	3,188,208	2,687,323
Concrete	21,729,928	20,786,582	11,731,023	10,919,745
Total cost of revenues	27,503,461	26,783,655	14,919,231	13,607,068
Gross profit	16,952,975	15,696,964	8,281,553	8,219,411
Operating expenses:
Selling	930,470	869,295	365,763	443,713
General and administrative	806,037	711,954	1,599,667	578,795
Total operating expenses	1,736,507	1,581,249	1,965,430	1,022,508
Income from operations	15,216,468	14,115,715	6,316,123	7,196,903
Other expenses	(1,265,147)	(1,159,478)	(708,203)	(642,689)
Income before income tax	13,951,321	12,956,237	5,607,920	6,554,214
Provision for income tax	3,259,147	2,906,742	1,448,796	1,725,271
Net income	10,692,174	10,049,495	4,159,124	4,828,943
Other comprehensive income
Foreign currency translation adjustment	94,109	661,344	49,145	340,934
Comprehensive income	$10,786,283	$10,710,839	$4,208,269	$5,169,877
Earnings per share
Basic and diluted (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015)	$1.34	$1.26	$0.52	$0.60

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations contains forward-looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. We assume no obligation to update forward-looking statements or the risk factors. You should read the following discussion in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

We are engaged in the production and sale of fly-ash bricks and ready-mixed concrete in and around the city of Pingdingshan, Henan Province, China.   We are also in the process of establishing and constructing a waste recycling plant and another brick production plant.  We plan to process construction waste consisting of discarded bricks and concrete that we have the exclusive right to collect and process within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations) at the recycling plant and transform them into various types of recycled bricks at the brick plant.  We completed construction of both plants as well as a research and development center in October 2014, and completed equipment installation (including the first production line at the brick plant) in November 2014. We commenced trial operations in late December 2014, and plan to commence formal operations sometime in April 2015.  We also plan to complete the second production line of the brick plant by December 2015. We are a holding company and our primary business operations are conducted through our consolidated affiliated entities, which are variable interest entities, or VIEs, that we control.  These VIEs include Yulong Bricks, which operates our bricks business, and Yulong Concrete and Yulong Transport, which operate our concrete business.   Yulong Renewable will operate our new facilities when they become operational.

We do not have any equity interest in our VIEs, although we have been and are expected to continue to be dependent on our VIEs to operate our business. Instead, we control these entities through a series of contractual arrangements among Yulong WFOE, our VIEs and their shareholders. For a detailed description of the contractual arrangements, see “Business—Our Corporate History and Structure—Contractual Arrangements.” While we believe that we have substantial control over our VIEs and their shareholders through the contractual arrangements, such control may not be as effective as direct ownership. Our VIEs and their shareholders may breach their obligations to us under the contractual arrangements, especially if they have a conflict of interest with us. In addition, the PRC government may determine that the contractual arrangements do not comply with applicable PRC regulations. For a detailed description of the risks associated with our corporate structure and the contractual arrangements, see “Risk Factors—Risks Related to Our Corporate Structure.” Through the contractual arrangements, each VIE is obligated to pay a service fee in an amount equal to its net profit each fiscal quarter to Yulong WFOE.  Such fee can be remitted to us as dividend by Yulong WFOE to Yulong HK, then to Yulong BVI, and finally us. Yulong WFOE, however, is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. See “Risk Factors—Risks Related to Our Corporate Structure–We may rely on dividends and other distributions on equity paid by our PRC subsidiary to fund any cash and financing requirements we may have.  Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business.”

Results of Operations

The tables in the following discussion summarize our consolidated statements of operations for the periods indicated by amount and as a percentage of our total net revenue.  This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.  The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

On a macro level, management has observed the following trends and uncertainties, which we believe may have a direct impact on our operations in the near future: (1) planned construction of new (mostly government) buildings in the new district and counties of Pingdingshan, which is consistent with the current policy of the central government favoring urbanization, should translate into increased new construction and drive the demand of construction materials for the next eight to 10 years; (2) the national energy conservation policy, described below as the New Energy Policy, since the beginning of calendar year 2013 should continue to impact our suppliers and drive up raw material costs for the foreseeable future until pollution can become manageable; (3) government efforts to control the residential real estate market that can have significant impact on demand for construction materials, such as the decision by the Henan government in September 2014 to lift restriction on the number of residential properties one can purchase, and to reduce home mortgage rate, which we believe will be positive for the local real estate market and demand for construction materials; (4) our planned operations under Yulong Renewable are deemed “green” by the local government and therefore designated as one of “Henan Province First Class Grade A Important Construction Projects for 2014” by the Reform and Development Commission of Henan Province, which may translate into tangible benefits such as tax reduction, although there can be no assurance of this; and (5) the slowdown in our collection of accounts receivable that we have been experiencing since the quarter ended September 30, 2014, may continue at least for the next two to three fiscal quarters as our customers will likely seek to conserve cash in light of tighter bank lending to small and medium-size enterprises, and reduced availability of informal lending arrangements amongst private citizens and enterprises prevalent in our province due to expected government efforts to regulate such arrangements.

Revenue

For the year ended June 30, 2014, our revenue increased by $1,975,817 or 4.7% to $44,456,436, as compared to the year ended June 30, 2013. Revenue attributable to bricks or brick revenue, and revenue attributable to concrete or concrete revenue, for such periods are as follows:

	Revenue
	Bricks	Concrete	Total
Year ended June 30, 2013	$13,955,354	$28,525,265	$42,480,619
Year ended June 30, 2014	14,956,906	29,499,530	44,456,436
Increase in $	$1,001,552	$974,265	$1,975,817
Increase in %	7.2%	3.4%	4.7%

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Our revenue increased period-over-period as a result of higher selling prices despite lower quantities of products sold, as follows:

	Bricks	Concrete
Average selling price
Year ended June 30, 2013	$27.5	$42.8
Year ended June 30, 2014	32.3	43.6
Increase in $	$4.8	$0.8
Increase in %	17.5%	1.9%

Quantity sold (m3)
Year ended June 30, 2013	507,476	666,014
Year ended June 30, 2014	462,458	676,925
Increase (decrease)	(45,018)	10,911
Increase (decrease) in %	(8.9)%	1.6%

The decreased sales volume for bricks for the year ended June 30, 2014 as compared to the same period in 2013, mainly reflected the continuing impact of a national energy conservation policy, which we refer to in this discussion as the New Energy Policy that the Chinese central government announced at the beginning of calendar year 2013. The New Energy Policy imposes production limits on some of our raw materials in order to control pollution generated from their production. The production limits have created both a shortage and a price increase of the affected raw materials, such as quicklime and cement, particularly during the first half of fiscal 2014 (second half of calendar 2013). The situation improved somewhat starting in February 2014 after some suppliers retooled their productions to comply with the New Energy Policy and were able to improve outputs, although not close to their prior levels. Thus, our raw material supplies remained tight, as reflected in the 17.5% increase in average unit selling price as compared to the same period in 2013. We expect the impacts of the New Energy Policy to continue for the foreseeable future until China’s pollution can be better controlled.

The demand for concrete is generally subject to the conditions of the local real estate market, including the number of new and existing development projects and their stages of construction.  Pingdingshan is considered a “fourth-tier” or underdeveloped city, and as such we believe its construction industry has better growth potential than higher tiered cities.  The slight increase in sales volume for concrete for the fiscal year ended June 30, 2014, as compared to the same period in 2013, was the result of decreased sales to existing customers, offset by sales to new customers. After completing projects that commenced in the spring of 2012, many existing customers did not have sufficient new projects in the pipeline to maintain the levels of concrete they purchased during the 2013 fiscal year. Instead, sales during the 2014 fiscal year relied on new customers, or new sales, developed through referral and marketing. New sales were approximately $17.0 million (or approximately 385,000 m3 of concrete), as compared to $1.6 million (or approximately 38,000 m3 of concrete) during the prior fiscal year, a 962.5% increase. Sales to existing customers, on the other hand, decreased by approximately $16.0 million (or approximately 374,000 m3 of concrete), to $12.5 million (or approximately 292,000 m3 of concrete), a 56.1% decrease. Our unit average selling price period-over-period kept pace with market prices with only a slight increase of $0.8 or 1.9%, in order to maintain our competitiveness and protect our market share.

For the six months ended December 31, 2014, our revenue increased by $1,374,305 or 6.3% to $23,200,784, as compared to a year ago. Brick revenue and concrete revenue for such periods are as follows:

	Revenue
	Brick	Concrete	Total
Revenue
Six months ended December 31, 2013	$6,929,756	$14,896,723	$21,826,479
Six months ended December 31, 2014	8,075,328	15,125,456	23,200,784
Increase in $	$1,145,572	$228,733	$1,374,305
Increase in %	16.5%	1.5%	6.3%

Our revenue increased period-over-period primarily from higher sales volume of bricks as follows:

	Brick	Concrete
Average selling price
Six months ended December 31, 2013	$32.5	$42.6
Six months ended December 31, 2014	31.9	44.2
Increase (decrease) in $	$(0.6)	$1.6
Increase (decrease) in %	(1.8)%	3.8%

Quantity sold (m3)
Six months ended December 31, 2013	213,499	349,928
Six months ended December 31, 2014	252,926	342,490
Increase (decrease)	39,427	(7,438)
Increase (decrease) in %	18.5%	(2.1)%

The sales volume for bricks increased mainly due to increased demand from customers of bricks used for structural walls. Concrete sales, however, were flat. Our average selling prices for both bricks and concrete are consistent with the same period in 2013.

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Cost of Revenue

Cost of revenue for the year ended June 30, 2014 increased by 2.7%, to $27,503,461, as compared to the same period in 2013. Such cost, in terms of our brick revenue and concrete revenue, is as follows:

	Cost of Revenues
	Bricks	Concrete	Total
Year ended June 30, 2013	$5,997,073	$20,786,582	$26,783,655
Year ended June 30, 2014	5,773,533	21,729,928	27,503,461
Increase (decrease) in $	$(223,540)	$943,346	$719,806
Increase (decrease) in %	(3.7)%	4.5%	2.7%

Average unit cost per cubic meter, in terms of bricks and concrete, is as follows:

	Average unit cost
	Bricks	Concrete
Year ended June 30, 2013	$11.8	$31.2
Year ended June 30, 2014	12.5	32.1
Increase in $	$0.7	$0.9
Increase in %	5.9%	2.9%

Because approximately 78% of our production cost for bricks in fiscal 2014 (and 80% in fiscal 2013) is comprised of raw materials, any change in the unit cost of raw materials can and does impact our cost of brick revenue significantly.  Similarly, our cost of concrete revenue is highly dependent on the unit cost of raw materials in that raw materials represent approximately 95% of our production cost for concrete.  The production limits mandated by the New Energy Policy raised our average unit cost for quicklime (for bricks) and cement (for both bricks and concrete), taken as a whole, by 5.9% for bricks and by 2.9% for concrete from the same period in 2013. Nevertheless, cost of brick revenue decreased as a function of the lower sales volumes period-over-period.

We also use third-party manufacturers generally when orders exceed our production capacities. Such was the case for concrete in fiscal 2014 and 2013, and for the six months ended December 31, 2014. Such third-party manufacturers produce bricks and concrete with their employees and equipment using our pre-formulated raw material blends and under our supervision, and allow us to stage the finished products (in the case of bricks) onsite until our customers take delivery.  In return, we pay them a fee for every cubic meter of finished product, which fee is negotiated separately with each manufacturer. To date, such fees have been lower than our overhead and direct labor cost to produce a cubic meter of brick or concrete on our own. Based on the fees we paid in fiscal 2013 and 2014, which remained consistent during such periods (i.e., $0.9 for bricks, and $0.9 and $1.0, respectively, for concrete), such fees were approximately $2.5 and $2.2 lower per unit for bricks, respectively, and $1.3 and $1.2 lower per unit for concrete, respectively. Thus, were we to entirely produce internally during such periods, our cost of revenues would have increased by approximately $352,000 and $270,000 for bricks, respectively, and $404,000 and $326,000 for concrete, respectively, and our gross profit would have decreased accordingly. These fees, however, may be higher or lower in the future depending on how much bricks or concrete we produce and thus how much overhead and direct labor cost we allocate to each resulting product unit. The brick manufacturer that we have been using lacks a sales department to develop business in the local market, while we are a principal customer of the concrete manufacturer that we have been using. Thus, we believe that we currently have more bargaining power with respect to the fees that we pay these manufacturers.

For the years ended June 30, 2014 and 2013, approximately 26.0% and 27.3% of the bricks, and approximately 38.9% and 46.6% of the concrete, respectively, we sold were produced under such arrangements.

Cost of revenue for the six months ended December 31, 2014 increased by 9.6%, to $14,919,231, as compared to the same period last year. Such cost, in terms of our brick revenue and concrete revenue, is as follows:

	Cost of Revenues
	Brick	Concrete	Total
Cost of Revenue
Six months ended December 31, 2013	$2,687,323	$10,919,745	$13,607,068
Six months ended December 31, 2014	3,188,208	11,731,023	14,919,231
Increase in $	$500,885	$811,278	$1,312,163
Increase in %	18.6%	7.4%	9.6%

Average unit cost per cubic meter, in terms of bricks and concrete, is as follows:

	Average unit cost
	Brick	Concrete
Average unit cost
Six months ended December 31, 2013	$12.6	$31.2
Six months ended December 31, 2014	12.6	34.3
Increase in $	$-	$3.1
Increase in %	-%	9.9%

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Cost of brick revenue rose due to increased sales quantity, while our average unit cost remained consistent with the same period in 2013. On the other hand, the increased cost of concrete revenue was consistent with increased average unit cost, mainly due to higher market price for a specific grade of cement in the six months ended December 31, 2014, and from requiring more cement for the grades of concrete produced during the six months ended December 31, 2014 as compared to the grades produced during the same period a year ago.

For the six months ended December 31, 2014 and 2013, approximately 21.7% and 20.9% of the bricks, and approximately 24.7% and 38.2% of the concrete, respectively, we sold were produced by third-party manufacturers. Based on the fees we paid, which remained consistent during such periods (i.e., $0.9 for bricks, and $1.0, for concrete), such fees were approximately $2.3 lower per unit for bricks, and $1.0 and $1.3 lower per unit for concrete, respectively. Thus, were we to entirely produce internally during such periods, our cost of revenues would have increased by approximately $124,000 and $102,000 for bricks, respectively, and $82,000 and $178,000 for concrete, respectively, and our gross profit would have decreased accordingly.

Gross Profit

Total gross profit for the year ended June 30, 2014 was $16,952,975, an increase of $1,256,011 or 8.0%, from the same period in 2013. Gross profit margin increased slightly to approximately 38.1% from 37.0% in 2013.

Gross profit attributable to bricks was $9,183,373, an increase of $1,225,092 or 15.4%, from fiscal year 2013. Gross profit margin was 61.4%, an increase of 4.4%, from 57.0% a year ago. Such increase was mainly due to the 17.5% increase in average unit selling price, which is almost three times the 5.9% increase in average unit cost of raw materials. We were able to do so by not only passing along the higher raw material costs from the New Energy Policy to our customers, but also use the quality of our bricks to justify the price increase.

Gross profit attributable to concrete was $7,769,602, an increase of $30,919 or 0.4%, from fiscal year 2013. Gross profit margin was 26.3%, a decrease of 0.8%, from 27.1% for fiscal year 2013. Such decrease was mainly due to the 2.9% increase in average unit cost of raw materials due to the New Energy Policy, which exceeded the 1.9% increase in average unit selling price. We did not pass along all of the increased raw material costs to our customers in order to keep our prices consistent with prevailing market prices.

Total gross profit for the six months ended December 31, 2014 was $8,281,553, an increase of $62,142 or 0.8%, from the same period a year ago. Gross profit margin decreased slightly from 37.7% to approximately 35.7%.

Gross profit attributable to bricks was $4,887,120, an increase of $644,687 or 15.2%, from a year ago. Such increase was mainly due to increased demand from customers for bricks used for structural walls. Gross profit margin was 60.5%, which is consistent with the same period a year ago.

Gross profit attributable to concrete was $3,394,433, a decrease of $582,545 or 14.6%, from a year ago. Gross profit margin was 22.4%, a decrease of 4.3%, from 26.7% a year ago, mainly due to higher cost of concrete revenue as discussed earlier.

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Operating Expenses

Operating expenses, which consist of selling and general and administrative (“G&A”) expenses, was $1,736,507 for the year ended June 30, 2014, an increase of $155,258 or 9.8% as compared to the same period in 2013. Selling expenses increased by $61,175 or 7.0%, to $930,470, which is consistent with the 4.7% increase in revenue period-over-period. G&A expenses increased by $94,083 or 13.2%, to $806,037, mainly due to increase of certain G&A expenses offset by the bad debt recovery we recognized from collecting approximately $753,000 from accounts that were written off in 2013. The increased G&A expenses also include $425,070 in start-up costs related to the construction of our new recycling and brick plants. In addition, we incurred $385,662 in professional fees, in connection with our initial public offering in the United States. Both office and travel expenses also increased by $40,808 and $29,020, respectively.

Operating expenses was $1,965,430 for the six months ended December 31, 2014, an increase of $942,922 or 92.2% as compared to the same period a year ago. G&A expenses increased by $1,020,872 or 176.4%, to $1,599,667, including $588,433 in start-up costs related to the construction of our new recycling and brick plants, $206,271 in professional fees in connection with preparing our financial statements for the six months ended December 31, 2014, and $60,000 in underwriter fees and $14,188 in connection with the initial public offering in the United States. Vehicle, salary and travel expenses also increased by $36,970, $52,606 and $37,468, respectively. On the other hand, selling expenses decreased by $77,950 or 17.6% to $365,763.

Although our efforts to control G&A expenses are ongoing, we expect them to increase once the new recycling plant and brick plant become operational, and after our initial public offering when professional fees for compliance and reporting matters will most likely be higher than what they are currently.

Other Income and Expense

Other income and expense includes finance expenses (which consist of interest and other finance expenses, net of interest income), and income and expenses not related to our principal operations.

We had other expense of $1,265,147 for the year ended June 30, 2014, an increase of $105,669 or 9.1% from the year ended June 30, 2013. Such increase was due to other expense of approximately $100,000 in depreciation expense of certain equipment that we agreed to make available to a third party for its use that is unrelated to our operations.

We had other expense of $708,203 for the six months ended December 31, 2014, an increase of $65,514 or 10.2% from a year ago, due to approximately $71,000 in depreciation expense of the same equipment.

No revenue was generated from our agreement with the third party during either fiscal 2014 or the six months ended December 31, 2014, to offset the depreciation expense for such periods.

Provision for Income Taxes

Provision for income taxes for the year ended June 30, 2014 increased by $352,405 to $3,259,147, compared to the year ended June 30, 2013 due to increased income before tax. While we incurred G&A expenses at our Cayman Islands holding company level (i.e., Yulong), we will probably not be able to utilize the resulting net operating loss in the future. Therefore, the realization of our deferred tax assets is unlikely, since we are not subject to any income tax or credit under current Cayman Islands laws, and we have provided for a full valuation allowance against such deferred tax assets.

Provision for income taxes for the six months ended December 31, 2014 decreased by $276,475 to $1,448,796, compared to the same period a year ago, mainly due to decreased income before tax.

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Net Income

Net income for the year ended June 30, 2014 was $10,692,174, as compared to $10,049,495 for the year ended June 30, 2013.

Net income for the six months ended December 31, 2014 was $4,159,124, as compared to $4,828,943 for the same period last year.

Foreign Currency Translation Adjustment

Changes in foreign currency translation adjustment are mainly due to the fluctuation of foreign exchange rates between RMB (the functional currency of Yulong WFOE and our VIEs) and $ (our reporting currency) during the periods in question.

Foreign currency translation adjustment decreased to $94,109 for the year ended June 30, 2014, from $661,344 for the year ended June 30, 2013.

Foreign currency translation adjustment decreased to $49,145 for the six months ended December 31, 2014 from $340,934 for the same period last year.

Liquidity and Capital Resources

Capital Resources

To date, we have financed our daily operations, and capital investment in the construction of our facilities for Yulong Renewable, primarily through cash flow from operations, bank financing and financial support from our founder, including through some of his relatives and another company that he owns.

We will require cash of approximately $15.7 million within the next 12 months, including approximately $8.3 million to repay outstanding short-term bank loans, approximately $2.1 million to satisfy capital lease obligations, approximately $2.1 million in connection with the purchase of a land use right, and approximately $3.3 million to complete our new facilities for Yulong Renewable and install an autoclave for Yulong Bricks and a dustproof net for Yulong Concrete. As of December 31, 2014, we had cash and cash equivalent approximately $8.1 million as compared to $19.7 million as of June 30, 2014, mainly from a $5.9 million increase in accounts receivable from slower collection, prepaying $1.4 million in connection with construction-in-progress, and repaying $5.8 million of loans from our founder. As a result, we will need to obtain funds through other resources in addition to our current working capital to support routine operations for the next 12 months. We believe that our working capital should improve significantly once Yulong Renewable commences formal operations as expected in April 2015, which improvement should address our cash needs. In addition, our founder has agreed to fund us on an as needed basis to meet our obligations, as he has done in the past, although there is no assurance that he will have the ability to do so if and when our need arises. See “Risk Factor–Risks Related to Our Business and Our Industry –Our operations may be adversely affected if the funding sources on which we are relying to support our operations for the next 12 months do not materialize.”

We intend to use the net proceeds from this offering to fund the completion of the new recycling plant and the brick plant (with two production lines) that Yulong Renewable will operate when completed. If the net proceeds are not sufficient, or if offering is delayed or cannot be completed for any reason, however, we may take the following actions: (1) enter into new, or refinance existing, short- and/or long-term bank loans; (2) continue to obtain loans from our founder; and/or (3) raise capital through the sale of additional Yulong equity after this initial public offering (assuming that we are able to complete the offering). We cannot assure you that financing will be available in the amounts we require or on terms acceptable to us, if at all.  The sale of additional equity, including convertible debt securities, would dilute the interests of our current shareholders.  The incurrence of debt could result in operating and financial covenants that could restrict our operations and our ability to pay dividends to our shareholders.  If we are unable to obtain additional equity or debt financing as required, our business, operations and prospects may be adversely affected.

Short-term Loans – Banks

We had $7.8 million and $9.1 million in short-term bank loans as of June 30, 2014 and 2013, respectively, and $8.3 million as of December 31, 2014.  Such loans mature in one year and must be repaid in full upon maturity.  Based on our borrowing history, we believe the banks we work with will renew their loans to us after our current loans mature, as they did in the past.

For additional discussion regarding our loans, please refer to Note 10 to our consolidated financial statements included in this prospectus.

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Cash Flows

As of December 31, 2014, our cash was $8,054,527 as compared to $19,732,770 as of June 30, 2014. The following table sets forth a summary of our cash flows for the periods indicated:

	For the years ended June 30,		For the six months ended December 31,
	2014	2013	2014	2013
Net cash provided by (used in) operating activities	$12,113,727	$11,359,463	$(3,619,319)	$3,710,593
Net cash provided by (used in) investing activities	1,652,648	(16,156,441)	(1,768,266)	(2,825,329)
Net cash provided by (used in) financing activities	176,534	6,131,543	(6,307,677)	399,057

Net Cash Provided by (Used in) Operating Activities

Net cash provided by operating activities totaled approximately $12.1 million for the year ended June 30, 2014, and was primarily attributable to $10.7 million of net income, $1.3 million in non-cash adjustments for depreciation expense, cash inflows of $0.3 million in accounts payable from slower payments to our vendors necessitated by slower collection of accounts receivable, $0.4 million in customer deposits, $0.3 million in other payables and accrued liabilities, and $0.2 million in other receivable, which were offset by cash outflows of $1.1 million in accounts receivable due to slower collection when we extended credit terms from approximately 30 days to 45 days for customers with long-term relationships, and $0.1 million in inventory.

Net cash provided by operating activities totaled approximately $11.4 million for the year ended June 30, 2013, and was primarily attributable to $10.0 million of net income, $1.0 million in non-cash adjustments for depreciation expense, $1.2 million of cash inflow in inventory, offset mainly by cash outflow of $0.3 million in accounts receivable and $0.4 million in accounts payable.

Net cash used in operating activities totaled approximately $3.6 million for the six months ended December 31, 2014, and was primarily attributable to $4.2 million of net income, cash outflows of $1.2 million from payments of our accounts payable with vendors, and slower collection from customers that resulted in accounts receivable of $5.8 million. Many of our customers were more conservative with their cash flow management due to their outlooks of the real estate market during the period and as a result, slowed their payments to us. We are, however, confident in our customers’ ability to pay based on our evaluation of their credit-worthiness, and as of January 31, 2015, have collected approximately $4.1 million of the accounts receivable as of December 31, 2014. In addition, we will require many of these customers to pay off their balances before making additional sales to them.

Net cash provided by operating activities totaled approximately $3.7 million for the six months ended December 31, 2013, and was primarily attributable to $4.8 million of net income, $0.7 million in non-cash adjustments for depreciation, cash inflows of $1.5 million in accounts payable from slower payments to our vendors necessitated by slower collection of accounts receivable of $3.7 million due to slower collection when we extended credit terms from approximately 30 days to 45 days for customers with long-term relationships.

Net Cash Provided by (Used in) Investing Activities

For the year ended June 30, 2014, we collected approximately $2.6 million from Henan Juhe Industrial Co., Ltd (“Juhe Industrial”), and made prepayments of approximately $0.7 million for construction-in-progress relating to the new facilities for Yulong Renewable.

For the year ended June 30, 2013, we made prepayments of approximately $13.8 million for construction-in-progress relating to our new recycling and brick plants.  We also provided loans of approximately $2.0 million to Juhe Industrial and Guangjian Zhu, a relative of our founder.

For the six months ended December 31, 2014, we made prepayments of approximately $1.4 million, and payments of approximately $0.4 million, for construction-in-progress relating to our new recycling and brick plants.

For the six months ended December 31, 2013, we made prepayments of approximately $0.2 million, and payments of approximately $0.1 million, for construction-in-progress relating to our new recycling and brick plants. We also loaned approximately $2.5 million to Juhe Industrial.

Net Cash Provided by (Used in) Financing Activities

For the year ended June 30, 2014, net cash provided by financing activities resulted from (a) $5.5 million in bank loans, (b) $6.9 million in bank loan repayments as they became due, (c) $1.6 million from notes payable, (d) $1.6 million in note payable payments as they became due, (e) $1.9 million in cash proceeds as an interest-free loan from our founder to fund daily operation, and (f) $0.3 million in principal repayments on capital lease obligations.

For the year ended June 30, 2013, net cash provided by financing activities resulted from (a) $7.4 million in cash as interest-free loan from our founder and his nephew, Lei Zhu, (b) $9.0 million in bank loans, (c) $9.2 million in bank loan repayments as they became due, (d) $1.6 million from notes payable, (e) $3.3 million in notes payable payments as they became due, (f) $0.9 million released from restricted cash due to the change in notes payable balance, and (g) $0.3 million in principal repayments on capital lease obligations.

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For the six months ended December 31, 2014, net cash used in financing activities resulted from (a) $3.2 million in bank loan proceeds, (b) $2.6 million in bank loan repayments as they became due, (c) $1.0 million in principal repayments on capital lease obligations, and (d) $5.8 million in repayment of interest-free long-term loan from our founder. Although Mr. Zhu had agreed not to require any repayment before December 31, 2015, we agreed to repay ahead of schedule after consulting with him regarding his cash needs and after determining that we had sufficient cash on hands at the time.

For the six months ended December 31, 2013, net cash used in financing activities resulted from (a) $2.4 million in bank loans, (b) $2.8 million in bank loan repayments as they became due, (c) $1.6 million from notes payable, and (d) $0.8 million released from restricted cash due to change in notes payable balance.

Contractual Obligations

As of December 31, 2014, the annual future minimum payments under certain of our contractual obligations were:

	Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 2 years	More than 2 years
Construction-in-progress (1)	$7,702,405	$3,260,695	$4,441,710	$-
Land use right (2)	2,096,975	2,096,975	-	-
Short term loan-bank	8,297,700	8,297,700	-	-
Capital lease obligations	2,817,111	2,057,940	759,171	-
Total	$20,914,191	$15,713,310	$5,200,881	$-

(1)	For the new facilities for Yulong Renewable, an autoclave for Yulong Bricks and a dustproof net for Yulong Concrete.
(2)	For the land underlying the new facilities for Yulong Renewable.

As of December 31, 2014, we guaranteed bank loans of unrelated third parties in the aggregate amount of $3.1 million, which guarantees are set to expire at various times between February and August 2015. We did not, however, accrue any liability in connection with such guarantees because the borrowers have been current in their repayment obligations and we have not experienced any losses from providing such guarantees in the past. We have evaluated the guarantees and have concluded that the likelihood of our having to make payments under the guarantees is remote and that the fair value of the stand-ready obligation under these commitments is not material. Nevertheless, after these guarantees expire, we do not intend to continue such practice.

Holding Company Structure

Yulong is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries and consolidated affiliated entities in China. As a result, Yulong’s ability to pay dividends depends upon dividends paid by Yulong WFOE. If Yulong WFOE incurs debt on its own behalf in the future, the instruments governing its debt may restrict its ability to pay dividends to us. In addition, Yulong WFOE is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of Yulong WFOE and our consolidated affiliated entities is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Yulong WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Each of our consolidated affiliated entities may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. As of December 31, 2014, the amount restricted, including paid-in capital and statutory reserve funds, as determined in accordance with PRC accounting standards and regulations, was approximately RMB 260.3 million ($42.3 million). Yulong WFOE has never paid dividends and will not be able to pay dividends until it generates accumulated profits and meet the requirements for statutory reserve funds.

Off-balance Sheet Arrangements

We have not entered into any derivative contracts that are indexed to its shares and classified as shareholder’s equity or that are not reflected in its consolidated financial statements.  Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.  We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or that engages in leasing, hedging or research and development services with us.

Critical Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations are based on our consolidated financial statements that have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).  The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods.  On an ongoing basis, we evaluate our estimates and assumptions.  We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.

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While our significant accounting policies are described in Note 2 to our consolidated financial statements included elsewhere in this prospectus, we believe that the following accounting policies are the most critical to aid you in fully understanding and evaluating our management’s discussion and analysis:

Principles of consolidation

Our consolidated financial statements include the accounts of Yulong, its subsidiaries, and our VIEs. All significant intercompany transactions and balances between Yulong, its subsidiaries and our VIEs are eliminated upon consolidation. Since Yulong WFOE and our VIEs are under common control, the contractual arrangements among Yulong WFOE, our VIEs and their shareholders have been accounted for as a reorganization of entities, and the consolidation of our VIEs through the contractual arrangements has been accounted for at historical cost and prepared on the basis as if these agreements became effective as of the beginning of the first period presented in our consolidated financial statements.

Variable interest entities

A VIE is an entity that either has a total equity investment that is insufficient to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary of, and must consolidate, the VIE. Yulong WFOE is deemed to have a controlling financial interest in and be the primary beneficiary of each Yulong Group company because it has both of the following characteristics:

(1)	The power to direct activities at each Yulong Group company that most significantly impact such entity’s economic performance, and

(2)	The obligation to absorb losses of, and the right to receive benefits from, each Yulong Group company that could potentially be significant to such entity.

Pursuant to the contractual arrangements with Yulong Group, each Yulong Group company pays service fees equal to all of its net profit after tax payments to Yulong WFOE. At the same time, Yulong WFOE is obligated to absorb all of their losses. Such contractual arrangements are designed so that the Yulong Group companies operate for the benefit of Yulong WFOE and ultimately, us.

Accordingly, the accounts of the Yulong Group companies are consolidated in our financial statements pursuant to ASC 810-10, Consolidation. In addition, their financial positions and results of operations are included in our financial statements.

Revenue recognition

We recognize revenue in accordance with ASC 605, Revenue Recognition, regarding revenue recognition which specifies that revenue is realized or realizable and earned.  Sales revenue is recognized at the date of delivery to customers when a formal arrangement exists, price is fixed or determinable, delivery is completed, we have no other significant obligations, and collectability is reasonably assured.  Payments received before all of the relevant criteria for revenue recognition are met, are recorded as customer deposits.

We sell concrete and bricks primarily to major local real estate development and/or construction companies.  Sales agreements are signed with each customer.  Each agreement lists out general terms and conditions, with delivery date and quantity to be specified when a purchase order is issued under such agreement.  We do not sell products to customers on a consignment basis.  There is no right of return after products are delivered and accepted.

Sales revenue represents the invoiced value of goods, net of a value added tax (“VAT”).

Accounts and other receivables and allowance for doubtful accounts

We extend unsecured credit to our customers as a normal course of business.  Management reviews our accounts and other receivables each reporting period to determine if the allowance for doubtful accounts is adequate.  An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable.  Known bad debts are written off against allowance for doubtful accounts after all collection effort has ceased.  Our reserves are consistent with historical experience and considered adequate by management.  We estimate that most accounts receivable are collected within six months. Accounts receivable are considered past-due after 90 days. For accounts receivable that are past-due for more than one year, we reserve 100% allowance.

Impairment for long-lived assets

Long-lived assets, including buildings and improvements, equipment and intangible assets with finite live, are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable.  We assess the recoverability of an asset based on the undiscounted future cash flow such asset is expected to generate, and recognize an impairment loss when estimated undiscounted future cash flow expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, is less than the carrying value of the asset.  When we identify an impairment, we reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flow approach or, when available and appropriate, to comparable market value.

As of December 31, 2014, the fair value of building and improvements, equipment and intangible assets used in connection with the operations of Yulong Bricks, Yulong Concrete and Yulong Transport exceeded their carrying value by approximately 466.4%.  We use the cash flow model to determine the fair value of these assets.  The key assumption of this model is the revenue generated from existing customers. We believe that such assumption provides us the best estimate of our future projected cash flow from these assets, net of any related cash outflow of cost, expenses and taxes.

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The estimated fair value of these assets might be lower than their current fair value, which could result in future impairment charge if we are required to reduce our selling price or increase the costs associated with our revenue.  In addition, competitive pricing pressure and changes in interest rates could materially and adversely affect our estimates of future net cash flow to be generated by these assets, which in turn could result in future impairment losses.

Use of estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in our accompanying consolidated financial statements and footnotes included in this prospectus. Significant accounting estimates reflected in our consolidated financial statements include the useful lives and impairment of property, plant and equipment, collectability of receivables, realization of deferred tax assets, inventory valuation, and the present value of the net minimum lease payments of the capital lease. Actual results could differ from these estimates.

Quantitative and Qualitative Disclosures about Market Risks

Liquidity risk

We are exposed to liquidity risk, which is the risk that we will be unable to provide sufficient capital resources and liquidity to meet our commitments and business needs.  Liquidity risk is controlled by the application of financial position analysis and monitoring procedures.  When necessary, we will turn to other financial institutions to obtain short-term funding to meet the liquidity shortage.

Inflation risk

Inflationary factors, such as increases in raw material and overhead costs, could impair our operating results.  Although we do not believe that inflation has had a material impact on our financial position or results of operations to date, a high rate of inflation in the future may have an adverse effect on our ability to maintain current levels of gross margin and operating expenses as a percentage of sales revenue if the selling prices of our products do not increase with such increased costs.

Interest rate risk

Our exposure to interest rate risk primarily relates to the interest rate we are subject to in connection with our short-term bank loans, on the one hand, which can vary but not more than 110% of the People’s Bank of China benchmark interest rate, and the interest rates we impose on our borrowers or that our deposited cash can earn, on the other hand.  We have not used any derivative financial instruments to manage our interest risk exposure.  Interest-earning instruments carry a degree of interest rate risk.  We have not been exposed to material risks due to changes in interest rates.  An increase, however, may raise the cost of any debt we incur in the future.

Foreign exchange risk

A majority of our operating activities and a significant portion of our assets and liabilities are denominated in RMB, which is not freely convertible into foreign currencies.  Since July 21, 2005, the RMB was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies.  The appreciation of the RMB against the USD was approximately 34.8% from July 21, 2005 to December 31, 2014.  While the international reaction to the appreciation of the RMB has generally been positive, there remains significant international pressure on the Chinese central government to adopt an even more flexible currency policy, which could result in a further and potentially more significant appreciation of the RMB against the USD.

Recent Accounting Pronouncements

In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU”) No. 2013-02, Comprehensive Income (Topic 220) (“ASU 2013-02”) to improve the reporting of reclassifications out of Accumulated Other Comprehensive Income (“AOCI”).  This ASU sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period.  It requires companies to present information about reclassifications out of AOCI in one place, and to present reclassifications by component when reporting changes in AOCI balances.  The modifications to ASC Topic 220 resulting from the issuance of ASU 2013-02 are effective for fiscal years beginning after December 15, 2012 and interim periods within those years.  Early adoption is permitted.  The adoption of ASU 2013-02 did not have a material impact on our consolidated financial position and results of operations.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists, an amendment to FASB Accounting Standards Codification ("ASC") Topic 740, Income Taxes ("FASB ASC Topic 740").  This update clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets.  This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013.  Retrospective application is permitted.  The adoption of this guidance did not have any significant impact on our consolidated financial position and results of operations.

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In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. We do not expect the adoption of this guidance will have a significant impact on our consolidated financial position and results of operations.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers: Topic 606. This update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The guidance in this update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. Additionally, this update supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this update. This ASU is effective retrospectively for fiscal years, and interim periods within those years, beginning after December 15, 2016 for public companies and 2017 for non-public companies. Management is evaluating the effect, if any, on our financial position and results of operations.

In June 2014, FASB issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The amendments stipulate that a performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation. As a result, the target is not reflected in the estimation of the award’s grant date fair value. Compensation cost should be recognized over the required service period, if it is probable that the performance condition would be achieved. The amendments in this Accounting Standards Update are effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Early adoption is permitted. We do not expect the adoption of ASU 2014-12 to have a material impact on our consolidated financial position and results of operations.

In August 2014, FASB issued ASU No. 2014-15, Preparation of Financial Statements - Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. Under generally accepted accounting principles (GAAP), continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity's liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity's liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements-Liquidation Basis of Accounting. Even when an entity's liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events. The amendments in this Accounting Standards Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. We do not expect the adoption of ASU 2014-15 to have material impact on our consolidated financial position and results of operations.

In November 2014, FASB issued ASU No. 2014-17, Business Combinations (Topic 805): Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force). The amendments in this update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this ASU were effective as of November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. We do not expect the adoption of ASU 2014-15 to have a material impact on our consolidated financial position and results of operations.

In January 2015, FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (the “Update”).  FASB issued the Update to eliminate from GAAP the concept of extraordinary items. The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities.  We do not expect the adoption of ASU 2015-01 to have a material impact on our consolidated financial position and results of operations.

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BUSINESS

Overview

We are a vertically integrated manufacturer of eco-friendly building products located in the city of Pingdingshan in Henan Province, China. Our primary operating entities, Yulong Concrete and Yulong Brick, began operations in 2004 and 2006, respectively, and since that time have become Pingdingshan’s leading producers of fly-ash bricks and concrete. For our fiscal year ended June 30, 2014, our consolidated revenue from continuing operations was $44.5 million, of which we derived approximately 33.6% from bricks and 66.4% from concrete, while our income from operations was $15.2 million. Our consolidated revenue from continuing operations for the six months ended December 31, 2014 was $23.2 million, of which we derived approximately 34.8% from bricks and 65.2% from concrete. For more information on our consolidated revenue and results of operations for the years ended June 30, 2014 and 2013, and the six months ended December 31, 2014 and 2013, please see our consolidated financial statements included elsewhere in this prospectus.

Based on internal research of published government data and our customers’ purchases (including the bricks and concrete produced for us by third-party manufacturers), we commanded approximately 51% of the brick market and 30% of the concrete market in Pingdingshan in both fiscal 2014 and fiscal 2013. Because of the nature of our products, new customers come to us either because of our reputation or by referral from our existing customers, and our selling efforts emphasize personal relationships over product marketing. Further, we believe that our fly-ash bricks are eco-friendly as they contain at least 30% of reclaimed fly-ash in place of traditional cement, thereby reducing raw material consumption. Our fly-ash bricks also consume less energy during manufacturing than their traditional counterparts, thereby producing less greenhouse gas emissions.

We currently operate two plants – both in Pingdingshan.  During fiscal 2014 and 2013, our fly-ash brick plant produced approximately 352,875 m3 and 283,661 m3 of bricks, respectively, and approximately 187,567 m3 and 167,537 m3 of bricks, respectively for the six months ended December 31, 2014 and 2013. During fiscal 2014 and 2013, our concrete plant produced approximately 413,535 m3 and 355,396 m3 of ready-mixed concrete, respectively, and approximately 257,937 m3 and 216,179 m3 of ready-mixed concrete, respectively, for the six months ended December 31, 2014 and 2013. During fiscal 2014 and 2013, we also had third-party manufacturers produce approximately 120,259 m3 and 138,425 m3 of bricks, respectively, and approximately 263,390 m3 and 310,618 m3 of concrete, respectively, on our behalf. During the six months ended December 31, 2014 and 2013, third-party manufacturers produced approximately 54,796 m3 and 44,658 m3 of bricks, respectively, and approximately 84,553 m3 and 133,749 m3 of concrete, respectively, on our behalf.

In connection with our plans to establish waste hauling operations and to produce bricks from construction waste, we have (i) been granted exclusive right by two Pingdingshan municipal agencies to transport and process construction waste within Pingdingshan municipal boundaries (subject to exclusions imposed by special municipal regulations), (ii) contracted to acquire an additional 100 haul trucks to augment our current fleet of 50 trucks for a total of 150 haul trucks to transport the waste, and (iii) built a state-of-the-art recycling plant to process the waste, and a brick plant to utilize the processed waste. One of the two production lines is complete and currently undergoing trial operations. We anticipate formal production and our hauling operations to commence in April 2015.

Information below regarding the amounts and price of our ordinary shares gives effect to the 4-for-5 reverse stock split that we effected on March 3, 2015.

Our Corporate History and Structure

Yulong

Yulong is a holding company and was incorporated under the laws of the Cayman Islands on March 10, 2011. In March 2011, Yulong sold and issued 800,000 ordinary shares to its founding shareholder. In May 2011, Yulong sold and issued 360,000 ordinary shares to 10 investors.

Through a corporate restructuring in December 2011, the shareholders of Yulong BVI exchanged all of their outstanding ordinary shares of Yulong BVI for 6,840,000 ordinary shares of Yulong pursuant to the terms and conditions of a share exchange agreement dated December 11, 2011, or the Exchange Agreement. As a result, Yulong acquired all of the equity interests in Yulong BVI and Yulong BVI became a wholly-owned subsidiary of Yulong.

Yulong BVI

Yulong BVI is a holding company and was incorporated under the laws of the British Virgin Islands, or BVI, on June 15, 2011.  The company was established to negate the payment of stamp tax necessary to transfer the shares of Yulong HK.  The transfer of shares in a Hong Kong entity incurs a 2% stamp tax pursuant to Hong Kong tax laws, whereas there is no stamp tax payable for transfer of shares in a BVI entity pursuant to BVI tax laws.  Mr. Yulong Zhu is the sole director of Yulong BVI.  The company currently does not have any employees or officers.

Yulong HK

Yulong HK is a holding company and was incorporated under the laws of Hong Kong Special Administrative Region, or Hong Kong, on July 21, 2011.  The company was established to minimize Chinese withholding tax on dividends.  Pursuant to the tax treaty between Hong Kong and China, a withholding tax rate of 5% for distribution of dividends may apply on dividends received by Yulong HK if certain requirements under such tax treaty are met, while the withholding tax rate is 10% for dividends to be received by companies incorporated in most other jurisdictions.  Mr. Yulong Zhu is the sole director of Yulong HK.  The company currently does not have any employees or officers.

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Yulong WFOE

Yulong WFOE is a limited liability company that was formed under the laws of the PRC on September 2, 2011, and controls Yulong Group through a series of contractual arrangements, or the VIE Agreements.  Because it is wholly owned by Yulong HK, Yulong WFOE is a wholly foreign owned enterprise, or WFOE, under Chinese law. The approved business scope as set forth in its business license includes construction engineering technology consulting and enterprise management consulting.  Other than activities relating to the VIE Agreements, the company has no other separate operations of its own.  Mr. Yulong Zhu is the sole director of Yulong WFOE.  The company currently does not have any employees or officers.

Although current PRC regulations do not restrict or prohibit foreign investment in domestic companies engaging in businesses such as those of our consolidated affiliated entities, there is substantial uncertainty regarding the interpretation and application of such regulations.  For example, when Yulong Renewable can begin operations, we intend to source construction waste consisting of discarded bricks and concrete for its recycling plant in part by entering into waste disposal contracts with local governments, such as our exclusive agreement with the Pingdingshan Housing and Urban-Rural Development Bureau.  While no regulation prohibits foreign investment in Yulong Renewable, in practice, local governments will only enter into such contract if Yulong Renewable remains a domestic company.  As such, Yulong WFOE has entered into the VIE Agreements with Yulong Group and their shareholders.  We do not own any equity interests in Yulong Bricks, Yulong Concrete, Yulong Renewable or Yulong Transport, but control and receive the economic benefits of their respective business operations through the VIE Agreements.  The VIE Agreements enable us to provide these companies with consulting services on an exclusive basis, in exchange for all of their quarterly profits, if any.  In addition, we are able to appoint their senior executives and approve all matters requiring approval of their shareholders.  The VIE Agreements are comprised of an Exclusive Consulting and Operating Agreement, Equity Pledge Agreement, Option Agreement and Voting Rights Proxy and Financial Supporting Agreement, and are described in further detail under “Contractual Arrangements” below.

Under current Chinese laws and regulations, we believe that the VIE Agreements are not subject to any government approval.  The shareholders of Yulong Group were required to register with SAFE when they established Yulong BVI, and have obtained such SAFE registration in May 2011. They were also required to update such SAFE registration when we issued ordinary shares to them in connection with the Exchange Agreement, although such SAFE update has not been completed as of the date of this prospectus.  These shareholders are also required to register their equity pledge arrangement as set forth in the Equity Pledge Agreement with Yulong WFOE (see “Contractual Arrangements” below). Otherwise, we do not need to obtain any approval from China’s Ministry of Commerce, or MOFCOM, China Securities Regulatory Commission, or CSRC, or other authority prior to publicly listing our ordinary shares in the United States.  For a discussion of the risks and uncertainties relating to our corporate structure with respect to the VIE Agreements, see “Risk Factors” beginning on page 6.

Yulong Group

All of our business operations are conducted through our four consolidated affiliated entities, namely, Yulong Concrete which commenced operations in 2004, Yulong Bricks in 2006, Yulong Transport in 2009, and Yulong Renewable which currently has no operations while our new recycling and brick plants are under construction.  All four companies have subsequently become our consolidated variable interest entities, or VIEs, through the VIE Agreements described below.

Yulong Bricks is a limited liability company established in China, and its business scope includes production and sales of fly-ash bricks and sales of building materials, steel, general merchandise and hardware.  As of the date of this prospectus, Yulong Bricks is 54% held by Mr. Yulong Zhu, our founder, chairman and chief executive officer, and 46% held by Mr. Kunfeng Zhang.  The 46% held by Mr. Zhang were previously held by Mr. Hu Zhu, our founder’s nephew, and transferred to Mr. Zhang in March 2013 when he was appointed as executive director of Yulong Bricks.  The current management members of this company include Mr. Yulong Zhu as president, Mr. Zhang as executive director, Mr. Hui Li as general manager, and both Mr. Yanpo Zhu and Mr. Xiangqing Zhang as vice general managers.

Yulong Concrete is a limited liability company established in China, and its approved business scope includes production and sales of ready-mixed concrete.  As of the date of this prospectus, Yulong Concrete is 80% held by Ms. Liping Zhai, and 20% held by Mr. Dangwei Wang, both of whom are cousins of our founder.  Such equity interests were previously held by Mr. Guangjiang Zhu and Ms. Yingtao Miao, and transferred to Ms. Zhai and Mr. Wang in September 2012 when they were appointed as executive director and supervisory director of Yulong Concrete.  Mr. Guangjiang Zhu and Ms. Miao are also cousins of our founder.  The current management members of this company include Mr. Yulong Zhu as president, Ms. Zhai as executive director, Mr. Wang as supervisory director, Mr. Ya Zhou as plant manager, Mr. Guangjian Zhu as purchase manager, Mr. Xixin Zhang as production manager, and Mr. Yaofeng Ren as quality control manager.

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Yulong Renewable is a limited liability company established in China, and its business scope includes the production and sales of bricks, road curb bricks, running track bricks, water permeable bricks; the recycling of waste resources and metals (unless prohibited by the state); the transportation for general goods; clean-up and transportation of construction waste within planning areas; and housing demolition (excluding explosion).  As of the date of this prospectus, Yulong Renewable is 68.3% owned by our founder, and 31.7% owned by Mr. Zhenhua Yu.  The current management members of this company include Mr. Yulong Zhu as president, Mr. Mingyan Zhao as general manager and chief engineer, and Mr. Yong Yu as vice general manager.

Yulong Transport is a limited liability company established in China, and its business scope includes leasing and maintenance of mechanical equipment; general cargo transport; and special transport of goods (canned).  As of the date of this prospectus, Yulong Transport is 60% held by Mr. Aimin Shi, our founder’s uncle, and 40% held by Ms. Liping Zhai.  The current management members of this company include Mr. Shi as executive director, and Ms. Zhai as supervisory director.

Since inception, all four companies have been solely capitalized by our founder, with the other shareholders holding their respective equity interests on behalf of our founder.  Our founder believes that such arrangements are necessary to retain some measure of privacy locally. The other shareholders disclaim all of the rights and obligations associated with their equity interests, which rights and obligations are borne solely by our founder.  Additionally, the other shareholders may not transfer their equity interests without our founder’s written consent.  These arrangements are established through a Silent Shareholder Investment Agreement, or Investment Agreement, between our founder and the other shareholders.  The Investment Agreement was entered into in July 2009 with respect to Yulong Transport, in September 2012 with respect to Yulong Concrete, in March 2013 with respect to Yulong Bricks, and in August 2013 with respect to Yulong Renewable. As its purpose is to govern the relationships between our founder and other shareholders of our consolidated affiliated entities, the Investment Agreement will have no effect on the rights of the investors in this offering, including rights to the revenue generated by our consolidated affiliated entities or interests in their assets. Such rights and interests will instead be dependent entirely on the contractual arrangements through which we control our consolidated affiliated entities, and the exercise and enforcement of our rights under such contractual arrangements. See “Contractual Arrangements” below. Except through such exercise and enforcement, neither we nor you have any other right to the revenue or assets of our consolidated affiliated entities, since we do not have any ownership of them. However, reliance on the contractual arrangements may not always be effective. See “Risk Factors–Risks Related to Our Corporate Structure–Our contractual arrangements with our consolidated affiliated entities may not be as effective in providing operational control as direct ownership.” In addition, because the contractual arrangements are governed by Chinese laws, enforcement of our rights may be uncertain. See “Risk Factors–Risks Related to Doing Business in China–Uncertainties with respect to the PRC legal system could adversely affect us.” Thus, our inability to exercise or failure to enforce the contractual arrangements could mean the loss of your entire investment.

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The following diagram illustrates our corporate structure as of the date of this prospectus upon completion of this initial public offering:

Equity interests

Contractual arrangements

(1)	Silent shareholder investment agreement
(2)	Exclusive consulting and operating agreement
(3)	Equity pledge agreement
(4)	Option agreement
(5)	Voting rights proxy agreement

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Contractual Arrangements

While we do not have any equity interest in our consolidated affiliated entities, we have been and are expected to continue to be dependent on them to operate our business as long as there is uncertainty in the interpretation and application by local governments of regulations concerning foreign investments in companies such as our consolidated affiliated entities.  We rely on our consolidated affiliated entities to maintain or renew their respective qualifications, licenses or permits necessary for our business in China. We believe that under the VIE Agreements, we have substantial control over our consolidated affiliated entities and their respective shareholders to renew, revise or enter into new contractual arrangements prior to the expiration of the current arrangements on terms that would enable us to continue to operate our business in China after the expiration of the current arrangements, or pursuant to certain amendments and changes of the current applicable PRC laws, regulations and rules on terms that would enable us to continue to operate our business in China legally. While we currently do not anticipate any changes to PRC laws in the near future that may impact our ability to carry out our business in China, no assurances can be made in this regard. See “Risk Factors—Risks Related to Doing Business in China—Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations.” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.” For a detailed description of the risks associated with our corporate structure and the contractual arrangements that support our corporate structure, see “Risk Factors—Risks Related to Our Corporate Structure.”

The following is a summary of the VIE Agreements among Yulong WFOE, the four Yulong Group companies, and their shareholders.

Exclusive Consulting Services and Operating Agreements.  Pursuant to exclusive consulting services and operating agreements among Yulong WFOE, Yulong Group companies and their shareholders:

●	Yulong WFOE has the exclusive right to provide consulting services relating to, among other things, general business operation, human resources and business development, to each Yulong Group company.

●	Yulong WFOE exclusively owns all intellectual property rights resulting from the performance of this agreement.

●	Without Yulong WFOE’s prior written consent, each Yulong Group company shall not conduct any transaction that may materially affects its assets, obligations, rights or operations, including but not limited to, (i) incurrence or assumption of any indebtedness, (ii) sale or purchase of any assets or rights, (iii) incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party, (iv) issuance, purchase or redemption of its equity or debt securities, (v) winding up, liquidation or dissolution, (vi) declaration or payment of dividend, or return of capital, (vii) loans or investments other than in the ordinary course of business, (viii) transactions with affiliates, (ix) amendment or modification of its charter documents, (x) engagement in activities outside the scope of its business license, and (xi) transfer of any rights or obligations under this agreements to a third party.

●	Each Yulong Group company agrees to follow the proposal provided by Yulong WFOE from time to time relating to employment, daily operation and financial management.

●	Each Yulong Group company shall appoint the candidates designated by Yulong WFOE as its general manager, chief financial officer and any other senior officers.

●	At its discretion, Yulong WFOE may guaranty the performance by a Yulong Group company of such company’s obligations under any agreement with a third party.

●	Each Yulong Group company agrees to pay a service fee in an amount equal to its net profit each fiscal quarter to Yulong WFOE, payable upon request in RMB and without setoff into an account specified by Yulong WFOE. In September 2012, Yulong Concrete declared RMB 73,190,929, and in February 2013, Yulong Bricks declared RMB 71,653,793, as dividends to their shareholders in lieu of paying the service fees to Yulong WFOE. Instead of distribution, the dividends were used to pay for construction of the new brick plant, construction waste recycling plant, and research and development center. While Yulong WFOE allowed such dividends on a one-time basis, no other dividend by any other Yulong Group company will be permitted in the future under the terms of this agreement.

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●	Yulong WFOE shall not be entitled to a service fee from a Yulong Group company for any fiscal quarter in which such company has net loss, and shall absorb such loss as well as pay an amount equal to such loss to such company upon request, although Yulong WFOE currently does not maintain any funds to make such payment.

●	If a Yulong Group company had undeclared net profit as of September 2, 2011, it would pay a one-time service fee to Yulong WFOE in an amount equal to such undeclared net profit, payable upon request; but if such Yulong Group company had net loss as of such date, Yulong WFOE would absorb such loss and pay such Yulong Group company a one-time amount equal to such loss, payable upon request.

●	The term of this agreement shall continue unless all parties thereto agree its termination.

Equity Pledge Agreements.  Pursuant to equity pledge agreements between Yulong WFOE and each of the Yulong Group shareholders:

●	The shareholders have pledged all of their equity interests in Yulong Group companies to Yulong WFOE, to guarantee each Yulong Group company’s performance of its obligations under the exclusive consulting services and operating agreement.

●	If a Yulong Group company breaches its contractual obligations under the aforesaid agreement, Yulong WFOE, as the pledgee, will be entitled to certain rights and entitlements, including the priority in receiving payments by the evaluation or proceeds from the auction or sale of whole or part of the pledged equity interests of such Yulong Group company in accordance with legal procedures.

●	Without Yulong WFOE’s prior written consent, the shareholders shall not transfer or assign the pledged equity interests, or incur or allow any encumbrance that would jeopardize Yulong WFOE’s interests.

●	While this agreement is in effect (see below), Yulong WFOE is entitled to collect all of the dividends or other distributions, if any, derived from the pledged equity interests, whether or not there has been a default under this agreement.

●	The equity interest pledge will be effective upon the completion of the registration of the pledge with the competent local branch of the State Administration of Industry and Commerce or SAIC, and, with respect to each Yulong Group company, expire on the earlier of: (i) two years from the date on which such Yulong Group company has fully performed its obligations under the exclusive consulting services and operating agreement; or (ii) the completion of the transfer of all equity interests of such Yulong Group company by its shareholders to another individual or legal entity designated by Yulong WFOE pursuant to the option agreement, and no equity interest of such Yulong Group company is held by such shareholders.

As of the date of this prospectus, the equity interest pledge has not been registered. As such, we have been advised by our PRC counsel, Allbright Law Offices, that while Yulong WFOE may exercise its rights against the shareholders under the equity pledge agreement, any restriction on equity interest transfer and/or disposal may not be enforceable against a third party in the absence of registration. We expect to complete the registration prior to the completion of this offering.

Option Agreements. Pursuant to option agreements between Yulong WFOE and each of the Yulong Group shareholders:

●	The shareholders have granted Yulong WFOE an exclusive option to purchase, to the extent permitted under PRC law, all or part of their equity interests in Yulong Group companies, at the lowest price then permitted by PRC law. Proceeds from exercise of the option will ultimately be received by our founder pursuant to the Investment Agreement.

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●	Yulong WFOE has sole discretion as to when to exercise such options, either in part or in full, and is entitled to exercise the options for unlimited times until all of the equity interests of Yulong Group companies have been acquired, and can freely transfer the options, in whole or in part, to any third party. Equity interests purchased by such third party would be held by such third party.

●	Without Yulong WFOE’s consent, the shareholders shall not transfer, donate, pledge, or otherwise dispose their equity shareholdings in Yulong Group companies in any way.

●	This agreement will remain in full force and effect until the earlier of: (i) the date on which the option has been exercised in full, or (ii) termination by Yulong WFOE. The key factor for our decision to exercise the option is whether the current interpretation and practice by the local governments with respect to foreign investment in domestic companies such as our consolidated affiliated entities will be relaxed in the future, which we cannot predict. If such restrictions are relaxed, we will, through Yulong WFOE, exercise the option and purchase all or part of the equity interests in Yulong Group companies.

Voting Rights Proxy and Financial Supporting Agreements.  Pursuant to voting rights proxy and financial supporting agreements between Yulong WFOE and each of the Yulong Group shareholders:

●	The shareholders irrevocably grant their rights to vote and attend shareholder meetings to Yulong WFOE or its designee.

●	In consideration for the rights granted by the shareholders, Yulong WFOE agrees to arrange for funding necessary to operate the businesses of Yulong Group companies, which do not need to be repaid if such businesses fail.

●	This agreement will remain in full force and effect until the earlier of: (i) the date on which the option under the option agreement has been exercised in full, or (ii) termination by Yulong WFOE.

In the opinion of Allbright Law Offices, our PRC legal counsel:

●	the corporate structure of Yulong WFOE and Yulong Group companies in China comply with all existing PRC laws and regulations;

●	the VIE Agreements are valid, binding and enforceable under PRC law, and will not result in any violation of PRC laws or regulations currently in effect; and

●	Each of Yulong WFOE and Yulong Group companies has all necessary corporate power and authority to conduct its business as described in its business scope under its business license. Each such business license is in full force and effect. Each of Yulong WFOE and Yulong Group companies is capable of suing and being sued and may be the subject of any legal proceedings in PRC courts. To the best of Allbright Law’s knowledge after due inquiries, none of Yulong WFOE, Yulong Group companies or their respective assets is entitled to any immunity, on the grounds of sovereignty, from any action, suit or other legal proceedings; or from enforcement, execution or attachment.

We have been advised by our PRC legal counsel, however, that there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules.  Accordingly, the PRC regulatory authorities may in the future take a view that is contrary to the above opinion of our PRC legal counsel.  If the PRC government finds that the foregoing agreements that establish the structure for operating our PRC business do not comply with applicable PRC regulations, we could be subject to severe penalties including being prohibited from continuing operations.  See “Risk Factors—Risks Related to Our Corporate Structure—Our contractual arrangements with our consolidated affiliated entities may not be as effective in providing operational control as direct ownership.” and “Risk Factors—Risks Related to Doing Business in China—Uncertainties with respect to the PRC legal system could adversely affect us.”

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Our Business Strategy

We intend to implement two primary strategies to expand and grow the size of our Company: (i) upgrade the operations of our existing bricks and concrete businesses to advance our market position, and (ii) increase our production capacity to encompass both existing and new products to meet market demand.

Based on internal research of published government data and our customers’ purchases, and including the bricks and concrete produced for us by third-party manufacturers, we commanded approximately 51% of the brick market and 30% of the concrete market in Pingdingshan in both fiscal 2014 and fiscal 2013.  Because of the nature of our products, customers come to us either because of our reputation or through referral from other customers, and selling efforts emphasize personal relationship over product marketing.  While we have earned our reputation through the consistent quality of our products, we believe that sustained investment in the following is vital to maintaining such reputation: (1) personnel training especially with respect to production, maintenance and quality control procedures in order to exceed both government-mandated and industry standards, and to lower production costs, and (2) equipment and production upgrades to take advantage of quality and cost improvements that new technologies can offer in order to stay ahead of competition.  On the other hand, we also need to direct resources to expand our sales team.  We believe that doing so can improve our research and gathering ability of current market and customer information, which in turn can help us identify potential new market opportunities, better our management of both pricing and customer credit risk, and tailor after-sales services to strengthen and foster relationship with each customer.  We believe that we can primarily fund these efforts organically through the cash generated from operations. As necessary, we may also seek financing from banks and our founder.

Also, our production volumes have in the past lagged behind demand, and we believe that our current product offerings are insufficient to meet the market requirements that we project.  Based on internal studies of our customers’ purchases and the Pingdingshan market in general, we estimate that the city currently requires approximately 0.9 million m3 of bricks and 2.4 million m3 of concrete annually. We currently have four brick production lines each capable of producing 100,000 m3 annually, and two concrete mixing towers each capable of producing 200,000 m3 annually. In recent years, however, what we produced and had others produce for us were on occasions not enough to meet demand.  Such was the case for concrete in fiscal 2013 and 2014, and the six months ended December 31, 2014. Additionally, as the populace has become more vocal of pollution concerns in recent years, the Chinese central government is responding with policies that favors sustainability.  For example, a 2013 national energy conservation policy imposes production limits on some of our raw material suppliers to control pollution generated by their plants.  Yulong Renewable was established to operate a new recycling plant to process construction waste consisting of discarded bricks and concrete that we will collect mainly from construction sites within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations), and to which we now have the exclusive right under an agreement with and license issued by municipal agencies.  Once the construction waste is processed, we will use them to produce bricks at the adjacent brick plant that Yulong Renewable will also operate. In 2012, we secured a piece of land approximately 15 kilometers from our headquarters, and commenced construction of the recycling and brick plants in July 2013.  Construction of both plants was completed in October 2014, and equipment installation (including the first production line with 75,000 m3 in annual capacity at the brick plant) in November 2014, and we currently expect to complete the second production line by December 2015. Both plants have thus far been funded with cash flow from operations and loans from some of the shareholders of our consolidated affiliated entities, and we intend to use the net proceeds from this offering to fund the completion of these plants. If we are unable to complete this offering, however, we will use our future working capital, and look to banks and, as necessary, our founder, for financing.

In addition to the new plants, we will have a dedicated building onsite for research and development of renewable construction materials.  Construction, also funded with cash flow from operations and loans from some of the shareholders of our consolidated affiliated entities, was completed in October 2014 at a cost of approximately $1.8 million (RMB 11.15 million), and equipment installation was completed in November 2014. We have entered into an agreement with Zhengzhou University’s Structural Engineering Technology Research Center to make our facility and resources available to its students and faculties. In return, the research center will assist us to develop new products, and will grant us a priority right to commercialize the results of their efforts.

Our Products

Fly-ash Bricks

We produce fly-ash bricks through Yulong Bricks, which operates our brick plant located adjacent to our headquarters in Pingdingshan.  Our bricks are used in and around Pingdingshan in connection with commercial, industrial, and residential constructions.  We refer to our bricks as “fly-ash” bricks because they are produced in part from reclaimed fly-ash.  When power plants use coal to generate electricity, fly-ash is the lightweight and powdery residue from the coal combustion process.  Fly-ash is typically disposed of in landfills and ash ponds, although some may be released directly into the atmosphere.  With ever-rising energy demand fueled by Pingdingshan’s economic growth, however, power plants are generating fly-ash at levels that threaten to overwhelm available landfill and ash pond sites.  By recycling fly-ash for our bricks, we believe that our brick-making process is a viable and environmentally friendly solution to the fly-ash disposal problem by helping to reduce landfill space.

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Traditional bricks in China are made up primarily of cement, which is mixed with water and silt, pressed into a mold for shaping, and then fired in a kiln, or furnace, at temperature of between 900 and 1000 degree Celsius to harden and achieve strength.

We use reclaimed fly-ash primarily as a substitute for cement, and at least 30% of each of our bricks is fly-ash.  We believe that fly-ash reduces both the density and heat conductivity of our bricks without sacrificing their durability and strength.  In addition, because the fly-ash is reclaimed wastes, we believe that our bricks are consistent with government policies such as the national energy conservation policy that the Chinese central government announced at the beginning of calendar year 2013.  We also believe the availability of fly-ash in coal-rich Pingdingshan allows us to manage any seasonal and other fluctuations in cement supply.

In addition to cement and fly-ash, our bricks contain gypsum, quicklime and aluminum powder in accordance with industry standards and requirements.  The following illustrates our production process:

(1)

We currently have four production lines, each with an oven approximately 31 meters in length, holding up to the equivalence of 18 uncut blocks per load.  Each production line can produce approximately 300 m3 of bricks per day and 100,000 m3 of bricks per year, although actual production may vary due to maintenance and repairs.

The Housing and Urban-Rural Construction Department of Henan Province has certified our use of reclaimed fly-ash, which certification also signifies our conformance with the central government’s policy to foster and support resource conservation and management.  We also believe that our bricks are environmentally friendly because they require less energy and generate fewer pollutants to produce, and are more cost effective, than traditional fired cement bricks. Our production process is ISO:9000 certified by Beijing ZhongDaHuaYuan Certification Center, which certification is nationally recognized, including by the Bureau of Quality and Technical Supervision of Henan Province.

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We currently produce 13 standard sizes of bricks, ranging from 0.012 to 0.054 m3.  Our bricks are primarily used in industrial, commercial and residential construction for foundation and structural walls.  We also produce custom-size bricks to order, although their productions have historically not been significant at less than 1% of the bricks produced.  We generally operate our plant on two shifts of eight hours each, with some overtime operation as deemed necessary during the year.  In addition, only three production lines were operational at any one time during fiscal 2013 due to maintenance and repairs.

We also have arrangements with a third-party manufacturer to produce on our behalf.  Under such arrangements, the manufacturer uses its employees and equipment to produce bricks using our pre-formulated raw material blends that we provide and under our supervision, and allows us to stage the finished products onsite until our customers take delivery.  In return, we pay a fee for every cubic meter of bricks that the manufacturer produces for us.  In fiscal 2013 and 2014, approximately 138,425 m3 and 120,259 m3 of bricks were produced under such arrangements, respectively, and for the six months ended December 31, 2014 and 2013, approximately 54,796 m3 and 44,658 m3 of bricks were produced under such arrangements, respectively, although orders did not exceed our production during such periods. Instead, we used the manufacturer in fiscal 2013 at the request of one of our suppliers to which it is affiliated. Our suppliers are generally the largest suppliers locally and many of them are state-owned enterprises. As such, it may be difficult to replace them with other local suppliers in terms of the quantity and quality of their raw materials and their pricing. We have agreed to the supplier’s request to use its affiliate in order to maintain good relationships and to ensure that we can access sufficient raw materials as necessary. Approximately 27.3% and 26.0% of our bricks sold in fiscal 2013 and 2014, respectively, and approximately 21.7% and 20.9% for the six months ended December 31, 2014 and 2013, respectively, were produced under such arrangements.

Our standard operating procedures allow us to exercise quality control during every step of the production process, and we train our personnel to strictly operate by such procedures.  We also maintain a sample of each production batch in the event of any quality issue that may develop.

The cost of transportation and storage that our customers incur usually limits the market area for our bricks to within approximately 120 kilometers of our plant site and, therefore, sales are generally driven by the level of construction activity within Pingdingshan.

Ready-Mixed Concrete

We produce ready-mixed concrete through Yulong Concrete, which operates our concrete plant approximately five kilometers from our headquarters, and distribute the concrete through Yulong Transport, which operates our fleet of concrete mixer trucks.  Our ready-mixed concrete consists of proportioned mixes we prepare in accordance with each customer’s specifications and deliver in an unhardened plastic state for placement and shaping into designed forms at the job site.

Selecting the optimum mix for a job entails determining not only the ingredients that will produce the desired permeability, strength, appearance and other properties of the concrete after it has hardened and cured, but also the ingredients necessary to achieve a workable consistency considering the weather and other conditions at the job site.  We believe we can achieve product differentiation for the mixes we offer because of the variety of mixes we can produce, our volume production capacity and our scheduling, delivery and placement reliability.

Concrete is primarily a mixture of paste (comprising of cement and water) and aggregates (comprising of sand and gravel.  Aggregates comprise approximately 60% to 80% of the total volume of concrete.  Proper proportioning of paste to aggregates is crucial to achieving strong and durable concrete.  Using insufficient amount paste, for example, will result in porous concrete with rough, honeycombed surface.  Excessive paste, on the other hand, will reduce the concrete’s strength and durability.  Properly proportioned concrete has the ideal malleability for placement with the necessary strength and durability once hardened and cured.

The type and size of the aggregate mixture determines the thickness and purpose of the concrete, with a continuous gradation of particle size being desirable for efficient use of the paste.  The strength of the paste depends on the ratio of water to cement, with lesser water being desirable generally.  We produce ready-mixed concrete by combining cement, aggregates, and other cementitious materials (described below) with water and, typically, one or more admixtures. These admixtures, such as chemicals, minerals and fibers, determine the usefulness of the product for particular applications.

We use a variety of chemical admixtures to achieve one or more of five basic purposes:

●	relieve internal pressure and increase resistance to cracking in subfreezing weather;

●	retard the hardening process to make concrete more workable in hot weather;

●	strengthen concrete by reducing its water content;

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●	accelerate the hardening process and reduce the time required for curing; and

●	facilitate the placement of concrete having low water content.

Most common chemical admixtures we use include pumping agent, super-plasticizer, and expansive admixtures.

We frequently use various mineral admixtures as supplements to cement, which we refer to as cementitious materials, to alter the permeability, strength and other properties of concrete. These materials include (i) fly ash; (ii) ground slag, a byproduct of iron and steel manufacturing; and (iii) silica fume, a waste byproduct from the manufacture of silicon or ferro-silicon metal.  These materials also reduce the amount of cement content used which results in a reduction in CO2 emissions.

Our concrete is delivered premixed, or ready-mixed, to a customer’s jobsite.  The following illustrates our standard operating procedure after an order is placed and delivery date is confirmed:

We currently operate two mixing towers at our plant.  Each tower can produce approximately 750 m3 daily and 200,000 m3 annually, although actual production may vary due to maintenance and repairs.  Once mixed, the concrete can remain in a plastic state in a mixer truck for approximately six hours. We produced 355,396 m3 and 413,535 m3 of concrete in fiscal 2013 and 2014, respectively, and 257,937 m3 and 216,179 m3 of concrete for the six months ended December 31, 2014 and 2013, respectively.  We are renewing the ISO:9000 certification of our production process by Kaixin Certification (Beijing) Co. Ltd., which certification is nationally recognized, including by the Bureau of Quality and Technical Supervision of Henan Province.

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We generally operate our plant on two shift(s) of eight hours each, with some overtime operation as deemed necessary during the year.  We also have arrangements with a third-party manufacturer to make concrete for us with its employees and equipment usually when demand exceeds our production, which was the case in fiscal 2013 and 2014, and the six months ended December 31, 2014. Our arrangements with the manufacturer are identical to those we have with the third-party brick manufacturer described earlier.   Approximately 310,618 m3 and 263,390 m3 of concrete were produced for us under such arrangement in fiscal 2013 and 2014, respectively, and approximately 84,553 m3 and 133,749 m3 of concrete for the six months ended December 31, 2014 and 2013, respectively. Approximately 46.6% and 38.9% of our concrete sold in fiscal 2013 and 2014, respectively, and approximately 24.7% and 38.2% for the six months ended December 31, 2014 and 2013, were produced under such arrangement.

We emphasize quality control, pre-job planning, customer service and coordination of supplies and delivery. We perform testing to determine which mix design is most appropriate to meet the required specifications.  The test results enable us to select the mixture that has the lowest cost and meets or exceeds the job specifications.  We create and maintain a project file that details the mixture we will use when we produce the concrete for the job.  For quality control purposes, we also create and maintain batch samples of concrete we have delivered to a job site, which help to ensure consistent results and minimize the need to correct completed work.

Customers and Sales

Our customers are primarily developers of commercial, residential and infrastructural projects in and around Pingdingshan, and include both state-owned and private enterprises.  For fiscal 2014, no single customer accounted for 10% or more of our total sales.  The largest brick customer, Henan Pingdingshan Shenma Construction Group Co., Ltd., accounted for 6% of our brick sales and 4% of our total sales.  The largest concrete customer, Henan Qingcheng Construction Co., Ltd., accounted for 8% of our concrete sales and 5% of our total sales.  None of our customers is related to or affiliated with us.

We generally identify potential customers from the membership roster of the Pingdingshan Construction Association, although we also have referrals from existing customers and suppliers.  After consideration of a potential customer’s business, operational and financial background, the manager of our sales department will authorize sales staff to initiate contact and negotiate with the customer.  The sales manager must also approve any agreement with the customer prior to execution.   An agreement is typically for one year or less, depending on our assessment of a customer’s creditworthiness.  After a customer has signed an agreement with us, the customer may order from us at any time under such agreement, specifying the amount, pricing and delivery date of the order.

Suppliers

We source all of our raw materials locally. Based on our agreements with our customers at the beginning of each calendar year, we estimate our requirements for the year and then contract with our suppliers on a monthly basis throughout the year to control inventory levels.

The following suppliers each accounted for 10% or more of our total amount spent on supplies in fiscal 2014:

Supplier	% of total spending on supplies	Raw material
Henan Dadi Cement Co., Ltd.	15%	Cement (for bricks and concrete)
Pingdingshan Coal Shenma Construction Group Tianyuan Cement Co., Ltd.	17%	Cement (for bricks and concrete)
Henan Tianqi Mining Development Co., Ltd.	13%	Pebbles and sand (for concrete)
Jiaxian Zhonghe Construction Materials Co., Ltd.	12%	Pebbles (for concrete)

None of our suppliers is related to or affiliated with us. We believe that our relationships with our suppliers are good. However, because many of them are the largest in Pingdingshan, we may have difficulty replacing any of them with another local supplier in terms of the quantity and quality of their raw materials and their pricing. See “Risk Factors–Risks Related to Our Business and Our Industry–We depend on third parties for supplies essential to operate our business.”

Typically, the highest-cost component in a cubic meter of fly-ash brick is quicklime, while cement represents the highest-cost material used to produce a cubic meter of ready-mixed concrete.  Nevertheless, we did not purchase quicklime in a sufficient quantity from any one supplier to account for 10% or more of our total spending on supplies in fiscal 2014, which is also the case with our purchase of fly-ash.

Since the imposition of the New Energy Policy at the beginning of calendar year 2013 (see “Regulations – New Energy Policy” below), there has been shortage of some raw materials in Pingdingshan with attendant price increase, which we believe will continue so long as such policy is in effect. As long as we can maintain our relationship with our current suppliers and are willing to pay the prevailing market price (or higher), we believe that the shortage can be overcome. However, we may choose not to do so in order to protect our margins. Because the implementation of the New Energy Policy is nationwide, we do not believe that sourcing raw materials from outside Pingdingshan would be practicable, in addition to uncertainty with the quality of raw materials from such suppliers and potential harm to our reputation.

We plan to supply the discarded bricks and concrete needed for our new recycling plant and brick plant pursuant to our exclusive right concerning construction waste within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations). Specifically, in September 2012, Yulong Renewable entered into an agreement with the Pingdingshan Housing and Urban-Rural Development Bureau, or the Pingdingshan Development Bureau, pursuant to which we have the exclusive right to clean up and process construction waste within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations). Our exclusivity is for 20 years, but may be extended subject to agreement with the Pingdingshan Development Bureau prior to the expiration or termination of our exclusive agreement. Additionally, in October 2012, Pingdingshan Construction Wastes Management Office granted Yulong Renewable an exclusive license to clean up, transport and process constructions waste within the planning area of the municipality. Such license expires on October 30, 2032.

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Intellectual Property

We currently do not own or license any significant intellectual property, including patent, registered trademark or copyright, in connection with our operations.

Competition

Based on internal research of published government data and our customers’ purchases, and including the bricks and concrete produced for us by third-party manufacturers, we commanded approximately 51% of the brick market and 30% of the concrete market in Pingdingshan in both fiscal 2013 and 2014.  Of the numerous manufacturers currently doing business in the city, we believe that only two brick manufacturers and two concrete manufacturers have the capabilities to effectively compete against us.  Our principal brick competitors are Pingdingshan Zhengrui Industry Co, Ltd., and Pingdingshan Yinghao Building Materials Co., Ltd.  Our principal concrete competitors are Pingdingshan Xinruiqi Concrete Co., Ltd., and Pingdingshan Shijixing Concrete Co., Ltd.

Competitors having lower operating costs than we do or having the financial resources to enable them to accept lower margins than we do will have a competitive advantage over us.  Competitors having greater financial resources or less financial leverage than we do may be able to invest more in production equipment or pay for acquisitions which could provide them a competitive advantage over us.  See “Risk Factors—Risks Related to Our Business and Our Industry—Competition in the building and construction materials industry could adversely affect our results of operations.”

Competitive Strengths

We believe the following strengths distinguish us from our competitors.

●

Environmentally friendly products .  We are already using reclaimed fly-ash (from coal fired power plants) in our brick production, comprising approximately 30% of each brick.  In doing so, we not only help reduce environmental wastes but we believe also increase our product quality.  Once our new recycling plant and brick plant are completed and operational, we will be able to add bricks made with recycled construction waste (consisting of discarded bricks and concrete  that we have the exclusive to collect and process within the current municipal boundaries of Pingdingshan (subject to exclusions imposed by special municipal regulations)) to our lineup.  We are also positioning ourselves to capitalize on future opportunities by building a facility that, when completed, will focus on researching and developing renewable construction materials.  We believe that such efforts not only sync with China’s growing public consciousness regarding pollution and resource conservation, but will be instrumental in maintaining our position as market leader in Pingdingshan.

●	Effective operational management. The consistent quality of our products is achievable only through effective management of all aspects of our operations, from purchasing to production. In every step, we have fully trained, experienced and skilled employees that are working in concert to ensure the quality of our bricks and concrete. We believe that such effective management puts us at the top of the industry standard.

●	Maintenance of relationships. Based on internal research of published government data and our customers’ purchases, and including the bricks and concrete produced for us by third-party manufacturers, we commanded approximately 51% of the brick market and 30% of the concrete market in Pingdingshan in both fiscal 2014 and fiscal 2013. Such commanding market position is a function of our reputation and the underlying track record, which have allowed us to successfully built relationships with the top real estate and construction companies operating in and around Pingdingshan. We believe that our reputation and good record will help us gain new business from existing customers and new customers.

Seasonality

Our fiscal third quarter sales and results of operations are usually lower than other quarters due to the general slowdown in business activities in China during the Chinese New Year period.  See “Risk Factors—Risks Related to Our Business and Our Industry—Our operating results may vary significantly from one reporting period to another and may be adversely affected by the seasonal and cyclical nature of the markets we serve.”

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Our Employees

We had 205 full-time employees for all of our business operations combined as of December 31, 2014.

The table below sets forth the number of employees for our fly-ash brick segment as of such date, categorized by function:

Function	Number of employees
Administrative	12
Accounting	2
Plant operations	1
Production	67
Inventory/purchasing	2
Quality control	1
Sales	3
Total	88

The table below sets forth the number of employees for our ready-mixed concrete segment as of such date, categorized by function:

Function	Number of employees
Administrative	7
Accounting	2
Plant operations	1
Production	34
Purchasing	7
Quality control	6
Sales	2
Total	59

Our transport segment had 32 employees as of such date, all of whom are concrete mixer truck operators.

In anticipation of its commencement of formal operations, Yulong Renewable had 26 employees as of such date, categorized by function as follows:

Function	Number of employees
Administrative	9
Accounting	3
Plant operations	1
Production	13
Total	26

Since our inception, we have not experienced any strikes or other disruptions of employment.  We believe our relationships with our employees are good.

In accordance with applicable regulations in China, we participate in a pension contribution plan, a medical insurance plan, an unemployment insurance plan, a personal injury insurance plan, maternity insurance and a housing reserve fund for the benefit of all of our employees.

Regulations

This section summarizes the principal current PRC laws and regulations relevant to our business and operations.

Qualification of Construction Enterprise

According to the Construction Law of PRC issued by the Standing Committee of the National People’s Congress on November 1, 1997, effective on March 1, 1998, and as amended on April 22, 2011, building construction enterprises, survey units, design units and project supervision units that engage in building operations shall have the following qualifications: (1) a registered capital conforming to state provisions; (2) specialized technical personnel with qualifications for legal operations that commensurate with the building operations being engaged in; (3) technical equipment for engaging in related building operations; and (4) other qualifications as may be prescribed by laws and administrative regulations. In addition, building construction enterprises, survey units, design units and project supervision units that engage in building operations shall be classified into different grades of quality in accordance with such quality qualifications as the registered capital, specialized technical personnel, technical equipment in their possession and achievements in construction projects completed, and may engage in building operations within the scope permitted by their respective quality grades on acquisition of the corresponding grade quality certificates upon passing qualification examination.

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Pursuant to the Administration Rules Regarding Qualification of Construction Enterprise issued by Ministry of Construction of PRC on June 26, 2007, and effective on September 1, 2007, a construction enterprise may conduct its construction business after the receipt of qualification which is classified into three categories, with each category having several grades. Since the new Standard Regarding Qualification of Construction Enterprise became effective on January 1, 2015, however, pre-mix concrete will no longer be graded. Yulong Concrete is in the process of renewing its Qualification Certificate for Construction Enterprise issued by Henan Province Housing and Urban and Rural Development Bureau.

Road Transportation Operation Permit

Pursuant to The Regulation of the People's Republic of China on Road Transport issued by the State Council on April 14, 2004 and effective on July 1, 2004, an applicant who conducts road freight business shall meet the following conditions: (A) to have tested and qualified vehicles which are adapting to its business operation; (B) to employ drivers who have satisfied the conditions under this regulation; (C) to have a proper and heath safety management system. The governmental agency issues Road Transportation Operation Permit for the entity which is engaging in road freight business. Yulong Transport’s Road Transportation Operation Permit is currently valid through December 27, 2017.

New Energy Policy

On January 1, 2013, the State Council issued Notification for Twelfth Five Year Plan on Energy Development, or the New Energy Policy, the basic principles of which are establishing the priority of the country as conservation, being domestically oriented, diversification, environment protection, reform in depth, technology innovation, international cooperation and improvement of the people’s livelihood. The New Energy Policy aims to control both the efficiency and amount of energy consumption. Total energy consumption for 2015 is set at 4 billion metric tons of coal and 6,150 billion kilowatts of electricity, and the rate of consumption per GDP is set at 16% less than that in 2010. In order to improve energy conservation, energy saving construction practices will be enforced, and green building standards, evaluation and certification will be promoted.

The New Energy Policy imposes production limits on some of our raw materials in order to control pollution generated by their production, which as a result has created both shortage and price increase of the affected raw materials, such as quicklime and cement.    As long as we can maintain our relationship with our current suppliers and are willing to pay the prevailing market price (or higher), we believe that the shortage can be overcome. However, we may choose not to do so in order to protect our margins. Because the implementation of the New Energy Policy is nationwide, we do not believe that sourcing raw materials from outside Pingdingshan would be practicable, in addition to uncertainty with the quality of raw materials from such suppliers and potential harm to our reputation. We expect that the New Energy Policy to have ongoing impact on our business and our industry until China’s pollution can be better controlled.

Regulations on Tax

See “Taxation—People’s Republic of China Taxation.”

Regulations on Foreign Exchange

Foreign exchange activities in China are primarily governed by the following regulations:

●	Foreign Exchange Administration Rules (1996), as amended in August 2008, or the Exchange Rules; and

●	Administration Rules on the Settlement, Sale and Payment in Foreign Exchange (1996), or the Administration Rules.

Under the Administration Rules, if documents certifying the purposes of the conversion of RMB into foreign currency are submitted to the relevant foreign exchange conversion bank, the RMB will be convertible for current account items, including the distribution of dividends, interest and royalties payments, and trade and service-related foreign exchange transactions.  Conversion of RMB for capital account items, such as direct investment, loans, securities investment and repatriation of investment, however, is subject to the approval of, or registration with, SAFE or its local counterpart.  Capital investments by PRC entities outside of China, after obtaining the required approvals of the relevant approval authorities, such as the Ministry of Commerce and the National Development and Reform Commission or their local counterparts, are also required to register with SAFE or its local counterpart.

Under the Administration Rules, foreign-invested enterprises may only buy, sell and/or remit foreign currencies at banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from or being registered with SAFE or its local counterpart.

In utilizing the proceeds we expect to receive from this offering in the manner described in “Use of Proceeds,” as an offshore holding company with a PRC subsidiary, we may (a) make additional capital contributions to our PRC subsidiary or (b) make loans to our PRC subsidiary or consolidated affiliated entities.  However, these uses are subject to PRC regulations and approvals.  For example:

●	capital contributions to Yulong WFOE must be approved by the Ministry of Commerce or its local counterparts; and

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●	loans by us to Yulong WFOE, which is a foreign-invested enterprise, to finance its activities cannot exceed statutory limits (current approved total investment and registered capital of approximately $140,000 and $100,000, respectively) and must be registered with SAFE or its local branches.

We will consult with our PRC counsel on whether using the proceeds as capital contribution or as loans to Yulong WFOE would be more appropriate for us. For example, if our PRC counsel advises us to use the proceeds as loans, Yulong WFOE would, immediately after the completion of this offering, apply with the PRC Ministry of Commerce or its local counterpart to raise its registered capital and total investment amounts by at least the net amount of the proceeds, and register the loan with the local SAFE. Once approved and registered, we would be able to loan Yulong WFOE the proceeds and deposit them directly into its foreign currency account.

There are no costs associated with applying for registration or approval of loans or capital contributions with or from relevant PRC governmental authorities, other than nominal processing charges.  Under PRC laws and regulations, the PRC governmental authorities are required to process such approvals or registrations or deny our application within a prescribed time period, which is usually less than 90 days.  The actual time taken, however, may be longer due to administrative delays.  We intend to commence such registration immediately after the completion of this offering, but we cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all, with respect to our future plans to use the U.S. dollar proceeds we expect to receive from this offering for our expansion and operations in China.  If we fail to receive such registrations or approvals, our ability to use the proceeds of this offering and to capitalize our PRC operations may be negatively affected, which could materially and adversely affect our ability to timely complete the new recycling plant and brick plant for Yulong Renewable, and expand our business.

On August 29, 2008, SAFE issued the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign-Invested Enterprises, or SAFE Circular No. 142.  Pursuant to SAFE Circular No. 142, RMB resulting from the settlement of foreign currency capital of a foreign-invested enterprise must be used within the business scope as approved by the applicable government authority and cannot be used for domestic equity investment, unless it is otherwise approved.  In addition, the SAFE strengthened its oversight of the flow and use of RMB capital converted from foreign currency registered capital of a foreign-invested company.  The use of such RMB capital may not be altered without the SAFE’s approval, and such RMB capital may not be used to repay RMB loans if such loans have not been used. Violations of SAFE Circular No. 142 could result in severe monetary fines or penalties.  We expect that if we convert the net proceeds from this offering into RMB pursuant to SAFE Circular 142, our use of RMB funds will be within the approved business scope of our PRC subsidiary.  We may not be able to use such RMB funds to make equity investments in the PRC through our PRC subsidiary.  See “Risk Factors—Risks Related to Our Corporate Structure—PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may restrict or prevent us from using the proceeds of this offering to make loans to our PRC subsidiary and consolidated affiliated entities or to make additional capital contributions to our PRC subsidiary, which may materially and adversely affect our liquidity and our ability to fund and expand our business.”

We will most likely finance the activities of our consolidated affiliated entities with the proceeds from this offering as loans in RBM to them from Yulong WFOE, as we have been advised by our PRC counsel that no governmental registration or approval is currently required to make such loans.

Regulations on Dividend Distribution

The principal regulations governing dividend distributions of wholly foreign-owned enterprises include:

●	the Company Law (2013 Amendment);

●	the Wholly Foreign-Owned Enterprise Law (2000 Amendment); and

●	the Wholly Foreign-Owned Enterprise Law Implementing Rules (2001 Amendment).

Under these regulations, wholly foreign-owned enterprises in the PRC may pay dividends only out of their accumulated profits as determined in accordance with PRC accounting standards and regulations.  In addition, these wholly foreign-owned enterprises are required to set aside at least 10% of their respective accumulated after-tax profits each year, if any, to fund certain reserve funds, until the aggregate amount of such fund reaches 50% of its registered capital.

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Regulations on Offshore Investment by PRC Residents

On July 14, 2014, SAFE issued the SAFE Circular Relating to Foreign Exchange Administration of Offshore Investment, Financing and Return Investment by Domestic Residents Utilizing Special Purpose Vehicles, or SAFE Circular No. 37. SAFE Circular No. 37 repeals and replaces SAFE’s Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, generally known as SAFE Circular No. 75, which had been the governing rule for nearly a decade.

Under SAFE Circular No. 37, (a) a PRC citizen who holds a PRC identification card, military identification or armed police identification, and offshore individual who does not have legal PRC identification papers but habitually resides in the PRC for economic interests, who is referred to as a domestic resident individual in SAFE Circular No. 37, can form a special purpose vehicle, or SPV, before registration with the SAFE but shall not make any capital contribution before completing the initial foreign exchange registration; (b) when the domestic resident individual contributes the assets of, or his or her equity interests in, a domestic enterprise into a SPV, or engages in overseas financing after contributing assets or equity interests into the SPV, such domestic resident individual shall register his or her interest in the SPV and the change thereof with the local branch of SAFE; and (c) when the SPV undergoes a material event outside of China, such as change in share capital, merger or division, the domestic resident individual shall register such change with the local branch of SAFE in a timely manner.

Under SAFE Circular No. 37, failure to comply with the registration procedures above may result in penalties, including imposition of a fine of up to RMB 50,000 against a domestic resident individual. In addition, to the extent that any capital inflow or outflow resulted from such irregularities, SAFE may order rectification of such misconduct (including the return of such amount to China if there is a capital outflow) or impose a fine up to an amount equal to the amount of capital inflow or outflow. In the event of a capital outflow, criminal liability may be imposed if the related violation is severe.

Labor Laws and Social Insurance

Pursuant to the PRC Labor Law and the PRC Labor Contract Law, employers must execute written labor contracts with full-time employees. All employers must compensate their employees with wages equal to at least the local minimum wage standards. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with workplace safety training.

In addition, under the PRC Labor Contract Law, an employee shall be paid severance pay based on the number of years worked with his or her employer at the rate of one month's wage for each full year worked. Any period of more than six months but less than one year shall be counted as one year. Any period of less than six months shall be paid with half of the monthly wage. If the monthly wage of an employee is three times greater than the average monthly wage of employees as published by the people's government at the level of municipality directly under the central government or municipality divided into districts where the employer is located, the severance pay rate shall be three times the average monthly wage of employees, provided that no more than 12 years of work shall be paid. The term “monthly wage” shall mean the employee’s average monthly wage for the 12 months prior to the termination or ending of his or her employment contract.

Violations of the PRC Labor Contract Law and the PRC Labor Law may result in the imposition of fines and other administrative liabilities. Criminal liability may arise for serious violations.

In addition, employers in China are obliged to provide employees with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, work-related injury insurance, medical insurance and housing funds.

Regulations on Overseas Listing

In August 2006, six PRC regulatory agencies jointly adopted the Provisions on the Merger and Acquisition of Domestic Enterprises by Foreign Investors, or the M&A Rule.  As amended in 2009, this rule requires that, if an overseas company established or controlled by PRC domestic companies or citizens intends to acquire equity interests or assets of any other PRC domestic company affiliated with the PRC domestic companies or citizens, such acquisition must be submitted to the Ministry of Commerce, rather than local regulators, for approval.  In addition, this regulation requires that an overseas company controlled directly or indirectly by PRC companies or citizens and holding equity interests of PRC domestic companies needs to obtain the approval of the CSRC prior to listing its securities on an overseas stock exchange.

While the application of the M&A Rule remains unclear, based on their understanding of current PRC laws, regulations, and additional procedures announced by the CSRC on September 21, 2006, our PRC counsel, Allbright Law Offices, has advised us that we are not required to submit an application to the CSRC for its approval of the listing and trading of our ordinary shares on the NASDAQ Capital Market on the basis that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and

●	no provision in this regulation clearly classified contractual arrangements as a type of transaction subject to its regulation.

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If, conversely, it is determined that CSRC approval is required for this offering, we may face sanctions by the CSRC or other PRC regulatory agencies for failure to seek CSRC approval for this offering.  These sanctions may include fines and penalties on our operations in the PRC, delays or restrictions on the repatriation into the PRC of the proceeds from this offering, restrictions on or prohibition of the payments or remittance of dividends by our PRC subsidiary, or other actions that could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ordinary shares.  The CSRC or other PRC regulatory agencies may also take actions requiring us, or making it advisable for us, to halt this offering before the settlement and delivery of the shares that we are offering.  See “Risk Factors—Risks Related to Doing Business in China—The approval of the China Securities Regulatory Commission may be required in connection with this offering under a regulation adopted in August 2006, and, if required, we cannot assure you that we will be able to obtain such approval.”

Regulations on Concentration in Merger and Acquisition Transactions

The M&A Rule established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time-consuming and complex.  These rules require, among other things, that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor will take control of a PRC domestic enterprise or a foreign company with substantial PRC operations, if certain thresholds under the Provisions on Thresholds for Prior Notification of Concentrations of Undertakings issued by the State Council on August 3, 2008 are triggered.

Complying with these requirements could affect our ability to expand our business or maintain our market share.  See “Risk Factors—Risks Related to Doing Business in China—Certain regulations in the PRC may make it more difficult for us to pursue growth through acquisitions.”

Facilities

The table below lists our current facilities, all of which are in Pingdingshan, Henan Province:

Location	Usage	Space (in square meters)
The Eastern End of Xiwuzhuang Village, Jiaodian Town, Xinhua District (1)	Headquarters/fly-ash brick plant/fly-ash and coal storage facilities	37,333 (2)

North of Gaozhuang Village, Jiaodian Town, Xinhua District (3)	Concrete plant/mixer truck parking and loading yard	13,766 (4)

Southeast of Twelvth Mine Road, Lvzhuang Village, Donggongren Town, Weidong District (5)	Waste recycling plant/brick production plant/ research and development center/office building (6)	37,407

(1)	Pursuant to a land compensation agreement dated January 15, 2007, the Villagers Committee of Xiwuzhuang Village agreed to sell the underlying land use rights to Yulong Bricks for $1.8 million (RMB 11.2 million). As of the date of this prospectus, we have paid in full but have not completed the transfer registration. In February 2014, we entered into a supplemental land compensation/lease agreement with the Villagers Committee, which allows our purchase price to be accounted as lease expenses over 50 years (expiring December 2058) for $3,056 (RMB 18,666) per month, until we can complete the transfer registration.

(2)	Our headquarters occupies an onsite office building with approximately 1,800 square meters of workspace. Our fly-ash brick plant occupies an onsite factory building with approximately 6,000 square meters of workspace. We also have an employee dormitory and cafeteria onsite, as well as space to store raw materials and stage finished products.

(3)	Pursuant to a land compensation agreement dated January 8, 2009, the Villagers Committee of Gaozhuang Village agreed to sell the underlying land use rights to Yulong Concrete for $0.8 million (RMB 4.6 million). As of the date of this prospectus, we have paid in full but have not completed the transfer registration. In February 2014, we entered into a supplemental land compensation/lease agreement with the Villagers Committee, which allows our purchase price to be accounted as lease expenses over 50 years (expiring December 2058) for $1,255 (RMB 7,666) per month, until we can complete the transfer registration.

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(4)	Our concrete plant occupies an onsite factory building with approximately 610 square meters of workspace.

(5)	Pursuant to a land compensation agreement dated June 6, 2012, the Villagers Committee of Lvzhuang Village agreed to sell the underlying land use rights to Yulong Renewable for $2.4 million (RMB 14.6 million). As of the date of this prospectus, we have paid approximately $277,000 (RMB 1.7 million) and have not begun the transfer registration, and will not do so until after full payment of our purchase consideration.

(6)	We completed equipment installation of the brick and recycling plants (including one production line for the brick plant) in November 2014 and commenced trial operations in late December 2014, with formal operations anticipated sometime in April 2015. The research and development center and office building are not yet operational.

We believe that these facilities are adequate for our current needs.

Legal Proceedings

We have not been, and are not currently a party to, nor are we aware of, any legal proceedings, investigation or claim which, in the opinion of our management, is likely to materially and adversely affect our business, financial condition or results of operations. We may become subject to legal proceedings, investigations and claims incidental to the conduct of our business from time to time.

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MANAGEMENT

Executive Officers, Directors and Key Employees

The following table sets forth certain information concerning the individuals that will be the executive officers and directors of Yulong as of the consummation of this offering:

Directors and Executive Officers	Age	Position/Title
Yulong Zhu	43	Chairman of the Board of Directors, Chief Executive Officer
Zan Wu	37	Chief Financial Officer
Guoping Li	53	Director Appointee (1)
Baoming Yu	52	Director Appointee (1)
Hong Jiang	47	Director Appointee (1)
Alice Io Wai Wu	43	Director Appointee (1)
Michael W. Harlan	54	Director Appointee (1)

(1)	To become our director upon the consummation of this offering.

Yulong Zhu is our founder and has been the president of Yulong Bricks, Yulong Concrete and Yulong Renewable since their inceptions.  In addition, he is the sole director of each of our subsidiaries. Mr. Zhu is actively involved in government/quasi-government and business/civic organizations at both the provincial and municipal levels.  He has been a member of Henan Province Youth League Union since 2007, and was promoted to a standing member in 2013.  He is also the vice president of the Middle and Small Entrepreneurs Union of Pingdingshan, Xinhua Area since 2009, and secretary of the Chinese Association of Comprehensive Resource Utilization since 2011.  Mr. Zhu is a member of the Pingdingshan branch of the National People’s Congress, including as a member of the standing committee’s law committee.   He has been a PhD candidate in economics at Sichuan University since 2011, and is the president of the Song Chamber of Commerce, a local business association since September 2013. In addition to being our founder, we determined that Mr. Zhu’s active involvements with and contacts within the local government and industry organizations qualify him to be a member of our board of directors.

Zan Wu was engaged as our chief financial officer effectively on June 1, 2014. From February 2010 to April 2014, Mr. Wu was chief financial officer of SinoCoking Coal and Coke Chemical Industries, Inc., a U.S. public company that sells coal and coke in China. From 2006 to 2009, he was the chief representative of Global American, Inc. (China Representative Office). From 2004 to 2006, he was assistant manager and financial manager at Domino Scientific Equipment Ltd. From 2003 to 2004, he was a financial analyst at VIR Consultancy Ltd. From 2000 to 2001, he worked as an auditor at the Zhong Rui Hui Accounting Firm. Mr. Wu holds a bachelor’s degree in accounting from the Capital University of Economics and Business and a master’s degree in financial management and control from Aston Business School.

Guoping Li has agreed to be appointed as a director of Yulong upon the consummation of this offering.   Mr. Li has been a technical consultant for Yulong Bricks since 2010.  From 2002 to 2010, Mr. Li served as the director of Pingdingshan Wall Materials Reform Office, a municipal agency.  Mr. Li studied urban planning and construction management at Henan University of Urban Construction (formerly known as Pingdingshan Technical School). We believe that Mr. Li’s knowledge and expertise in the research and development of building materials qualifies him to be a member of our board of directors.

Baoming Yu has agreed to be appointed as a director of Yulong upon the consummation of this offering.  Mr. Yu is a senior engineer and a doctor of engineering.  Mr. Yu has been with TDI International Engineering Co., Ltd. since August 2005, and has been its general manager and since January 2011.  Mr. Yu is a senior engineer and engineering professor, having spent over twenty years with the Design and Research Institute of the China Machinery Industry Federation.  Mr. Yu studied engineering at Henan University of Technology. We believe that Mr. Yu’s familiarity with and standing within the local construction industry as a result of his engineering background qualifies him to be a member of our board of directors.

Hong Jiang has agreed to be appointed as a director of Yulong upon the consummation of this offering.  Mr. Jiang is a senior engineer and has been Vice Dean of the College of Materials and Chemical at Hainan University since June 2011.  From March 2009 to June 2011, he was Vice Dean of China Academy of Building Materials. Mr. Jiang’s accomplishments in engineering have been recognized by the State Council, China Academy of Engineering and Henan provincial government. We believe that Mr. Zhao’s engineering background qualifies him to be a member of our board of directors.

Alice Io Wai Wu has agreed to be appointed as a director of Yulong upon the consummation of this offering.  Ms. Wu has been providing accounting, consulting and advisory services to public and private companies since September 2011 through her company Wu & Company, Inc. Ms. Wu also has had extensive experience auditing the financial statements and internal controls of public and private companies, including as a partner at Anton & Chia, LLP from August 2013 to May 2014, a partner at Cacciamatta Accounting Corporation from January 2009 to July 2013, and as an audit manager of Moore Stephens Wurth Frazer and Torbet, LLP from January 2005 to May 2008. Ms. Wu is a 2004 graduate of California State University, Fullerton, with a degree with in business administration with accounting concentration. She also holds a diploma in business administration from Macau Management Association and University of Macau, as well as a certificate of third level accounting from The London Chamber of Commerce and Industry. We believe that Ms. Wu’s accounting background and familiarity with financial reporting obligations of a United States public company qualifies her to be a member of our board of directors.

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Michael W. Harlan has agreed to be appointed as a director of Yulong upon the consummation of this offering. Mr. Harlan is currently chairman of the board and chief executive officer of Principle Energy Services, LLC, a private-equity backed oilfield service company operating throughout several major oil and gas shale basins across the United States. Mr. Harlan is also the president of Harlan Capital Advisors, LLC, a private consulting firm advising companies on strategic planning, mergers and acquisitions, debt and equity investments, and capital raising initiatives. Mr. Harlan founded U.S. Concrete, Inc. (NASDAQ: USCR), a producer of concrete, aggregates and related concrete products to all segments of the construction industry, in August 1998, and was its chief financial officer from May 1999 to November 2004, executive vice president and chief operating officer from April 2003 to May 2007, and its president and chief executive officer from May 2007 to August 2011, as well as a director from June 2006 to August 2011. Mr. Harlan has been on the board of directors and chaired the audit committee of Waste Connections, Inc. (NYSE: WCN), a solid waste management firm, since its founding in 1997. In August 2013, Mr. Harlan joined the board of directors of Travis Trailer and Body, Inc., a leading manufacturer of specialized trailers in the United States. Mr. Harlan began his career with Arthur Andersen & Co. He previously served on and chaired the board of trustees for the RMC Research and Education Foundation, the board of directors of the national steering committee for the Concrete Industry Management Education Program, and the board of directors and executive committee of the National Ready Mixed Concrete Association. In addition, he serves on the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant, and graduated magna cum laude from the University of Mississippi with a Bachelors of Accounting degree. We believe that Mr. Harlan’s accounting and industry-relevant backgrounds, as well as his experience working with United States public companies, qualify him to be a member of our board of directors.

The following table sets forth certain information concerning individuals that are key employees of our consolidated affiliated entities as of the date of this prospectus:

Key Employees of Our Consolidated Affiliated Entities	Age	Position/Title
Kunfeng Zhang	29	Executive Director of Yulong Bricks
Hui Li	45	General Manager of Yulong Bricks
Yanpo Zhu	40	Vice General Manager of Yulong Bricks
Xiangqing Zhang	63	Vice General Manager of Yulong Bricks
Liping Zhai	49	Executive Director of Yulong Concrete and Supervisory Director of Yulong Transport
Dangwei Wang	40	Supervisory Director of Yulong Concrete
Ya Zhou	36	Plant Manager of Yulong Concrete
Guangjian Zhu	52	Purchase Manager of Yulong Concrete
Xixin Zhang	50	Production Manager of Yulong Concrete
Yaofeng Ren	40	Quality Control Manager of Yulong Concrete
Mingyan Zhao	43	General Manager and Chief Engineer of Yulong Renewable
Yong Yu	43	Vice General Manager of Yulong Renewable
Aimin Shi	47	Executive Director of Yulong Transport

Kunfeng Zhang has worked at Yulong Bricks since July 2011, and was promoted to the position of executive director in March 2013. From February 2011 to June 2011, he was executive assistant to the general manager of Henan Pingdingshan Hongli Coal & Coking Co., Ltd. From April 2009 to January 2011, he was a manager at an office of Beijing Tongshengxinghe Real Estate Co., Ltd. Mr. Zhang graduated from Pingyuan College in 2006 with a degree in landscape design.

Hui Li became general manager of Yulong Bricks in January 2014, but previously served in that position from April 2011 to December 2012. From January 2013 to January 2014, he was the sales manager of Yulong Renewable. He is also qualified as an intermediate engineer.

Yanpo Zhu has served as vice general manager of Yulong Bricks since 2011.

Xiangqing Zhang has served as vice general manager of Yulong Bricks since 2011. He worked at Yulong Concrete from 2004 to 2010.

Liping Zhai has been the executive director of Yulong Concrete since September 2012, and the supervisory director of Yulong Transport since July 2009. From July 2005 to August 2012, she was the sales manager of Yulong Concrete. Ms. Zhai is a cousin of our founder.

Dangwei Wang has worked at Yulong Concrete since 2010, and was promoted to the position of supervisory director in September 2012. Mr. Wang is a cousin of our founder.

Ya Zhou has been the plant manager of Yulong Concrete since 2012, and previously worked at the company from 2008 to 2010. From 2010 to 2012, he worked at Yulong Transport. Mr. Zhou is qualified as an intermediate building engineer.

Guangjian Zhu has worked at Yulong Concrete since 2004, and was promoted to the position of purchasing manager in September 2012.

Xixin Zhang has been the production manager of Yulong Concrete since 2005. He previously worked for Pingdingshan’s Bureau of Highways.

Yaofeng Ren has worked at Yulong Concrete since 2004, and was promoted to the position of vice quality control manager in November 2009, and quality control manager in 2012. Mr. Wang is qualified as an intermediate building engineer.

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Mingyan Zhao has been the general manager of Yulong Renewable since July 2011, and its chief engineer since December 2014. From April 1997 to June 2011, he was the vice general manager of Pingdingshan Jinma Textile Co., Ltd. Mr. Zhao is a graduate from Chengdu Technical School for Textile Industry. He is also qualified as an engineer.

Yong Yu has been the vice general manager of Yulong Renewable since 2009. He is qualified as an engineer and first-rank project manager. Mr. Yu graduated from Zhengzhou Engineering College with a degree in 1995 with a degree in architecture.

Aimin Shi has been the executive director of Yulong Transport since July 2009. He is qualified as an intermediate engineer and senior project manager. Mr. Shi is an uncle of our founder.

Election of Officers

Our executive officers are elected by, and serve at the discretion of, our board of directors.  There are no family relationships among any of our directors, executive officers or significant employees.  There are, however, family relationships among the senior management and key personnel of our consolidated affiliated entities.  See “Business—Our Corporate History and Structure—Yulong Group.”

Board Composition

Our business and affairs are managed under the direction of our board of directors.  Subject to any rights applicable to any then outstanding preferred shares, our board of directors will consist of a number of directors to be fixed from time to time by resolution adopted by the affirmative vote of a majority of the total directors then in office.

Upon the completion of this offering, we will have a board of six directors.  The directors will stand for election every year at our annual general meeting of shareholders, beginning with the first annual general meeting of our shareholders following the completion of this offering.

Director Independence

The rules of the NASDAQ Stock Market LLC, or NASDAQ, generally require that a majority of the members of a listed company’s board of directors be independent within specified periods following the completion of an initial public offering.  In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and governance committees be independent.

Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act.  In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or be an affiliated person of the listed company or any of its subsidiaries.

Our board of directors has affirmatively determined that none of our non-employee director appointees, namely Baoming Yu, Hong Jiang, Alice Wu and Michael Harlan, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of them is “independent” as that term is defined under the rules of the NASDAQ.

Board Committees

Upon the completion of this offering, we will establish three committees under the board of directors: the audit committee, the compensation committee and the corporate governance and nominating committee.  We will adopt a charter for each of these committees.  Each committee’s members and functions will be as follows.

Audit Committee.  At the time of the completion of this offering, our audit committee will consist of Alice Wu, Michael Harlan and Baoming Yu.  Ms. Wu will be the chairperson of our audit committee.  Our board of directors has affirmatively determined that each member of our audit committee meet the definition of an independent director under applicable NASDAQ listing rules.  In addition, our board of directors has determined that Ms. Wu qualifies as an “audit committee financial expert,” as such term is defined in the rules and regulations of the SEC.  Our audit committee is responsible for, among other things:

●	selecting the independent registered public accounting firm and pre-approving all auditing and non-auditing services permitted to be performed by the independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and the independent registered public accounting firm;

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●	reviewing major issues as to the adequacy of our internal control and any special audit steps adopted in light of material control deficiencies; and

●	meeting separately and periodically with management and the independent registered public accounting firm.

Compensation Committee.  At the time of the completion of this offering, our compensation committee will consist of Michael Harlan, Baoming Yu and Alice Wu.  Mr. Harlan will be the chairperson of our compensation committee.  Our board of directors has affirmatively determined that each member of our compensation committee meets the definition of an independent director under NASDAQ listing rules.  The compensation committee is responsible for, among other things:

●	reviewing and approving our overall compensation policies;

●	reviewing and approving corporate goals and objectives relevant to the compensation of our chief executive officer, evaluating our chief executive officer’s performance in light of those goals and objectives, reporting the results of such evaluation to the board of directors and determining our chief executive officer’s compensation level based on this evaluation;

●	determining the compensation level of our other executive officers;

●	making recommendations to the board of directors with respect to our incentive-compensation plan and equity-based compensation plans;

●	administering our equity-based compensation plans in accordance with the terms thereof; and

●	such other matters that are specifically delegated to the compensation committee by our board of directors from time to time.

Nominations Committee.  At the time of the completion of this offering, our nominations committee will consist of Hong Jiang, Baoming Yu and Alice Wu. Mr. Jiang will be the chairperson of our nominations committee.  Our board of directors has affirmatively determined that each member of our nominations committee meets the definition of an independent director under the NASDAQ listing rules.  The nominations committee is responsible for, among other things:

●	seeking and evaluating qualified individuals to become new directors as needed;

●	reviewing and making recommendations to the board of directors regarding the independence and suitability of each board member for continued service; and

●	evaluating the nature, structure and composition of other board committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is an officer or employee of our company, nor have they ever been an officer or employee of our company.  None of the executive officers of our company has served on the compensation committee, or any other committee serving an equivalent function, of any entity that has one or more executive officers serving as members of our board of directors or our compensation committee.

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Code of Ethical Conduct

We have adopted a code of ethical conduct, which applies to all of our employees, officers and directors, including those officers responsible for financial reporting.  Our code of ethical conduct addresses, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of ethical conduct, employee misconduct, conflicts of interest or other violations.

Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process.  The board of directors does not have a standing risk management committee, but rather administers this oversight function directly through the board of directors as a whole, as well as through its standing committees that address risks inherent in their respective areas of oversight.  In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure.  Our audit committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.  The audit committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our external audit function.  Our nominations committee monitors the effectiveness of our corporate governance guidelines.  Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Non-Employee Director Compensation

Pursuant to our director offer letters to Alice Wu and Michael Harlan, each has agreed to become our director commencing with the closing of this offering, for which each will receive $20,000 annually, including $5,000 for serving as the chairman of one of our board committees. Each of them will also receive $20,000 in our ordinary shares annually, calculated for the initial term based on the per share initial public offering price, and for each subsequent term based on the average of the per share price for the week immediately preceding such term as quoted on the national securities exchange on which our ordinary shares are then listed for trading. The shares will vest in four equal installments during each term, and unvested shares will be automatically forfeited if they are no longer a director for any reason. We will also reimburse them for reasonable and approved expenses incurred in connection with her duties.

We have also agreed, pursuant to an indemnification agreement, to hold Mr. Harlan harmless and indemnify him for and against any expense, liability or loss paid or incurred in connection with any action, suit or proceeding arising from or related to his directorship or any other capacities that he may serve at our request.

We currently have no plans to compensate our other non-employee directors.

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EXECUTIVE COMPENSATION

The following table provides disclosure concerning all compensation paid for services to Yulong Group companies in all capacities for our fiscal years ended June 30, 2013 and 2014, provided by (i) each person serving as our principal executive officer, or PEO, (ii) each person serving as our principal financial officer, or PF, and (iii) our two most highly compensated executive officers other than our PEO and PFO whose total compensation exceeded $100,000 (collectively with the PEO, referred to as the “named executive officers” in this “Executive Compensation” section).

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($	Option Awards ($)	Other Compensation ($)	Total ($)

Yulong Zhu (CEO) (1)	2013 2014	- -	- -	- -	- -	- -	- -

Zan Wu (CFO) (2)	2013 2014	n/a 8,140	n/a n/a	n/a n/a	n/a n/a	n/a n/a	n/a 8,140

(1)	Mr. Zhu did not receive any compensation from us or any of our subsidiaries or consolidated affiliated entities for the periods indicated.

(2)	Mr. Wu was engaged effectively on June 1, 2014 and as such, did not receive any compensation from us or any of our subsidiaries or consolidated affiliated entities prior to such date.

Grants of Plan Based Awards in the Fiscal Year Ended June 30, 2014

We currently have no equity incentive plan.

Outstanding Equity Awards at Fiscal Year-End

No individual grants of stock options or other equity incentive awards have been made to our officers and directors since our inception; accordingly, none were outstanding as of June 30, 2014.

Employment Agreements

As of the date of this prospectus, we have entered into an employment agreement with our chief executive officer, Yulong Zhu, and our chief financial officer, Zan Wu.

Pursuant to our agreement with Mr. Zhu, he will initially receive an annual base salary of $300,000 commencing with the closing of this offering. Pursuant to our agreement with Mr. Wu, he will initially receive an annual base salary of RMB 600,000, which will increase to $180,000 concurrently with the closing of this offering. In addition, Mr. Wu is granted 20,000 restricted shares of our ordinary shares pursuant to a restricted stock award agreement as described below.

Mr. Zhu and Mr. Wu are each employed for an initial term of one year, which may be renewed upon mutual agreement. We may terminate their employment for cause, at any time, without notice or remuneration, for certain acts such as conviction or plea of guilty to a felony or grossly negligent or dishonest acts to our detriment, or misconduct or a failure to perform agreed duties.   We may also terminate their employment without cause upon three-month advance written notice. In such case of termination, we will provide severance payments to them as expressly required by applicable law of China. (See “Regulation–Labor Laws and Social Insurance” on page 54). Mr. Zhu and Mr. Wu may terminate the employment at any time with a three-month advance written notice.

Mr. Zhu and Mr. Wu have each agreed to hold, both during and after the termination or expiry of his employment agreement, in strict confidence and not to use, except as required in the performance of his duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective clients, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations. Each of them has also agreed to disclose in confidence to us all inventions, designs and trade secrets which they conceive, develop or reduce to practice during their employment with us and to assign all right, title and interest in them to us, and assist us in obtaining and enforcing patents, copyrights and other legal rights for these inventions, designs and trade secrets.

In addition, Mr. Zhu and Mr. Wu have each agreed to be bound by non-competition and non-solicitation restrictions during the term of his employment and for one year following the last date of employment. Specifically, each has agreed not to (i) approach our suppliers, clients, customers or contacts or other persons or entities introduced to him in his capacity as a representative of us for the purpose of doing business with such persons or entities that will harm our business relationships with these persons or entities; (ii) assume employment with or provide services to any of our competitors, or engage, whether as principal, partner, licensor or otherwise, any of our competitors, without our express consent; or (iii) seek directly or indirectly, to solicit the services of any of our employees who is employed by us on or after the date of his termination, or in the year preceding such termination, without our express consent.

Pursuant to our restricted stock award agreement with Mr. Wu, we granted him 20,000 restricted shares of our ordinary shares, which shares shall vest concurrently with the closing of this offering. If Mr. Wu’s employment is terminated before the shares vest, the then unvested shares shall be forfeited if he is terminated for cause, but shall vest immediately if he is terminated other than for cause.

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RELATED PARTY TRANSACTIONS

Transactions Related to Our Corporate Structure

We control each of our consolidated affiliated entities through contractual arrangements between Yulong WFOE, our PRC subsidiary, and each of each of our consolidated affiliated entities and their shareholders.  Although current PRC regulations do not restrict or prohibit foreign investment in domestic companies engaging in businesses such as those of our consolidated affiliated entities, there is substantial uncertainty regarding the interpretation and application of such regulations especially by local governments.  To address such uncertainty, we operate in China through contractual arrangements, thereby avoiding the applicability of those PRC regulations governing foreign investments in domestic enterprises.  For a description of these contractual arrangements, see “Corporate Structure—Contractual Arrangements.”

Share Exchange Agreement

On December 22, 2011, we entered into the Exchange Agreement with the following six individuals who are current or former shareholders of Yulong Group:

Name of related parties	Relationship

Yulong Zhu	Founder
Guangjiang Zhu	Relative of founder
Hu Zhu	Relative of founder
Yingtao Miao	Relative of founder
Aimin Shi	Relative of founder and Executive Director of Yulong Transport
Liping Zhai	Relative of founder, Executive Director of Yulong Concrete and Supervisory Director of Yulong Transport

Pursuant to the Exchange Agreement, we issued to such Shareholders and their assignees 6,840,000 ordinary shares in the aggregate (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015) in exchange for 10,000 ordinary shares of Yulong BVI held by them, and as a result, Yulong BVI became our wholly owned subsidiary.

Other Related Transactions

We have made loans and employee advances to certain related parties on occasions, which are unsecured, non-interest bearing and due on demand.  Such loans and employee advances consisted of the following amounts as of the periods indicated:

			December 31, 2014
Name of related parties	Relationship	Balance as of February 27, 2015	Outstanding balance	Largest outstanding aggregate amounts of principal for the period	Principal received/ (loan to) during the period	Non-cash items (1)	Exchange rate effect

Liping Zhai	Relative of founder; Executive Director of Yulong Concrete and Supervisory Director of Yulong Transport	$-	$-	$3,148	$3,150	$-	$2
Henan Juhe Industrial Co., Ltd.	Owned by founder	-	-	933,460	23,475	910,560	575
Total		$-	$-	$936,608	$26,625	$910,560	$577

(1)	For the six months ended December 31, 2014, Henan Juhe Industrial Co., Ltd. deposited $910,560 that it owed Yulong Transport into a bank account of our founder, which amount was offset against $3,786,602 that we owed him (please see table below illustrating our borrowings from related parties as of December 31, 2014).

		June 30, 2014
Name of related parties	Relationship	Outstanding balance	Largest outstanding aggregate amounts of principal for the period	Principal received/ (loan to) during the period	Exchange rate effect

Liping Zhai	Relative of founder; Executive Director of Yulong Concrete and Supervisory Director of Yulong Transport	$3,148	$3,148	$-	$-
Henan Juhe Industrial Co., Ltd.	Owned by founder	933,460	3,516,594	2,603,144	(20,010)
Total		$936,608	$3,519,742	$2,603,144	$(20,010)

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		June 30, 2013
Name of related parties	Relationship	Outstanding balance	Largest outstanding aggregate amounts of principal for the period	Principal received/ (loan to) during the period	Non-cash items (1)	Exchange rate effect

Yulong Zhu	Founder	$-	$2,959,503	$-	$2,959,503	$(49,600)
Hu Zhu	Relative of founder	-	3,246,710	-	3,246,710	(54,415)
Guangjian Zhu	Relative of founder; Purchase Manager of Yulong Concrete	-	7,340,258	(1,513,947)	7,340,258	31,796
Yingtao Miao	Relative of founder	-	1,736,900	-	1,736,900	5,500
Liping Zhai	Relative of founder; Executive Director of Yulong Concrete and Supervisory Director of Yulong Transport	3,134	3,134	-	-	(66)
Henan Juhe Industrial Co., Ltd.	Owned by founder	3,516,594	3,516,594	(525,114)	-	(70,929)
Total		$3,519,728	$18,803,099	$(2,039,061)	$15,283,371	$(137,714)

(1)	For the year ended June 30, 2013, Yulong Bricks and Yulong Concrete declared $23,105,193 of dividends in the aggregate. In lieu of distribution, $15,283,371 of the dividends was offset against amounts owing by some of their shareholders.

We do not intend to make loans to our related parties after this offering in light of Section 402 of the Sarbanes-Oxley Act.

We have also borrowed from related parties on occasions, which are unsecured, non-interest bearing and due on demand.  Such loans consisted of the following amounts as of the periods indicated:

			December 31, 2014
Name of related parties	Relationship	Balance as of February 27, 2015	Outstanding balance	Largest outstanding aggregate amounts of principal for the period	Principal proceeds from/ (loan repayment to) during the period	Non-cash items (1)	Exchange rate effect

Yulong Zhu (2)(3)	Founder	$1,570,882	$2,875,482	$9,418,968	$(5,559,190)	$(910,560)	$(73,736)
Henan Yuliang Hotel Co., Ltd.	Owned by founder	21,138	21,151	182,000	(160,974)	-	125
Lei Zhu (2)(3)	Relative of founder	381,402	381,636	381,636	-	-	469
Hu Zhu (2)	Relative of founder	-	976	976	-	-	1
Total		$1,973,422	$3,279,245	$9,983,580	$(5,720,164)	$(910,560)	$(73,141)

(1)	For the six months ended December 31, 2014, Henan Juhe Industrial Co., Ltd. deposited $910,560 that it owed Yulong Transport into a bank account of our founder, which amount was offset against $3,786,602 that we owed him.
(2)	Due on demand commencing December 31, 2015.
(3)	Concurrent with the closing of our initial public offering, the balance as of February 27, 2015, will be converted into our ordinary shares at the initial public offering price pursuant to the terms of an indebtedness conversion agreement into which we entered with these related parties.

		June 30, 2014
Name of related parties	Relationship	Outstanding balance	Largest outstanding aggregate amounts of principal for the period	Principal proceeds from/ (loan repayment to) during the period	Exchange rate effect

Yulong Zhu (1)	Founder	$9,418,968	$9,418,968	$1,938,616	$79,148
Henan Yuliang Hotel Co., Ltd.	Owned by founder	182,000	220,825	(39,853)	1,028
Lei Zhu (1)	Relative of founder	381,167	420,892	(41,623)	1,898
Hu Zhu (1)	Relative of founder	975	975	977	(2)
Total		$9,983,110	$10,061,660	$1,858,117	$82,072

(1)	Due on demand commencing December 31, 2015.

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		June 30, 2013
Name of related parties	Relationship	Outstanding balance	Largest outstanding aggregate amounts of principal for the period	Principal proceeds from/ (loan repayment to) during the period	Exchange rate effect

Yulong Zhu (1)	Founder	$7,401,204	$7,401,204	$7,255,418	$145,786
Henan Yuliang Hotel Co., Ltd.	Owned by founder	220,825	220,825	2,358	4,627
Lei Zhu (1)	Relative of founder	420,892	420,892	113,792	8,202
Total		$8,042,921	$8,042,921	$7,371,568	$158,615

(1)	Due on demand commencing December 31, 2015.

We will not use any proceeds from this offering to repay these loans.

We have declared dividends for the benefits of our related parties, although they have agreed not to require payment thereof until December 31, 2016. The dividends payables consisted of the following amounts as of the periods indicated:

			December 31, 2014
Name of related parties	Relationship	Balance as of February 27, 2015	Outstanding balance	Largest outstanding aggregate amounts of dividends payable	Dividends declared (dividends paid) during the period	Exchange rate effect

Yulong Zhu (1)	Founder	$3,441,513	$3,441,513	$3,441,513	$-	$4,231
Hu Zhu (1)	Relative of founder	2,198,801	2,198,801	2,198,801	-	2,703
Guangjian Zhu (1)	Relative of founder; Purchase Manager of Yulong Concrete	1,763,063	1,763,063	1,763,063	-	2,167
Yingtao Miao (1)	Relative of founder	541,914	541,914	541,914	-	666
Total		$7,945,291	$7,945,291	$7,945,291	$-	$9,767

(1)	Concurrent with the closing of our initial public offering, the balance as of February 27, 2015, will be converted into our ordinary shares at the initial public offering price pursuant to the terms of an indebtedness conversion agreement into which we entered with these related parties.

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		June 30, 2014
Name of related parties	Relationship	Outstanding balance	Largest outstanding aggregate amounts of dividends payable	Dividends declared (dividends paid) during the period	Exchange rate effect

Yulong Zhu	Founder	$3,437,283	$3,437,283	$-	$14,807
Hu Zhu	Relative of founder	2,196,098	2,196,098	-	9,460
Guangjian Zhu	Relative of founder; Purchase Manager of Yulong Concrete	1,760,896	1,760,896	-	7,585
Yingtao Miao	Relative of founder	541,248	541,248	-	2,332
Total		$7,935,525	$7,935,525	$-	$34,184

		June 30, 2013
Name of related parties	Relationship	Outstanding balance	Largest outstanding aggregate amounts of dividends payable	Dividends declared (dividends paid) during the period	Exchange rate effect

Yulong Zhu	Founder	$3,422,476	$3,422,476	$3,407,669	$14,807
Hu Zhu	Relative of founder	2,186,638	2,186,638	2,177,178	9,460
Guangjian Zhu	Relative of founder; Purchase Manager of Yulong Concrete	1,753,311	1,753,311	1,711,049	42,262
Yingtao Miao	Relative of founder	538,916	538,916	525,926	12,990
Total		$7,901,341	$7,901,341	$7,821,822	$79,519

Review, Approval or Ratification of Related Party Transactions

Upon completion of this offering, our audit committee will be responsible for reviewing and approving all related party transactions that are required to be disclosed under the applicable rules of the SEC and NASDAQ, when appropriate, and authorizing or ratifying all such transactions in accordance with written policies and procedures established by our board of directors from time to time.  The audit committee may approve or ratify related party transaction only if it determines in good faith that under all the circumstances, the transaction is fair to us.

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PRINCIPAL SHAREHOLDERS

Except as specifically noted in the table, the following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares as of the date of this prospectus (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015) for:

●	each of our directors, including independent director appointees, and executive officers; and

●	each person known to us to own beneficially more than 5% of our ordinary shares.

Beneficial ownership includes voting or investment power with respect to the securities.  Except as indicated below, and subject to applicable community property laws, the persons named in the table have or share the voting and investment power with respect to all ordinary shares shown as beneficially owned by them. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days, including through the exercise of any option, warrant or other right or the conversion of any other security.  These shares, however, are not included in the computation of the percentage ownership of any other person.  Percentage of beneficial ownership of each listed person prior to this offering is based on 8,000,000 ordinary shares outstanding immediately prior to this offering (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015). Percentage of beneficial ownership of each listed person after this offering is based on ordinary shares outstanding immediately after completion of this offering (giving effect to the 4-for-5 reverse stock split, and the conversion of the RMB equivalent of $9,892,692 in related party indebtedness into 1,465,584 ordinary shares at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus), and further assuming that the underwriter does not exercise its over-allotment option.  The underwriter may choose to exercise the over-allotment option in full, in part or not at all.

Unless otherwise noted below, each shareholder’s address is Eastern End of XiwuZhuang Village, Jiaodian Town, Xinhua Area, Pingdingshan, Henan Province, China.

	Ordinary shares beneficially owned prior to this offering			Ordinary shares beneficially owned after this offering
Name	Number (1)		Percent	Number (2)		Percent

Directors and Executive Officers:
Yulong Zhu	4,064,465		50.81%	4,806,729	(3)	41.03%
Zan Wu	20,000	(4)	*	20,000	(4)	*
Guoping Li (5)	-		-	-		-
Baoming Yu (5)	-		-	-		-
Hong Jiang (5)	-		-	-		-
Alice Wu (5)	-		-		(6)	*
Michael Harlan (5)	-		-		(6)	*
All directors and executive officers as a group (7 persons)	4,084,465		51.06%			%

5% Shareholders:
Cawston Enterprises Ltd. (7)	480,000		6.00%	480,000		4.10%

*	Less than 1% of our total outstanding shares.

(1)	Gives effect to the 4-for-5 reverse stock split effected on March 3, 2015.
(2)	Gives effect to the 4-for-5 reverse stock split effected on March 3, 2015, and the conversion of the RMB equivalent of $9,892,692 in related party indebtedness into 1,465,584 ordinary shares at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus.
(3)	Includes 742,264 shares from the conversion of the RMB equivalent of $5,010,279 in related party indebtedness at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus.
(4)	Mr. Wu’s shares shall vest concurrently with the closing of this offering.
(5)	To become our director upon the consummation of this offering.
(6)	Ms. Wu and Mr. Harlan shall each be entitled to $20,000 in shares based on our initial public offering price, which they will receive concurrent with the closing of this offering.
(7)	Joshua Tan is the Executive Director of Cawston Enterprises Ltd. and has the voting and dispositive power over the ordinary shares held by this entity.

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DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands company and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (as amended) of the Cayman Islands, which is referred to as the Companies Law below.

As of the date of this prospectus, our authorized share capital is $100,000, consisting of 80,000,000 ordinary shares, with a par value of $0.00125 each (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015).  As of the date of this prospectus, there are 8,000,000 ordinary shares issued and outstanding (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015).

The following are summaries of material provisions of our memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

Exempted Company

Because we conduct all of our businesses outside of the Cayman Islands exempted company, we are incorporated as an exempted company. As such, we:

●	are exempted from certain requirements of the Companies Law, including a filing of an annual return of our shareholders with the Registrar of Companies or the Immigration Board;

●	do not have to make our register of shareholders open to inspection; and

●	may obtain an undertaking against the imposition of any future taxation.

Corporate Objects

The objects for which our company is established are unrestricted, as set forth in our memorandum of association.

Ordinary Shares

Holders of ordinary shares are entitled to cast one vote for each share on all matters submitted to a vote of shareholders, including the election of directors.  The holders of ordinary shares are entitled to receive ratably such dividends, if any, as may be declared by our directors out of funds legally available therefore.  We have not in the past paid and do not expect for the foreseeable future to pay, dividends on our ordinary shares.  Instead, we anticipate that all of our earnings, if any, in the foreseeable future will be used for working capital and other general corporate purposes.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions. Such holders do not have any preemptive or other rights to subscribe for additional shares. All holders of ordinary shares are entitled to share ratably in any assets for distribution to shareholders upon our liquidation, dissolution or winding up.

There are no conversion, redemption or sinking fund provisions applicable to the ordinary shares. All outstanding ordinary shares are fully paid and nonassessable.

On March 3, 2015, we effected a 4-for-5 reverse stock split of our issued and outstanding ordinary shares and concurrently reduced the number of authorized ordinary shares from 100,000,000 to 80,000,000, pursuant to a resolution adopted by our shareholders by written consent in accordance with our articles of association.

Meetings

Shareholders’ meetings may be convened by a majority of our board of directors or at the request of one or more shareholders holding not less than one tenth in nominal value in the aggregate of our total issued voting shares.  Advance notice of at least seven calendar days is required for the convening of our annual general meeting and any other general meeting of our shareholders.  A quorum required for a meeting of shareholders consists of at least two shareholders present or by proxy.

Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to the Companies Law, it will be deemed to have been duly called, if it is so agreed in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting.

No business may be transacted at any general meeting unless a quorum is present at the commencement of business.  If present, the chairman of our board of directors shall be the chairman presiding at any shareholders’ meetings.

A corporation being a shareholder shall be deemed for the purpose of our articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders.  Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

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Voting Rights

In respect of all matters requiring a shareholders’ vote, each ordinary share is entitled to one vote.  Voting at any shareholders’ meeting, or on a poll, is by show of hands of shareholders who are present in person or by proxy (or, in the case of a shareholder being a corporation, by its duly authorized representative) for each fully paid share of which such shareholders hold.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or installments due by such shareholder to us have been paid.

While there is nothing under the laws of the Cayman Islands which specifically prohibits or restricts the creation of cumulative voting rights for the election of directors of our company, it is not a concept that is accepted as an ordinary practice in the Cayman Islands, and our company has made no provisions in our articles of association to allow cumulative voting for such elections.

Calls on Shares and Forfeiture of Shares

Our directors may from time to time make such calls upon the members in respect of any amounts unpaid on the shares held by them.  The shares that have been called upon and remain unpaid on the specified time are subject to forfeiture.

Protection of Minority Shareholders

The Cayman Islands courts ordinarily would be expected to follow English case law precedents which permit a minority shareholder to commence a representative action against or derivative actions in the name of the company to challenge (a) an act which is ultra vires the company or illegal, (b) an act which constitutes a fraud against the minority and regarding which the wrongdoers are themselves in control of the company, and (c) an irregularity in the passing of a resolution which requires a qualified (or special) majority.

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In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court of the Cayman Islands may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court of the Cayman Islands shall direct.

Any of our shareholders may petition the Grand Court of the Cayman Islands which may make a winding up order if the Grand Court of the Cayman Islands is of the opinion that it is just and equitable that we should be wound up or, as an alternative to a winding up order, (a) an order regulating the conduct of our affairs in the future, (b) an order requiring us to refrain from doing or continuing an act complained of by the shareholder petitioner or to do an act which the shareholder petitioner has complained we have omitted to do, (c) an order authorizing civil proceedings to be brought in our name and on our behalf by the shareholder petitioner on such terms as the Grand Court of the Cayman Islands may direct, or (d) an order providing for the purchase of the shares of any of our shareholders by other shareholders or us and, in the case of a purchase by us, a reduction of our capital accordingly.

Generally, claims against us must be based on the general laws of contract or tort applicable in the Cayman Islands or individual rights as shareholders as established by our articles of association.

Pre-Emption Rights

There are no pre-emption rights applicable to the issue of new shares under either Cayman Islands law or our memorandum and articles of association.

Liquidation Rights

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.  The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

Variation of Rights

Alterations to our memorandum and articles of association may only be made by special resolution, meaning a majority of not less than two-thirds of votes cast at a shareholders’ meeting.

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.  Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class.  The provisions of our articles of association relating to general meetings shall apply similarly to every such separate general meeting, but so that the quorum for the purposes of any such separate general meeting or at the adjourned meeting shall be a person or persons together holding (or represented by proxy) on the date of the relevant meeting not less than one-third in nominal value of the issued shares of that class, that every holder of shares of the class shall be entitled on a poll to one vote for every such share held by such holder and that any holder of shares of that class present in person or by proxy may demand a poll.

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The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Alteration of Capital

We may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of our memorandum of association to:

●	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

●	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

●	sub-divide our shares or any of them into shares of smaller amount than is fixed by our memorandum of association, provided that the proportion of any amounts unpaid on the shares shall remain unchanged; and

●	convert all or any part of our paid up shares into stock and reconvert such stock into paid up shares of any denomination.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Transfer of Shares

Subject to any applicable restrictions set forth in our articles of association, including, for example, the board of directors’ absolute discretion to refuse to register a transfer of any share to a person for any reason, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the NASDAQ or in another form that our directors may approve.

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If our directors refuse to register a transfer, they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice requirement of the NASDAQ, be suspended and the register closed at such times and for such periods as our directors may from time to time determine.

Register of Members

In accordance with Section 40 of the Companies Law, the register of members is prima facie evidence of the registered holder or member of shares of a company.  Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members.  Commencing from the completion of this offering, our transfer agent, Interwest Transfer Company, Inc., will maintain one register of members at its office located at 1981 Murray Holladay Road, Suite 100, Salt Lake City, Utah 84117. Our transfer agent’s telephone number is (801) 277-3147.

Any person or member aggrieved by having their name entered in or omitted from the register of members without sufficient cause, or if unnecessary delay takes place in entering on the register the fact that a person have ceased to be a member, such person or member may by motion to the court, apply for an order that the register be rectified.

Share Repurchases

We are empowered by the Companies Law and our articles of association to purchase our own shares, subject to certain restrictions.  Our directors may only exercise this power on our behalf, subject to the Companies Law, our memorandum and articles of association and to any applicable requirements imposed from time to time by the NASDAQ, the SEC, or by any other recognized share exchange on which our securities are listed.

Dividends

Subject to the Companies Law, our company in a general meeting or our directors may declare dividends in any currency to be paid to our shareholders.  Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed.  Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law.

Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, all dividends shall be declared and paid according to the amounts paid up or credited as paid on the shares in respect of which the dividend is paid, but no amount paid up or credited as paid on a share in advance of calls shall be treated for this purpose as paid up on that share.

Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us.

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Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct.  Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed.  Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company.  Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient.  In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Inspection of Books and Records

Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.  However, we will provide our shareholders with annual audited financial statements.  See “Where You Can Find Additional Information.”

Registration Rights

In connection with the private placements of 1,000,000 ordinary shares in March 2011 and 450,000 ordinary shares in May 2011, we granted to the holders of these ordinary shares certain registration rights.  Such holders will be entitled to these registration rights pursuant to registration rights agreements that we entered into with them.  These registration rights also apply to any other ordinary shares issued as a dividend or other distribution with respect to such shares.  These shares are referred to as registrable securities.

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Demand Registration Rights

At any time after the initial public offering of our ordinary shares, the holders of 5% or more of our then outstanding registrable securities may require us, upon written request, to file a registration under the Securities Act.  We will be obligated to use our best efforts to register the sale of all registrable securities that holders of registrable securities request in writing to be registered within 10 business days of the mailing of a notice by us to all holders of such registration. We are obliged to effect no more than one such demand registration which is declared or ordered effective.  We have the right to defer filing the registration statement for a period of no more than 90 days if our board of directors in good faith determines that filing of such registration will be seriously detrimental to us and our shareholders, but we cannot utilize this right more than once in any 12-month period.  Additionally, we are not required to effect the filing of a registration statement during the 180 days following the effective date of, a registration demanded by the holders of registrable securities.

Piggyback Registration Rights

Holders of registrable securities also have “piggyback” registration rights, pursuant to which they may require us to register all or any part of the registrable securities then held by such holders when we file any registration statement for purposes of effecting a public offering of our securities.  The underwriters of any underwritten offering will have the right to limit the number of shares with registration rights to be included in the registration statement, subject to certain conditions.

Expenses of Registration

We are required to pay all expenses incurred by us in complying with any demand or piggyback registration.  In addition, we are required to pay for counsel to the Company and one counsel to the selling holders and all the selling shareholders of registrable securities in the registration.  We are not required to pay any underwriting discounts and selling commissions applicable to the sale of registered securities nor are we required to pay for any expenses of any demand registration if the request is subsequently withdrawn at the request of a majority of the holders of the registrable securities to be registered, subject to limited exceptions.

We will have no obligations to effect any demand or piggyback registration with respect to any registrable securities when all registrable securities can be sold pursuant Rule 144 under the Securities Act without any volume limitations.

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SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our ordinary shares, and while we have applied to list our ordinary shares on the NASDAQ Capital Market, we cannot assure you that our application will be approved or, if approved, that an active trading market for our shares will develop or be sustained after this offering.  Future sales of substantial amounts of our ordinary shares in the public market following this offering or perception that such future sales may occur could adversely affect the prevailing market price of our ordinary shares from time to time and could impair our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding 11,715,584 ordinary shares (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015, and the conversion of the RMB equivalent of $9,892,692 in related party indebtedness into 1,465,584 ordinary shares at $6.75 per share, which is the midpoint of the range set forth on the cover page of this prospectus), assuming the underwriters do not exercise their over-allotment options.  All of the ordinary shares sold in this offering will be freely transferable by persons other than our “affiliates” without restriction or further registration under the Securities Act.  Sales of substantial amounts of our ordinary shares in the public market could adversely affect prevailing market prices of our ordinary shares.

Rule 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person who has owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to certain restrictions.  Persons who are our affiliates (as that term is defined in Rule 144) may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the number of our ordinary shares then outstanding, which will equal approximately 11.7 million shares immediately after this offering, assuming the underwriters do not exercise their option to purchase additional ordinary shares; and

●	the average weekly trading volume of our ordinary shares on the NASDAQ during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.  Persons who are not our affiliates and have owned our restricted securities for more than six months but not more than one year may sell the restricted securities without registration under the Securities Act subject to the availability of current public information about us.  Persons who are not our affiliates and have beneficially owned our restricted securities for more than one year may freely sell the restricted securities without registration under the Securities Act.

Lock-Up Agreements

As of the date of this prospectus, we, our executive officers and directors and our existing shareholders holding 7,910,113 shares in the aggregate (approximately 98.88% of our outstanding ordinary shares prior to this offering, giving effect to the 4-for-5 reverse stock split effected on March 3, 2015) have agreed, with exceptions, not to sell or transfer any ordinary shares or securities convertible into, exchangeable or exercisable for ordinary shares for a period of time ranging from 90 days to 360 days after the date of this prospectus without first obtaining the written consent of the representative of our underwriters as follows:

Days after date of this prospectus	Shares eligible for sale
90 days	90,338

180 days	979,775

360 days	6,840,000

Specifically, we and these other individuals have agreed not to directly or indirectly:

●	offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares; or

●	enter into any hedge or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our ordinary shares.

Whether any transaction described above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise.

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TAXATION

The following is a summary of the material Cayman Islands, PRC and United States federal income tax consequences of an investment in our ordinary shares.  The summary is not intended to be, nor should it be construed as, legal or tax advice to any particular prospective purchaser.  The summary is based on laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change or different interpretations, possibly with retroactive effect.  The discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as U.S. state or local tax laws, or tax laws of jurisdictions other than the Cayman Islands, the PRC and the United States.  To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of                , special Cayman Islands counsel to us.  To the extent that the discussion relates to matters of PRC tax law, it represents the opinion of Allbright Law Offices.  To the extent the discussion relates to matters of current U.S. federal income tax law, and subject to the qualifications herein, it represents the opinion of                 LLP, our special U.S. counsel.  You should consult your own tax advisors with respect to the consequences of acquisition, ownership and disposition of our ordinary shares.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares.  There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties, which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands.  No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies, except those which hold interests in land in the Cayman Islands.  The Cayman Islands is not party to any double tax treaties. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (1999 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Council:

●	that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

●	that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of twenty years from                        , 201   .

People’s Republic of China Taxation

On March 16, 2007, the National People’s Congress, the PRC legislature, enacted the Enterprise Income Tax Law, or the Enterprise Income Tax Law, which became effective on January 1, 2008, and on December 6, 2007, the State Council promulgated the Implementation Rules to the Enterprise Income Tax Law, or the Implementation Rules, which also became effective on January 1, 2008.  Under the Enterprise Income Tax Law and the Implementation Rules, unless otherwise specified, foreign invested enterprises and domestic companies are subject to a uniform income tax rate of 25%.  In addition, the dividends payable to foreign investors are subject to PRC withholding tax at the rate of 10% unless the foreign investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a reduced withholding tax rate.  According to the Hong Kong Tax Treaty, a company incorporated in Hong Kong, will be subject to withholding income tax at a rate of 5% on dividends it receives from its PRC subsidiary if it holds a 25% or more interest in that particular PRC subsidiary.  However, the SAT promulgated Circular 601 and Announcement 30, which provide that tax treaty benefits will be denied to “conduit” or shell companies without business substance, and a beneficial ownership analysis will be used based on a “substance-over-the-form” principle to determine whether or not to grant tax treaty benefits. Therefore, it is unclear at this stage whether the reduced rate of 5% under the Hong Kong Tax Treaty could apply to dividends from Yulong WFOE paid to us through our Hong Kong subsidiary.  See “Risk Factors—Risk Factors Related to Regulations Applicable to Us—We may not be able to obtain certain treaty benefits on dividends paid by our PRC subsidiary to us through our Hong Kong subsidiary.”

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The Enterprise Income Tax Law created a new “resident enterprise” classification which if applied could treat our Cayman Islands holding company or any of our other overseas holding companies in a manner similar to a Chinese enterprise for enterprise income tax purposes.  We believe that none of Yulong and its subsidiaries outside of China is a PRC resident enterprise for PRC tax purposes. Yulong is not controlled by a PRC enterprise or PRC enterprise group and as such we do not believe that Yulong meets all of the conditions to be deemed a PRC resident enterprise. For the same reasons, we believe our other subsidiaries outside of China are not PRC resident enterprises either. In addition, we are not aware of any offshore holding companies with a similar corporate structure to ours ever having been deemed a PRC “resident enterprise” by the PRC tax authorities. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.”

If the PRC tax authorities determine that our Cayman Islands holding company or any of our other overseas holding companies is a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow.  One example is the possibility of a 10% withholding tax being imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares. See “Risk Factors—Risk Factors Related to Doing Business in China— Our global income and the dividends that we may receive from our PRC subsidiary, dividends distributed to our non-PRC shareholders, and gains recognized by such shareholders, may be subject to PRC taxes under the Enterprise Income Tax Law, which would have a material adverse effect on our results of operations.”

United States Federal Income Taxation

This discussion describes the material U.S. federal income tax consequences of the purchase, ownership and disposition of our ordinary shares.  This discussion does not address any aspect of U.S. federal gift or estate tax, or the state, local or non-U.S. tax consequences of an investment in our ordinary shares.  This discussion applies only to U.S. Holders (as defined below) who beneficially own our ordinary shares as capital assets for U.S. federal income tax purposes.  This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

●	dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

●	banks or certain financial institutions;

●	insurance companies;

●	tax-exempt organizations;

●	partnerships or other entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or persons holding ordinary shares through any such entities;

●	regulated investments companies or real estate investment trusts;

●	persons that hold ordinary shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investment;

●	persons whose functional currency for tax purposes is not the $;

●	persons liable for alternative minimum tax; or

●	persons who actually or constructively own 10% or more of the total combined voting power of all classes of our shares entitled to vote.

This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, which we refer to in this discussion as the Code, its legislative history, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis.

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Prospective purchasers are urged to consult their own tax advisor concerning the particular U.S. federal income tax consequences to them of the purchase, ownership and disposition of our ordinary shares, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

For purposes of the U.S. federal income tax discussion below, you are a “U.S. Holder” if you beneficially own our ordinary shares and are:

●	an individual citizen or resident of the United States for U.S. federal income tax purposes;

●	a corporation, or other entity taxable as a corporation, that was created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

●	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if (a) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect to be treated as a U.S. person.

For U.S. federal income tax purposes, income earned through a non-U.S. or U.S. partnership or other flow-through entity is attributed to its owners.  Accordingly, if a partnership or other flow-through entity holds ordinary shares, the tax treatment of the holder will generally depend on the status of the partner or other owner and the activities of the partnership or other flow-through entity.

Dividends on Ordinary Shares

Subject to the “Passive Foreign Investment Company” discussion below, the gross amount of any distributions you receive on your ordinary shares (including any withheld taxes) will generally be includible in your gross income on the day you actually or constructively receive such income as dividend income if the distributions are made from our current or accumulated earnings and profits, calculated according to U.S. federal income tax principles.  We do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles.  Accordingly, distributions paid on our ordinary shares, if any, will generally be treated as dividend distributions for U.S. federal income tax purposes.  With respect to non-corporate U.S. Holders, certain dividends received from a qualified foreign corporation may be subject to a reduced capital gains rate rather than the marginal tax rates generally applicable to ordinary income, provided that certain conditions are satisfied, including that (1) our ordinary shares are readily tradable on an established securities market in the United States, or, in the event that we are deemed to be a PRC resident enterprise under the PRC tax law, we are eligible for the benefit of the United States-PRC income tax treaty (the “Tax Treaty”), (2) we are neither a passive foreign investment company nor treated as such with respect to a U.S. Holder (as discussed above) for the taxable year in which the dividend was paid and the preceding taxable year, and (3) certain holding period requirements are met. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, a U.S. Holder may be subject to PRC taxes on dividends paid on our ordinary shares. We may, however, be eligible for the benefits of the Tax Treaty. If we are eligible for such benefits, dividends we pay on our ordinary shares would be eligible for reduced rates of taxation.  A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends from that corporation on shares that are readily tradable on an established securities market in the United States.  U.S. Treasury Department guidance indicates that our ordinary shares, which we have applied to list on the NASDAQ Capital Market, will be readily tradable on an established securities market in the United States.  There can be no assurance that our ordinary shares will be considered readily tradable on an established securities market in later years.  Non-corporate U.S. Holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss will not be eligible for the reduced rates of taxation regardless of our status as a qualified foreign corporation.  You should consult your own tax advisor as to the rate of tax that will apply to you with respect to dividend distributions, if any, you receive from us.

Dividends received on our ordinary shares will not be eligible for the dividends received deduction allowed for corporations.  Dividends generally will constitute foreign source passive income for purposes of the U.S. foreign tax credit rules.  You should consult your own advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with the receipt of dividends.

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Sales and Other Dispositions of Ordinary Shares

Subject to the “Passive Foreign Investment Company” discussion below, when you sell or otherwise dispose of our ordinary shares, you will generally recognize capital gain or loss in an amount equal to the difference between the amount realized on the sale or other disposition and your adjusted tax basis in the ordinary shares.  Your adjusted tax basis will generally equal the amount you paid for the ordinary shares. Any gain or loss you recognize will be long-term capital gain or loss if your holding period in our ordinary shares is more than one year at the time of disposition.  If you are a non-corporate U.S. Holder, including an individual, any such long-term capital gain will be taxed at preferential rates.  The deductibility of a capital loss may be subject to various limitations.  Any gain or loss recognized by you will generally be treated as U.S. source gain or loss.  You should consult your own tax advisor as to your ability, and the various limitations on your ability, to claim foreign tax credits in connection with a disposition of ordinary shares.

Passive Foreign Investment Company

If we are a passive foreign investment company or “PFIC” in any taxable year in which you hold our ordinary shares, as a U.S. Holder, you would generally be subject to adverse U.S. tax consequences, in the form of increased tax liabilities and special U.S. tax reporting requirements.

In general, we will be classified as a PFIC in any taxable year if either: (a) the average quarterly value of our gross assets that produce passive income or are held for the production of passive income is at least 50% of the average quarterly value of our total gross assets (the “asset test”) or (b) 75% or more of our gross income for the taxable year is passive income (such as certain dividends, interest or royalties).  For purposes of the asset test: (a) any cash and cash invested in short-term, interest bearing, debt instruments, or bank deposits that are readily convertible into cash will generally count as producing passive income or held for the production of passive income, and (b) the total value of our assets is calculated based on our market capitalization.

In addition, we will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock. Although the law in this regard is unclear, we treat our consolidated affiliated entities as being owned by us for United States federal income tax purposes because we control their management decisions and we are entitled to substantially all of the economic benefits associated with these entities, and, as a result, we consolidate their results of operations in our U.S. GAAP financial statements and treat them as being owned by us for United States federal income tax purposes. If it were determined, however, that that we are not the owner of these entities for United States federal income tax purposes, we may be treated as a PFIC for our current taxable year and in future taxable years.

Subject to the foregoing uncertainties, we do not expect to be a PFIC for the taxable year 2015 or in the foreseeable future.  Our expectation regarding our status as a PFIC is based on assumptions as to our projections of the value of our outstanding shares during the year and our use of the proceeds of the initial public offering of our ordinary shares and of other cash that we will hold and generate in the ordinary course of our business throughout taxable year 2015.  Despite our expectation, there can be no assurance that we will not be a PFIC in 2015 or any future taxable year as PFIC status is tested each taxable year and will depend on the composition of our assets and income in such taxable year.  In particular, in determining the average percentage value of our gross assets, the aggregate value of our assets will generally be deemed to be equal to our market capitalization (the sum of the aggregate value of our outstanding equity) plus our liabilities.  Therefore, a drop in the market price of our ordinary shares and associated decrease in the value of our goodwill would cause a reduction in the value of our non-passive assets for purposes of the asset test.  Accordingly, we would likely become a PFIC if our market capitalization were to decrease significantly while we hold substantial cash and cash equivalents.  We could also be a PFIC for any taxable year if the gross income that we and our subsidiaries earn from investing the portion of the cash raised in our initial public offering that exceeds the immediate capital needs of our business is substantial in comparison with the gross income from our business operations.  Our U.S. counsel expresses no opinion with respect to our expectations contained in this paragraph.

If we were a PFIC for any taxable year during which you held our ordinary shares, certain adverse U.S. federal income tax rules would apply.  You would generally be subject to additional taxes and interest charges on certain “excess distributions” we make and on any gain realized on the disposition or deemed disposition of your ordinary shares, regardless of whether we continue to be a PFIC in the year in which you receive an “excess distribution” or dispose of or are deemed to dispose of your ordinary shares.  Distributions in respect of your ordinary shares during a taxable year would generally constitute “excess distributions” if, in the aggregate, they exceed 125% of the average amount of distributions with respect to your ordinary shares over the three preceding taxable years or, if shorter, the portion of your holding period before such taxable year.

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To compute the tax on “excess distributions” or any gain, (a) the “excess distribution” or the gain would be allocated ratably to each day in your holding period for the ordinary shares, (b) the amount allocated to the current year and any tax year prior to the first taxable year in which we were a PFIC would be taxed as ordinary income in the current year, (c) the amount allocated to other taxable years would be taxable at the highest applicable marginal rate in effect for that year, and (d) an interest charge at the rate for underpayment of taxes for any period described under (c) above would be imposed on the resulting tax liability on any portion of the “excess distribution” or gain that is allocated to such period.  In addition, if we were a PFIC, no distribution that you receive from us would qualify for taxation at the preferential rate discussed in the “—Dividends on Ordinary Shares” section above in the taxable year in which such distribution is made or in the preceding taxable year.

Under certain attribution rules, if we are a PFIC, you will be deemed to own your proportionate share (by value) of lower-tier PFICs, and will be subject to U.S. federal income tax on (i) a distribution on the shares of a lower-tier PFIC and (ii) a disposition of shares of a lower-tier PFIC, both as if you directly held the shares of such lower-tier PFIC.

If we were a PFIC in any year, you would generally be able to avoid the “excess distribution” rules described above by making a timely so-called “mark-to-market” election with respect to your ordinary shares provided our ordinary shares are “marketable.”  Our ordinary shares will be “marketable” as long as they remain regularly traded on a national securities exchange, such as the NASDAQ.  If you made this election in a timely fashion, you would generally recognize as ordinary income or ordinary loss the difference between the fair market value of your ordinary shares on the first day of any taxable year and your adjusted tax basis in the ordinary shares.  Any ordinary income resulting from this election would generally be taxed at ordinary income rates and would not be eligible for the reduced rate of taxation discussed in the “—Dividends on Ordinary Shares” section above.  Any ordinary losses would be deductible, but only to the extent of the net amount of previously included income as a result of the mark-to-market election, if any.  Your basis in the ordinary shares would be adjusted to reflect any such income or loss.  You should consult your own tax adviser regarding potential advantages and disadvantages to you of making a “mark-to-market” election with respect to your ordinary shares.  The mark-to-market election will not be available for any lower tier PFIC that is deemed owned pursuant to the attribution rules discussed above.  If you make a mark-to-market election it will be effective for the taxable year for which the election is made and all subsequent taxable years unless the ordinary shares are no longer “marketable” or the Internal Revenue Service, or IRS, consents to the revocation.  We do not intend to provide you with the information you would need to make or maintain a “Qualified Electing Fund” election and you will, therefore, not be able to make or maintain such an election with respect to your ordinary shares.

If you own our ordinary shares during any taxable year that we are a PFIC, you are required to file an annual report containing such information as the United States Treasury Department may require and may be required to file an annual IRS Form 8621.  Each U.S. Holder is advised to consult with its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding and disposing ordinary shares if we are or become classified as a PFIC.

U.S. information reporting and backup withholding rules

In general, dividend payments with respect to the ordinary shares and the proceeds received on the sale or other disposition of ordinary shares may be subject to information reporting to the IRS and to backup withholding.  Backup withholding will not apply, however, if you (a) come within certain exempt categories and, when required, can demonstrate that fact or (b) provide a taxpayer identification number, certify as to no loss of exemption from backup withholding and otherwise comply with the applicable backup withholding rules.  To establish your status as an exempt person, you will generally be required to provide certification on IRS Form W-9.  Any amounts withheld from payments to you under the backup withholding rules that exceed your U.S. federal income tax liability will be allowed as a refund or a credit against your U.S. federal income tax liability, provided that you timely furnish the required information to the IRS.  Certain U.S. Holders who hold “specific foreign financial assets,” including shares of a non-U.S. corporation that is not held in an account maintained by a U.S. “financial institution,” the aggregate value of which exceeds $50,000 during the tax year, may be required to attach to their tax returns for the year certain specified information.  A U.S. Holder who fails to timely furnish the required information may be subject to a penalty.  Each U.S. Holder is advised to consult with its tax advisor regarding the application of the U.S. information reporting rules to their particular circumstances.

PROSPECTIVE PURCHASERS OF OUR ORDINARY SHARES SHOULD CONSULT WITH THEIR OWN TAX ADVISOR REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES RESULTING FROM PURCHASING, HOLDING OR DISPOSING OF OUR ORDINARY SHARES, INCLUDING THE APPLICABILITY AND EFFECT OF THE TAX LAWS OF ANY STATE, LOCAL OR NON-U.S. JURISDICTION AND INCLUDING ESTATE, GIFT AND INHERITANCE LAWS.

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UNDERWRITING

Axiom Capital Management, Inc. is acting as the representative of the underwriters of the offering, or the Representative. We have entered into an underwriting agreement dated             , 2015 with the Representative. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to each underwriter named below and each underwriter named below has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table:

Underwriters	Number of Shares
Axiom Capital Management, Inc.
Cuttone & Co., Inc.
Total	2,250,000

The underwriters are committed severally to purchase all of the ordinary shares offered by us, other than those covered by the option to purchase additional shares described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ several obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters propose to offer the ordinary shares offered by us to the public at the initial public offering price set forth on the cover of this prospectus. In addition, the underwriters may offer some of the shares to other securities dealers at the public offering price less a concession not to exceed $       per share. The underwriting discount of $    per share is equal to 7.0% of the initial offering price. If all of the shares are not sold at the initial offering price, the Representative may change the public offering price and other selling terms. Investors must pay for any shares purchased on or before          , 2015.

We have applied to have our ordinary shares quoted on the NASDAQ Capital Market under the trading symbol “YECO.”

Discounts, Commissions and Expense Reimbursement.  The following table shows the public offering price, underwriting discount and proceeds, before expenses, to us. The information assumes either no exercise or full exercise by the underwriters of their over-allotment option.

	Per Share	Total Without Over-Allotment Option	Total With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us (1)	$	$	$
Non-accountable expense allowance (1%) (2)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	Including Underwriter’s warrants. See “Underwriter’s Warrants” below. The underwriting discounts and commissions are not payable with respect to the Underwriter’s warrants.
(2)	The expense allowance is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.

We have paid an expense deposit of $75,000 to the Representative for out-of-pocket-accountable expenses, including those set forth below.  The underwriting agreement, however, provides that in the event the offering is terminated, the $75,000 expense deposit paid to the Representative to date will be returned to us to the extent such out-of-pocket accountable expenses are not actually incurred in accordance with FINRA Rule 5110(f)(2)(C).

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We have agreed to pay the underwriters’ expenses relating to the offering, including (a) all fees, expenses and disbursements relating to background checks of our officers and directors in an amount not to exceed $2,000 per individual and $10,000 in the aggregate; (b) all fees, expenses and disbursements relating to the registration or qualification of the Securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of “blue sky” counsel); (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of securities offered under the securities laws of foreign jurisdictions designated by the underwriters; (d) the costs associated with the bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones in an amount not to exceed $2,500 in the aggregate; (e) the cost associated with the use of Ipreo’s book building, prospectus tracking and compliance software for the offering (or any other road show related software or program) in an amount not to exceed $25,000 in the aggregate; and (f) the representative’s accountable “road show” expenses  in an amount not to exceed $35,000 in the aggregate.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount, will be approximately $1.2 million.

Over-allotment Option.  We have granted the underwriters an over-allotment option. This option, which is exercisable for up to 45 days after the date of this prospectus, permits the underwriters to purchase up to an additional 337,500 shares (15% of the shares sold in this offering) from us to cover over-allotments, if any. If the underwriters exercise all or part of this option, they will purchase shares covered by the option at the public offering price that appears on the cover page of this prospectus, less the underwriting discount. If this option is exercised in full, the total price to the public will be $     and the total net proceeds, before expenses, to us will be $    . To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

Discretionary Accounts.  The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of ordinary shares offered by them.

Lock-Up Agreements.  We, our directors and executive officers and our existing shareholders holding 7,910,113 shares in the aggregate (approximately 98.88% of our outstanding ordinary shares prior to this offering, giving effect to the 4-for-5 reverse stock split effected on March 3, 2015) will enter into lock-up agreements with the Representative pursuant to which each of these persons or entities, for a period of time ranging from 90 days to 360 days from the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Representative, agree not to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for our ordinary shares owned or acquired on or prior to the closing date of this offering (including any ordinary shares acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities), or publicly disclose the intention to do any of the foregoing; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the ordinary shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, except for certain exceptions and limitations; or (3) file or caused to be filed any registration statement relating to the offering of any of our ordinary shares.

Underwriter's Warrants .  We have agreed to issue to Cuttone & Co., Inc. (“Cuttone”) and to register herein warrants to purchase up to a total of 157,500 ordinary shares (7% of the ordinary shares sold in this offering, excluding the over-allotment) and to also register herein such underlying shares. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period commencing 180 days from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 100% of the public offering price per share in the offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a one-year lock-up pursuant to Rule 5110(g)(1) of FINRA. Cuttone (or permitted assignees under Rule 5110(g)(1)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases.  The demand registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(H)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

Right of First Refusal. Until eighteen months from the effective date of this offering Cuttone, or any subsidiary or successor, shall have a right of first refusal to act as our lead investment banker for any future investment banking activities where we hire an investment bank.

Electronic Offer, Sale and Distribution of Securities.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representative may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate-covering transactions, penalty bids and purchases to cover positions created by short sales.

Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the securities while the offering is in progress.

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Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any short position by exercising their over-allotment option and/or by purchasing securities in the open market.

Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared with the price at which they may purchase securities through exercise of the over-allotment option. If the underwriters sell more securities than could be covered by exercise of the over-allotment option and, therefore, have a naked short position, the position can be closed out only by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the securities in the open market that could adversely affect investors who purchase in the offering.

Penalty bids permit the Representative to reclaim a selling concession from a syndicate member when the securities originally sold by that syndicate member are purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of our securities. As a result, the price of our securities in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our securities. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our ordinary shares on the NASDAQ Capital Market or on the OTC QB in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest.  The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. The principal business address of Axiom Capital Management, Inc. is 780 Third Avenue, 43rd Floor, New York, New York 10017.

Selling Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, with effect from and including the date on which the Prospectus Directive is implemented in that Member State, an offer of securities may not be made to the public in that Member State, other than:

(a) to any legal entity that is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the Representative; or

(c) in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive; provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

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For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571 Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in the PRC, and shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.  For the purpose of this paragraph, PRC does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (SFA), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

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Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (SIX) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (CISA). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the shares.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

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ENFORCEABILITY OF CIVIL LIABILITIES

As a Cayman Islands company, we enjoy certain benefits, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of exchange control or currency restrictions, and the availability of professional and support services.  However, certain disadvantages accompany incorporation in the Cayman Islands.  These disadvantages include a less developed body of Cayman Islands securities laws that provide significantly less protection to investors as compared to the laws of the United States, and the potential lack of standing by Cayman Islands companies to sue before the federal courts of the United States.

Our organizational documents do not contain provisions requiring disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

All of our operations are conducted in China, and all of the assets of our consolidated affiliated entities are located in China.  A majority of our directors and officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States.  As a result, it may be difficult for a shareholder to effect service of process within the United States upon these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state of the United States.

Forbes Hare, our counsel as to Cayman Islands law, and Allbright Law Offices, our counsel as to PRC law, have advised us, respectively, that there is uncertainty as to whether the courts of the Cayman Islands and China, would:

●	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or

●	entertain original actions brought in either jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Forbes Hare has further advised us that a final and conclusive judgment in a federal or state court of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, and which was neither obtained in a manner nor is of a kind enforcement of which is contrary to natural justice or the public policy of the Cayman Islands, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law without any re-examination of the merits of the underlying dispute. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the liabilities provision of the federal securities laws in the United States without retrial on the merits if such judgment gives rise to obligations to make payments that may be regarded as fines, penalties or similar charges.

Allbright Law Offices has further advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States.

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LEGAL MATTERS

Certain matters of United States federal law will be passed upon for us by LKP Global Law, LLP.  As of the date of this prospectus, certain employees of LKP Global Law, LLP, hold our securities. Certain United States federal law matters in connection with this offering will be passed upon for the underwriters by Reed Smith LLP.  The validity of the ordinary shares offered in this offering will be passed upon for us by Forbes Hare.  Legal matters as to PRC law will be passed upon for us by Allbright Law Offices, and will be passed upon for the underwriters by Guantao Law Firm.

LKP Global Law, LLP may rely upon Forbes Hare with respect to matters governed by Cayman Islands law and Allbright Law Offices with respect to matters governed by PRC law.  Reed Smith LLP may rely upon Guantao Law Firm with respect to matters governed by PRC law.

EXPERTS

The June 30, 2014 and 2013 consolidated financial statements of Yulong appearing in this prospectus and registration statement have been audited by Friedman LLP, an independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a foreign private issuer within the meaning of the rules under the Securities Act, but have elected to file a registration statement on Form S-1 with respect to the ordinary shares to be sold in this offering.  This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement and the exhibits and schedules thereto.  You should refer to the registration statement and its exhibits and schedules for additional information.  Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

You can read our SEC filings, including the registration statement and the exhibits and schedules thereto, at the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, DC 20549.  You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

Upon completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act as applicable to foreign private issuers.  For at least one fiscal year after the offering, however, we intend to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K applicable to domestic companies with the SEC. After such time, we may elect to file annual reports on Form 20-F and reports on Form 6-K as a foreign private issuer.  You are able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above.  You are also able to inspect them without charge at the SEC’s website.

88

89

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Yulong Eco-Materials Limited

We have audited the accompanying consolidated balance sheets of Yulong Eco-Materials Limited and Subsidiaries as of June 30, 2014 and 2013, and the related consolidated statements of income and comprehensive income, cash flows and equity for each of the years in the two-year period ended June 30, 2014. Yulong Eco-Materials Limited’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Yulong Eco-Materials Limited and Subsidiaries as of June 30, 2014 and 2013, and the consolidated results of their operations and their cash flows for each of the years in the two-year period ended June 30, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ Friedman LLP

November 10, 2014, except for Note 19 which is dated March 6, 2015

F-1

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,	December 31,
	2014	2013	2014
			(Unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$19,732,770	$5,792,625	$8,054,527
Accounts receivable, net	5,181,394	3,962,884	11,036,545
Deposits and other receivables	350,120	469,418	287,609
Inventories	421,998	314,276	624,906
Advances to suppliers	57,415	47,177	608,215
Prepaid expenses	72,356	123,630	133,310
Deferred tax asset-current	-	31,549	-
Other receivables-related parties	936,608	3,519,728	-
Total current assets	26,752,661	14,261,287	20,745,112

PLANT AND EQUIPMENT, net	34,381,554	11,408,344	39,543,677

OTHER ASSETS
Prepayments	5,771,681	28,698,951	4,449,083
Intangible assets, net	2,449,759	2,494,020	2,425,215
Deferred tax asset-non-current	188,381	81,586	284,762
Long-term deposit	11,294	135,265	417,195
Total other assets	8,421,115	31,409,822	7,576,255

Total assets	$69,555,330	$57,079,453	$67,865,044

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short term loan - bank	$7,751,250	$9,141,700	$8,297,700
Accounts payable, trade	1,820,585	1,520,954	616,613
Other payables and accrued liabilities	735,789	411,895	1,563,005
Other payables - related parties	182,000	220,825	3,279,245
Customer deposits	402,499	24,808	67,924
Taxes payable	1,113,617	973,981	935,184
Capital lease obligation-current	1,610,492	1,087,514	2,057,940
Total current liabilities	13,616,232	13,381,677	16,817,611

LONG TERM LIABILITIES
Other payables	487,500	485,400	488,100
Other payables - related parties	9,801,110	7,822,096	-
Dividends payable	7,935,525	7,901,341	7,945,291
Capital lease obligation-non-current	68,361	628,620	759,171
Total long term liabilities	18,292,496	16,837,457	9,192,562

Total liabilities	31,908,728	30,219,134	26,010,173

COMMITMENTS AND CONTINGENCIES

EQUITY
Ordinary shares, $0.00125 par value, 80,000,000 shares authorized, 8,000,000 shares issued and outstanding*	10,000	10,000	10,000
Subscription receivable	(10,000)	(10,000)	(10,000)
Additional paid-in capital	19,011,464	19,011,464	19,011,464
Statutory reserves	3,771,665	3,073,651	3,921,951
Retained earnings	12,682,821	2,688,661	16,691,659
Accumulated other comprehensive income	2,180,652	2,086,543	2,229,797
Total Yulong Eco-Materials Limited's equity	37,646,602	26,860,319	41,854,871

Total liabilities and equity	$69,555,330	$57,079,453	$67,865,044

* Giving effect to the 4-for-5 reverse stock split effected on March 3, 2015.

The accompanying notes are an integral part of these consolidated financial statements.

F-2

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended June 30,		For the Six Months Ended December 31,
	2014	2013	2014	2013
			(Unaudited)	(Unaudited)
REVENUES
Bricks	$14,956,906	$13,955,354	$8,075,328	$6,929,756
Concrete	29,499,530	28,525,265	15,125,456	14,896,723
TOTAL REVENUES	44,456,436	42,480,619	23,200,784	21,826,479

COST OF REVENUES
Bricks	5,773,533	5,997,073	3,188,208	2,687,323
Concrete	21,729,928	20,786,582	11,731,023	10,919,745
TOTAL COST OF REVENUES	27,503,461	26,783,655	14,919,231	13,607,068

GROSS PROFIT	16,952,975	15,696,964	8,281,553	8,219,411

OPERATING EXPENSES:
Selling	930,470	869,295	365,763	443,713
General and administrative	806,037	711,954	1,599,667	578,795
Total operating expenses	1,736,507	1,581,249	1,965,430	1,022,508

INCOME FROM OPERATIONS	15,216,468	14,115,715	6,316,123	7,196,903

OTHER INCOME (EXPENSE)
Interest income	18,186	3,607	28,421	53
Interest expense	(1,183,580)	(1,150,322)	(650,014)	(640,840)
Other finance expense	(16,628)	(8,418)	(758)	(1,028)
Other income (expense), net	(83,125)	(4,345)	(85,852)	(874)
Total other expense, net	(1,265,147)	(1,159,478)	(708,203)	(642,689)

INCOME BEFORE INCOME TAXES	13,951,321	12,956,237	5,607,920	6,554,214

PROVISION FOR INCOME TAXES	3,259,147	2,906,742	1,448,796	1,725,271

NET INCOME	10,692,174	10,049,495	4,159,124	4,828,943

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustments	94,109	661,344	49,145	340,934

COMPREHENSIVE INCOME	$10,786,283	$10,710,839	$4,208,269	$5,169,877

WEIGHTED AVERAGE NUMBER OF ORDINARY SHARES
Basic and diluted*	8,000,000	8,000,000	8,000,000	8,000,000

EARNINGS PER SHARE
Basic and diluted*	$1.34	$1.26	$0.52	$0.60

* Giving effect to the 4-for-5 reverse stock split effected on March 3, 2015.

The accompanying notes are an integral part of these consolidated financial statements.

F-3

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EQUITY

	Ordinary Shares		Subscription	Additional paid-in	Statutory	Retained	Accumulated other comprehensive
	Shares *	Par Value	receivable	capital	reserves	earnings	income	Total

BALANCE, June 30, 2012	8,000,000	$10,000	$(10,000)	$19,011,464	$2,042,202	$16,775,808	$1,425,199	$39,254,673
Net income						10,049,495		10,049,495
Appropriation of statutory reserve					1,031,449	(1,031,449)		-
Dividend distributions to shareholders of variable interest entities						(23,105,193)		(23,105,193)
Foreign currency translation adjustments							661,344	661,344
BALANCE, June 30, 2013	8,000,000	$10,000	$(10,000)	$19,011,464	$3,073,651	$2,688,661	$2,086,543	$26,860,319
Net income						10,692,174		10,692,174
Appropriation of statutory reserve					698,014	(698,014)		-
Foreign currency translation adjustments							94,109	94,109
BALANCE, June 30, 2014	8,000,000	$10,000	$(10,000)	$19,011,464	$3,771,665	$12,682,821	$2,180,652	$37,646,602
Net income						4,159,124		4,159,124
Appropriation of statutory reserve					150,286	(150,286)		-
Foreign currency translation adjustments							49,145	49,145
BALANCE, December 31, 2014 (unaudited)	8,000,000	$10,000	$(10,000)	$19,011,464	$3,921,951	$16,691,659	$2,229,797	$41,854,871

* Giving effect to the 4-for-5 reverse stock split effected on March 3, 2015.

The accompanying notes are an integral part of these consolidated financial statements.

F-4

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended June 30,		For the Six Months Ended December 31,
	2014	2013	2014	2013
			(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,692,174	$10,049,495	$4,159,124	$4,828,943
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation	1,333,257	1,002,515	774,567	656,237
Amortization	55,152	53,967	27,542	27,559
Provision for (recovery of) doubtful accounts	(126,976)	39,020	-	-
Deferred tax benefit	(74,893)	(124,997)	(96,090)	(22,962)
Change in operating assets and liabilities
Accounts receivable	(1,076,607)	(347,385)	(5,845,179)	(3,682,718)
Deposits and other receivables	246,340	(133,274)	(342,735)	(2,642)
Inventories	(106,559)	1,158,974	(202,265)	44,468
Advances to suppliers	(10,053)	58	(550,391)	(216,426)
Prepaid expense	51,893	(115,833)	(60,828)	33,440
Accounts payable, trade	293,592	(396,537)	(1,205,472)	1,454,916
Other payables and accrued liabilities	322,454	182,792	236,966	385,676
Customer deposits	378,281	10,297	(334,865)	59,955
Taxes payable	135,672	(19,629)	(179,693)	144,147
Net cash provided by operating activities	12,113,727	11,359,463	(3,619,319)	3,710,593

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for equipment and construction in progress	(133,660)	(76,439)	(376,332)	(113,905)
Prepayment for land use rights	(108,465)	(228,038)	-	(61,826)
Prepayments for construction-in-progress	(708,371)	(13,812,903)	(1,418,559)	(174,903)
Repayments from (loans to) related parties	2,603,144	(2,039,061)	26,625	(2,474,695)
Net cash provided by (used in) investing activities	1,652,648	(16,156,441)	(1,768,266)	(2,825,329)

CASH FLOWS FROM FINANCING ACTIVITIES:
Change in restricted cash	-	876,150	-	(813,500)
Proceeds from notes payable	1,628,000	1,593,000	-	1,627,000
Payments of note payable	(1,628,000)	(3,265,650)	-	-
Proceeds from short-term loans - bank	5,470,080	9,000,450	3,170,700	2,440,500
Payments of short-term loan - bank	(6,902,720)	(9,175,680)	(2,634,120)	(2,765,900)
Proceeds from (payments to) related parties	1,858,117	7,371,568	(5,801,464)	51,156
Principal payments on capital lease obligations	(248,943)	(268,295)	(1,042,793)	(140,199)
Net cash provided by (used in) financing activities	176,534	6,131,543	(6,307,677)	399,057

EFFECT OF EXCHANGE RATE ON CASH	(2,764)	137,380	17,019	71,766

CHANGES IN CASH AND CASH EQUIVALENTS	13,940,145	1,471,945	(11,678,243)	1,356,087

CASH AND CASH EQUIVALENTS, beginning of period	5,792,625	4,320,680	19,732,770	5,792,625

CASH AND CASH EQUIVALENTS, end of period	$19,732,770	$5,792,625	$8,054,527	$7,148,712

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income tax	$3,180,523	$3,061,474	$1,650,958	$1,619,174
Cash paid for interest	$1,217,347	$1,150,322	$668,927	$640,840

NON-CASH INVESTING AND FINANCING ACTIVITIES
Dividends distributions offset with other receivables-related parties	$-	$15,283,371	$-	$-
Reclassification of construction-in-progress from prepayments-construction	$24,165,772	$-	$2,747,443	$17,148,417
Additions to buildings and construction-in-progress through other payables	$-	$-	$589,165	$-
Acquisition of machinery and equipment by capital leases	$203,778	$1,090,926	$2,178,287	$-
Repayments from related parties offset with other payable-related parties	$-	$-	$910,560	$-

The accompanying notes are an integral part of these consolidated financial statements.

F-5

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 – Nature of business and organization

Yulong Eco-Materials Limited (“Yulong Eco-Materials” or the “Company”) is a holding company incorporated on March 10, 2011, under the laws of the Cayman Islands. The Company has no substantive operations other than holding all of the outstanding share capital of China Xing De (BVI) Limited (“Yulong BVI”) (see “Share Exchange Agreement” below). In turn, Yulong BVI is a holding company holding all of the outstanding share capital of China Xing De (Hong Kong) Limited (“Yulong HK”). Yulong HK is also a holding company holding all of the outstanding equity capital of Zhengzhou Xing De Enterprise Management & Consulting Co., Ltd. (“Yulong WFOE”).

The Company is in the business of producing and selling fly-ash bricks and ready-mixed concrete in and around the city of Pingdingshan, Henan Province, in the People’s Republic of China (the “PRC” or “China”). All of the Company’s business activities are carried out by domestic Chinese companies that the Company controls through contractual arrangements as follows: (1) Henan Jianyida Industrial Co., Ltd. (“Yulong Bricks”), which carries out the bricks business, (2) Pingdingshan Hengji Concrete Co., Ltd. (“Yulong Concrete”) and Pingdingshan Hengji Industrial Co., Ltd. (“Yulong Transport”), which carry out the concrete business, and (3) Pingdingshan Xulong Renewable Resource Co., Ltd. (“Yulong Renewable”), which will recycle and process construction waste into bricks once construction of a new recycling plant and bricks plant is complete. The contractual arrangements are comprised of a series of agreements entered into by each of these four companies and their shareholders, on the one hand, and Yulong WFOE on the other hand (see “Contractual Arrangements” and “Note 3 – Variable Interest Entities” below).

Share Exchange Agreement

On December 22, 2011, Yulong Eco-Materials completed a share exchange transaction with Yulong BVI, and Yulong BVI became a wholly-owned subsidiary of Yulong Eco-Materials. Immediately after the share exchange transaction, Yulong BVI’s shareholders and their assignees collectively owned approximately 85.5% of the issued and outstanding share capital of Yulong Eco-Materials, and certain management members of Yulong BVI became the controlling directors and officers of Yulong Eco-Materials.

The share exchange transaction was accounted for as a reverse acquisition and recapitalization and as a result, the consolidated financial statements of Yulong Eco-Materials (the legal acquirer) are, in substance, those of Yulong BVI (the accounting acquirer). In addition, no gain or loss was recognized in connection with the transaction. The historical financial statements for periods prior to December 22, 2011 are those of Yulong BVI that have been retroactively restated to reflect the reverse acquisition effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Contractual Arrangements

Although current PRC regulations do not restrict or prohibit foreign investment in domestic Chinese companies that engage in businesses such as those of Yulong Bricks, Yulong Concrete, Yulong Transport and Yulong Renewable (each a “Yulong operating company” and collectively the “Yulong operating companies”), there is substantial uncertainty regarding the interpretation and application of such regulations. As such, the Yulong operating companies are controlled through contractual arrangements in lieu of direct equity ownership by the Company or any of its subsidiaries. Such contractual arrangements are a series of four agreements (collectively the “Contractual Arrangements”) which significant terms are as follows:

Exclusive Consulting Services and Operating Agreements

Pursuant to the exclusive consulting and service agreement among Yulong WFOE, each Yulong operating company and its shareholders, Yulong WFOE is engaged as exclusive provider of management consulting services to such Yulong operating company. For such services, the Yulong operating company agrees to pay service fees determined based on all of its net profit after tax payments to Yulong WFOE or Yulong WFOE has obligation to absorb all of the VIEs’ losses. The agreement remains in effect until and unless all parties agree to its termination. Until such termination, the Yulong operating company may not enter into another agreement for the provision of management consulting services without the prior consent of Yulong WFOE.

F-6

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Option Agreements

Pursuant to the exclusive equity option agreement between the shareholders of each Yulong operating company and Yulong WFOE, such shareholders jointly and severally grant Yulong WFOE an option to purchase their equity interests in such Yulong operating company. The purchase price shall be the lowest price then permitted under applicable PRC laws. If the purchase price is greater than the registered capital of such Yulong operating company, the shareholders are required to immediately return any amount in excess of the registered capital to Yulong WFOE or its designee. Yulong WFOE may exercise such option at any time until it has acquired all equity interests of such Yulong operating company, and freely transfer the option to any third party. The agreement will terminate at the earlier of (i) the date on which all of the equity interests of such Yulong operating company has been transferred to Yulong WFOE or its designee or (ii) the unilateral termination by Yulong WFOE.

Equity Pledge Agreements

Pursuant to the equity interest pledge agreement between the shareholders of each Yulong operating company and Yulong WFOE, such shareholders pledge all of their equity interests in such Yulong operating company to Yulong WFOE as collateral to secure the obligations of such Yulong operating company under the exclusive consulting services and operating agreement. The shareholders may not transfer or assign transfer or assign the pledged equity interests, or incur or allow any encumbrance that would jeopardize Yulong WFOE’s interests, without Yulong WFOE’s prior approval. In the event of default, Yulong WFOE as the pledgee will be entitled to certain rights and entitlements, including the priority in receiving payments by the evaluation or proceeds from the auction or sale of whole or part of the pledged equity interests of such Yulong operating company. The agreement will terminate at the earlier of (i) the date the shareholders have transferred all of their pledged equity interests pursuant to the option agreement or (ii) two years from the satisfaction by such Yulong operating company of all its obligations under the exclusive consulting and service agreement.

Voting Rights Proxy and Financial Supporting Agreements

Pursuant to the voting rights proxy and financial supporting agreement between the shareholders of each Yulong operating company and Yulong WFOE, such shareholders have given Yulong WFOE an irrevocable proxy to act on their behalf on all matters pertaining to such Yulong operating company and to exercise all of their rights as shareholders of such Yulong operating company, including the right to attend shareholders meeting, to exercise voting rights and to transfer all or a part of their equity interests in such Yulong operating company. In consideration of such granted rights, Yulong WFOE agrees to provide the necessary financial support to such Yulong operating company whether or not such Yulong operating company incurs loss, and agrees not to request for repayment if such Yulong operating company is unable to do so. The agreement will terminate at the earlier of (i) the date on which all of the equity interests of such Yulong operating company have been transferred to Yulong WFOE or (ii) the unilateral termination by Yulong WFOE.

As a result of the foregoing contractual arrangements, which give Yulong WFOE effective control of the Yulong operating companies, obligate Yulong WFOE to absorb all of the risk of loss from their activities, and enable Yulong WFOE to receive all of their expected residual returns, the Company accounts for each Yulong operating company as a variable interest entity (“VIE”). Additionally, as the parent company of Yulong WFOE, the Company is considered the primary beneficiary of the Yulong operating companies. Accordingly, the Company consolidates the accounts of the Yulong operating companies for the years ended June 30, 2014 and 2013, and the six months ended December 31, 2014 and 2013, in accordance with Regulation S-X-3A-02 promulgated by the Securities Exchange Commission, and Accounting Standards Codification (“ASC”) 810-10, Consolidation.

F-7

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The accompanying consolidated financial statements reflect the activities of Yulong Eco-Materials and each of the following entities:

Name	Background	Ownership
Yulong BVI	· A British Virgin Islands company · Incorporated on June 15, 2011	100%
Yulong HK	· A Hong Kong company · Incorporated on July 21, 2011	100%
Yulong WFOE	· A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) · Incorporated on September 2, 2011 · Registered capital of $100,000 fully funded	100%
Yulong Bricks	· A PRC limited liability company · Incorporated on September 20, 2006 · Registered capital of $4,395,000 (RMB 30,000,000) fully funded · Production and sales of fly-ash bricks	VIE by contractual arrangements
Yulong Concrete	· A PRC limited liability company · Incorporated on December 7, 2004 · Registered capital of $2,830,000 (RMB 20,000,000) fully funded · Production and sales of ready-mixed concrete	VIE by contractual arrangements
Yulong Transport	· A PRC limited liability company · Incorporated on July 13, 2009 · Registered capital of $1,465,464 (RMB 10,010,000) fully funded · Provide ready-mixed concrete transportation services	VIE by contractual arrangements
Yulong Renewable

·    A PRC limited liability company

·    Incorporated on August 16, 2011

·    Registered capital of $9,510,000 (RMB 60,000,000) fully funded

·    Recycling of construction waste; production and sales  of recycled concrete bricks.

·    Has not started its operation as of the date of this report.

		VIE by contractual arrangements

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with the generally accepted accounting principles in the United States of America (“U.S. GAAP”).

Principles of consolidation

The consolidated financial statements include the accounts of the Company, its subsidiaries, and the VIEs. All intercompany transactions and balances between the Company, its subsidiaries and the VIEs are eliminated upon consolidation.

Since Yulong WFOE and the VIEs are under common control, the Contractual Arrangements have been accounted for as a reorganization of entities, and the consolidation of the VIEs through the Contractual Arrangements has been accounted for at historical cost and prepared on the basis as if these agreements became effective as of the beginning of the first period presented in the accompanying consolidated financial statements.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the accompanying consolidated financial statements and footnotes. Significant accounting estimates reflected in the Company’s consolidated financial statements include the useful lives and impairment of property, plant and equipment, collectability of receivables, realization of deferred tax assets, inventory valuation, and the present value of the net minimum lease payments of the capital lease. Actual results could differ from these estimates.

F-8

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Foreign currency translation

The reporting currency of the Company is the U.S. dollar. The Company’s Chinese subsidiary and the VIEs use the local currency, Renminbi (RMB), as their functional currency as determined based on the criteria of ASC 830, “Foreign Currency Translation.” Assets and liabilities are translated at the unified exchange rate as quoted by the People’s Bank of China (the “PBOC”) at the end of the period. Income and expense accounts are translated at the average translation rates and the equity accounts are translated at historical rates. Translation adjustments resulting from this process are included in accumulated other comprehensive income in the statement of equity. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Translation adjustments included in accumulated other comprehensive income amounted to $2,180,652 and $2,086,543 as of June 30, 2014 and 2013, respectively, and $2,229,797 as of December 31, 2014. The balance sheet amounts, with the exception of equity, at June 30, 2014 and 2013, and December 31, 2014, were translated at 6.15 RMB, 6.18 RMB, and 6.15 RMB to $1.00, respectively. The equity accounts were stated at their historical rate. The average translation rates applied to statement of income and other comprehensive income accounts for the years ended June 30, 2014 and 2013 were 6.14 RMB and 6.28 RMB, respectively. The average translation rate applied to statement of income and other comprehensive income accounts for the six months ended December 31, 2014 and 2013 was 6.15 RMB. Cash flows are also translated at average translation rates for the periods, therefore, amounts reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheet.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions which are unrestricted as to withdrawal and use and have original maturities of less than three months.

Accounts and other receivables, net

During the normal course of business, the Company extends unsecured credit to its customers. Management reviews its accounts receivable balances each reporting period to determine if an allowance for doubtful accounts is required. Accounts are considered past due over 90 days. An estimate for doubtful accounts is recorded when collection of the full amount is no longer probable. Bad debts are written off against the allowance after all collection efforts have ceased. The Company’s allowance is based on historical experience and includes accounts receivable that are past-due for more than one year.

Inventories

Inventories consist of raw materials and finished goods and are stated at the lower of cost or market, as determined using the weighted average cost method. Management compares the cost of inventories with the market value and an allowance is made for writing down the inventory to its market value, if lower than cost. On an ongoing basis, inventories are reviewed for potential write-down for estimated obsolescence or unmarketable inventories equal to the difference between the costs of inventories and the estimated net realizable value based upon forecasts for future demand and market conditions. When inventories are written-down to the lower of cost or market, it is not marked up subsequently based on changes in underlying facts and circumstances. As of June 30, 2014 and 2013, and December 31, 2014, the Company determined that no reserves for obsolescence were necessary.

Advances to suppliers

The Company advances monies to certain suppliers for raw material purchases. Such advances are interest-free and unsecured. Management regularly reviews the aging of such advances as well as delivery trends of purchased materials, and records an allowance when it believes that delivery of materials due is at risk. Advances aged over one year and considered uncollectible are written off after exhaustive efforts at collection. No allowance for doubtful accounts was considered necessary at the balance sheet dates.

F-9

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Plant and equipment

Plant and equipment are stated at cost. Depreciation is provided over the estimated useful life of each class of depreciable assets and is computed using the straight-line method over the useful lives of the assets are as follows:

Useful Life
Buildings and improvements	10-30 years
Machinery and equipment	5-10 years
Transportation equipment	5-10 years
Office equipment	3-5 years

The Company accounts for all significant leases as either operating or capital. At lease inception, if the lease meets any of the following four criteria, the Company will classify it as a capital lease; otherwise it will be treated as an operating lease: (a) transfer of ownership to lessee at the end of the lease term, (b) bargain purchase option, (c) lease term is equal to 75% or more of the estimated economic life of the leased property, or (d) the present value of the minimum lease payments is 90% or more of the fair value of the leased asset.

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of income and comprehensive income.  Construction-in-progress represents labor costs, materials, and capitalized interest incurred in connection with the construction. Interest incurred during construction is capitalized into construction in progress. All other interest is expensed as incurred. No depreciation is provided for construction in progress until it is completed and placed into service. Expenditures for maintenance and repairs are charged to earnings as incurred while additions, renewals and betterments are capitalized.

Prepayments

Prepayments represent advances made to certain suppliers for equipment purchases or advance made to contractors in connection with the Company’s construction-in-progress. Prepayments also include advances made to a village committee in connection with acquiring land use rights. Management regularly reviews aging of prepayments and records an allowance when management believes collection of equipment, land use rights, or services to be performed due are at risk. Advances aged over one year and considered uncollectible are written off after exhaustive efforts at collection. No allowance for doubtful accounts is considered necessary at the balance sheet dates.

Intangible assets

Intangible assets are carried at cost less accumulated amortization.

The Company accounts for all significant leases of land use rights for purposes of classification as either operating or capital. At lease inception, if the lease meets either of the following two criteria, the Company will classify it as a capital lease: (a) transfer of ownership to lessee at the end of the lease term, or (b) bargain purchase option. Otherwise, the lease will be treated as an operating lease.

Intangible assets with finite useful lives are amortized using a straight-line method of amortization that reflects the estimated pattern in which the economic benefits of the intangible asset are to be consumed. The original estimated useful life for the land use rights of each entity is as follows:

Entity	Description of assets	Estimated useful life
Yulong Bricks	Land use right	50
Yulong Concrete	Land use right	50

F-10

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Intangible assets are reviewed at least annually, more often when circumstances require, to determine whether their carrying values have become impaired. The Company considers an asset to be impaired if its carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment for long-lived assets

Long-lived assets, including buildings and improvements, equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated discounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. When the Company identifies an impairment, the Company reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. As of June 30, 2014 and 2013, and December 31, 2014, management believes there was no impairment.

Fair Values of Financial Instruments

ASC Topic 825, Financial Instruments (“Topic 825”) requires disclosure of fair value information of financial instruments, whether or not recognized in the balance sheets, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Topic 825 excludes certain financial instruments and all non-financial assets and liabilities from its disclosure requirements. Accordingly, the aggregate fair value amounts do not represent the underlying value of the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The Company considers the carrying amount of cash, accounts receivable, other receivables, accounts payable, notes payable and other short-term payables, to approximate their fair values because of the short period of time between the origination of such instruments and their expected realization. The Company determined that the carrying value of the long-term payables and noncurrent capital lease obligations approximated their fair value using level 2 inputs by comparing the stated loan interest rate to the rate charged by the PBOC on similar loans.

Revenue recognition

The Company recognizes revenue in accordance with ASC 605, Revenue Recognition, regarding revenue recognition which specifies that revenue is realized or realizable and earned. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, the Company has no other obligations and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are recorded as customer deposits.

F-11

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company sells concrete and bricks primarily to major local real estate development and/or construction companies. Sales agreements are signed with each customer. Each agreement has specific terms and conditions with the exception of delivery date and quantity, which are provided when the customer issues an order pursuant to the agreement. The Company does not sell products to customers on consignment basis. There is no right of return after products are delivered and accepted by the customer.

Revenue represents the invoiced value of goods, net of a value added tax (“VAT”).

The Company also provides transportation services for its concrete customers. Revenue is recognized upon delivery of the concrete. Transportation services revenue is immaterial to the Company’s consolidated revenues for the periods presented in the accompanying financial statements.

Shipping and handling

Shipping and handling costs pertaining to raw material purchases are included in cost of revenue.

Shipping costs incurred in the delivery of products and depreciation expenses for transportation equipment (under Yulong Transport) are included in selling expense. Shipping costs amounted to $432,328 and $352,901 for the years ended June 30, 2014 and 2013, respectively, and $195,171 and $194,001 for the six months ended December 31, 2014 and 2013, respectively. Depreciation expense amounted to $320,218 and $313,643 for the years ended June 30, 2014 and 2013, respectively, and $107,698 and $160,169 for the six months ended December 31, 2014 and 2013, respectively.

Concentration of risk

Credit risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. As of June 30, 2014 and 2013, and December 31, 2014, $19,526,224, $5,349,490 and $7,876,667 were deposited with various major financial institutions located in the PRC, respectively. While management believes that these financial institutions are of high credit quality, it also continually monitors their credit worthiness. Historically, deposits in Chinese banks are secure due to state policy to protect depositor interests. However, China promulgated a Bankruptcy Law in August 2006 that came into effect on June 1, 2007, which contains a separate article expressly stating that the State Council may promulgate implementation measures to provide for the bankruptcy of Chinese banks based on the Bankruptcy Law. Under the current Bankruptcy Law, a Chinese bank may file bankruptcy if it deems itself to be insolvent. In addition, since China’s concession to the World Trade Organization, foreign banks have been gradually permitted to operate in China and have intensified competition in many aspects, especially since the opening of the Renminbi business to foreign banks in late 2006. Therefore, the risk of bankruptcy at the institutions that the Company maintains deposits has increased. In the event of bankruptcy, the Company is unlikely to reclaim its deposits in full since it is unlikely to be classified as a secured creditor under PRC laws.

Accounts receivable are typically unsecured and derived from revenue earned from customers, thereby exposed to credit risk. The risk is mitigated by the Company’s assessment of its customers’ creditworthiness and its ongoing monitoring of outstanding balances. The Company maintains reserves for estimated credit losses, and such losses have generally been within expectations.

Customer and vendor concentration risk

For the years ended June 30, 2014 and 2013, no customer accounted for more than 10% of the Company's total revenues. For the six months ended December 31, 2014, one customer accounted for 14% of the Company’s total revenues. For the six months ended December 31, 2013, no customer accounted for more than 10% of the Company’s total revenues.

As of June 30, 2014, one customer accounted for 14% of the Company's total account receivable. As of June 30, 2013, no customer accounted for more than 10% of the Company's total account receivable. As of December 31, 2014, two customers accounted for 14% and 11% of the Company’s total account receivable, respectively.

F-12

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the year ended June 30, 2014, four major suppliers accounted for 17%, 15%, 13% and 12% of the Company's total purchases. For the year ended June 30, 2013, four major suppliers accounted for 13%, 12%, 12% and 11% of the Company’s total purchases. For the six months ended December 31, 2014, four major suppliers accounted for 18%, 18%, 14% and 14% of the Company’s total purchases. For the six months ended December 31, 2013, three major suppliers accounted for 15%, 14% and 11% of the Company’s total purchases.

As of June 30, 2014, three suppliers accounted for 31%, 21% and 15% of the Company’s accounts payable balances. As of June 30, 2013, two suppliers accounted for 22% and 12% of the Company’s accounts payable balances. As of December 31, 2014, two suppliers accounted for 27% and 19% of the Company’s accounts payable balances.

Income taxes

The Company accounts for income taxes using the liability method. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial reporting and tax bases of assets and liabilities using enacted tax rates that will be in effect in the period in which the differences are expected to reverse. The Company records a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more-likely-than-not that some portion, or all, of the deferred tax assets will not be realized. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company applies ASC 740, Accounting for Income Taxes, to account for uncertainty in income taxes and the evaluation of a tax position is a two-step process. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. A tax position is measured at the largest amount of benefit that is greater than 50 percent likelihood of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent period in which the threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not criteria should be de-recognized in the first subsequent financial reporting period in which the threshold is no longer met.

As of December 31, 2014, Yulong WFOE and the VIEs have filed income tax returns in China for the years ended December 31, 2013, 2012, 2011, 2010 and 2009. All such tax returns are subject to examination by the Chinese taxing authorities.

Earnings per share

Earnings per share are calculated in accordance with ASC 260-10, Earnings per Share. Basic earnings per share are computed by dividing net income attributable to holders of ordinary shares by the weighted average number of ordinary shares outstanding during the year. Diluted earnings per ordinary share reflect the potential dilution that could occur if securities to issue ordinary shares were exercised. The dilutive effect of outstanding share-based awards is reflected in the diluted earnings per share by application of the treasury stock method.

Comprehensive income

Comprehensive income is defined to include all changes in shareholders’ equity except those resulting from investments by owners and distributions to owners. Among other disclosures, ASC 220-10, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company adopted ASU No. 2011-05 by presenting items of net income and other comprehensive income in one continuous statement, the Consolidated Statements of Income and Comprehensive Income.

F-13

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Employee benefit

The full-time employees of the Company’s PRC subsidiary and VIEs are entitled to staff welfare benefits including medical care, housing fund, pension benefits and unemployment insurance, which are government mandated defined contribution plans. The Company is required to accrue for these benefits based on certain percentages of the employees’ respective salaries, subject to certain ceilings, in accordance with the relevant PRC regulations, and make cash contributions to the state-sponsored plans out of the amounts accrued. Total expense for the plans was $109,502 and $107,409 for the years ended June 30, 2014 and 2013, respectively, and $58,319 and $58,365 for the six months ended December 31, 2014 and 2013, respectively.

Recently issued accounting pronouncements

In February 2013, the Financial Accounting Standards Board ("FASB”) issued Accounting Standards Update ("ASU”) No. 2013-02, Comprehensive Income (Topic 220) (“ASU 2013-02”) to improve the reporting of reclassifications out of Accumulated Other Comprehensive Income (“AOCI”). This ASU sets requirements for presentation for significant items reclassified to net income in their entirety during the period and for items not reclassified to net income in their entirety during the period. It requires companies to present information about reclassifications out of AOCI in one place, and to present reclassifications by component when reporting changes in AOCI balances. The modifications to ASC Topic 220 resulting from the issuance of ASU 2013-02 are effective for fiscal years beginning after December 15, 2012 and interim periods within those years. Early adoption is permitted. The adoption of ASU 2013-02 did not have a material impact on the Company’s consolidated financial Statements.

In July 2013, the FASB issued ASU No. 2013-11, Presentation of Unrecognized Tax Benefit When a Net Operating Loss Carry forward, a Similar Tax Loss, or a Tax Credit Carry forward Exists, an amendment to FASB ASC Topic 740, Income Taxes ("FASB ASC Topic 740"). This update clarifies that an unrecognized tax benefit, or a portion of an unrecognized tax benefit, should be presented in the financial statements as a reduction to a deferred tax asset for a net operating loss carry forward, a similar tax loss, or a tax credit carry forward if such settlement is required or expected in the event the uncertain tax position is disallowed. In situations where a net operating loss carry forward, a similar tax loss, or a tax credit carry forward is not available at the reporting date under the tax law of the applicable jurisdiction or the tax law of the jurisdiction does not require, and the entity does not intend to use, the deferred tax asset for such purpose, the unrecognized tax benefit should be presented in the financial statements as a liability and should not be combined with deferred tax assets. This ASU is effective prospectively for fiscal years, and interim periods within those years, beginning after December 15, 2013. Retrospective application is permitted. The adoption of this guidance did not have any significant impact on the Company’s consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. Under the new guidance, only disposals representing a strategic shift in operations should be presented as discontinued operations. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective in the first quarter of 2015 for public organizations with calendar year ends. Early adoption is permitted. The Company does not expect the adoption of this guidance will have a significant impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers: Topic 606. This update affects any entity that either enters into contracts with customers to transfer goods or services or enters into contracts for the transfer of nonfinancial assets unless those contracts are within the scope of other standards (for example, insurance contracts or lease contracts). The guidance in this update supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific guidance throughout the industry topics of the codification. Additionally, this update supersedes some cost guidance included in Subtopic 605-35, Revenue Recognition—Construction-Type and Production-Type Contracts. In addition, the existing requirements for the recognition of a gain or loss on the transfer of nonfinancial assets that are not in a contract with a customer (for example, assets within the scope of Topic 360, Property, Plant, and Equipment, and intangible assets within the scope of Topic 350, Intangibles—Goodwill and Other) are amended to be consistent with the guidance on recognition and measurement (including the constraint on revenue) in this update. This ASU is effective for fiscal years, and interim periods within those years, beginning after December 15, 2016 for public companies and 2017 for non-public companies. Management is evaluating the effect, if any, on the Company’s consolidated financial statements.

F-14

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In June 2014, FASB issued ASU No. 2014-12, Compensation – Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. The amendments stipulate that a performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation — Stock Compensation. As a result, the target is not reflected in the estimation of the award’s grant date fair value. Compensation cost should be recognized over the required service period, if it is probable that the performance condition would be achieved. The amendments in this Accounting Standards Update are effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Early adoption is permitted. The Company does not expect the adoption of ASU 2014-12 to have a material impact on the Company’s consolidated financial statements.

In August 2014, FASB issued ASU No. 2014-15, Preparation of Financial Statements - Going Concern (Subtopic 205-40), Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. Under generally accepted accounting principles (GAAP), continuation of a reporting entity as a going concern is presumed as the basis for preparing financial statements unless and until the entity's liquidation becomes imminent. Preparation of financial statements under this presumption is commonly referred to as the going concern basis of accounting. If and when an entity's liquidation becomes imminent, financial statements should be prepared under the liquidation basis of accounting in accordance with Subtopic 205-30, Presentation of Financial Statements-Liquidation Basis of Accounting. Even when an entity's liquidation is not imminent, there may be conditions or events that raise substantial doubt about the entity's ability to continue as a going concern. In those situations, financial statements should continue to be prepared under the going concern basis of accounting, but the amendments in this Update should be followed to determine whether to disclose information about the relevant conditions and events. The amendments in this Accounting Standards Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The Company does not expect the adoption of ASU 2014-15 to have material impact on the Company’s consolidated financial statements.

In November 2014, FASB issued ASU No. 2014-17, Business Combinations (Topic 805): Pushdown Accounting (a consensus of the FASB Emerging Issues Task Force). The amendments in this update provide an acquired entity with an option to apply pushdown accounting in its separate financial statements upon occurrence of an event in which an acquirer obtains control of the acquired entity. An acquired entity may elect the option to apply pushdown accounting in the reporting period in which the change-in-control event occurs. An acquired entity should determine whether to elect to apply pushdown accounting for each individual change-in-control event in which an acquirer obtains control of the acquired entity. If pushdown accounting is not applied in the reporting period in which the change-in-control event occurs, an acquired entity will have the option to elect to apply pushdown accounting in a subsequent reporting period to the acquired entity’s most recent change-in-control event. An election to apply pushdown accounting in a reporting period after the reporting period in which the change-in-control event occurred should be considered a change in accounting principle in accordance with Topic 250, Accounting Changes and Error Corrections. If pushdown accounting is applied to an individual change-in-control event, that election is irrevocable. The amendments in this ASU are effective on November 18, 2014. After the effective date, an acquired entity can make an election to apply the guidance to future change-in-control events or to its most recent change-in-control event. However, if the financial statements for the period in which the most recent change-in-control event occurred already have been issued or made available to be issued, the application of this guidance would be a change in accounting principle. The adoption of ASU 2014-17 did not have a material impact on the Company’s consolidated financial statements.

In January 2015, FASB issued ASU No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20): Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items (the “Update”).  FASB issued the Update to eliminate from GAAP the concept of extraordinary items.  The amendments in this Update are effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. A reporting entity may apply the amendments prospectively. A reporting entity also may apply the amendments retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. The effective date is the same for both public business entities and all other entities.  The Company does not expect the adoption of ASU 2015-01 to have a material impact on the Company’s consolidated financial statements.

F-15

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 3 – Variable interest entities

On September 2, 2011, Yulong WFOE entered into the Contractual Arrangements with each Yulong operating company and its shareholders. The Contractual Arrangements were subsequently amended on April 21, 2014. The significant terms of the Contractual Arrangements are summarized in “Note 1 - Nature of business and organization” above. As a result of the Contractual Arrangements, the Company classifies each Yulong operating company as a VIE.

VIEs are entities that have either a total equity investment that is insufficient to permit the entity to finance its activities without additional subordinated financial support, or whose equity investors lack the characteristics of a controlling financial interest, such as through voting rights, right to receive the expected residual returns of the entity or obligation to absorb the expected losses of the entity. The variable interest holder, if any, that has a controlling financial interest in a VIE is deemed to be the primary beneficiary and must consolidate the VIE. Yulong WFOE is deemed to have a controlling financial interest and be the primary beneficiary of each Yulong operating company because it has both of the following characteristics:

(1)	The power to direct activities at each Yulong operating company that most significantly impact such entity’s economic performance, and

(2)	The obligation to absorb losses of, and the right to receive benefits from, each Yulong operating company that could potentially be significant to such entity.

Pursuant to the Contractual Arrangements, each Yulong operating company pays service fees equal to all of its net profit after tax payments to Yulong WFOE. At the same time, Yulong WFOE is obligated to absorb all of their losses. The Contractual Arrangements are designed so that the Yulong operating companies operate for the benefit of Yulong WFOE and ultimately, the Company.

Accordingly, the accounts of the Yulong operating companies are consolidated in the accompanying financial statements pursuant to ASC 810-10, Consolidation. In addition, their financial positions and results of operations are included in the Company’s financial statements.

The Yulong operating companies are owned and controlled by their founder, with the other shareholders holding equity interests on behalf and for the benefits of the founder. Such arrangements are memorialized in agreements between the founder and the other shareholders entered into prior to the completion of the share exchange transaction between the Company and Yulong BVI in December 2011 (see “Note 1 – Nature of business and organization – Share Exchange Agreement” above). Through such arrangements, the founder can direct and cause Yulong WFOE and the Yulong operating companies to enter into the Contractual Arrangements, and to amend such agreements as necessary, at any time. Accordingly, beginning on July 1, 2011, Yulong BVI has been consolidating the accounts of the Yulong operating companies because they were under common control since such time in accordance with ASC 805-50, Business Combination. For this reason, the Contractual Arrangements have been accounted for as a reorganization of entities and the consolidation of the Yulong operating companies through the Contractual Arrangements has been accounted for at historical cost and prepared on the basis as if the Contractual Arrangements became effective as of the beginning of the first period presented on July 1, 2011 in the accompanying consolidated financial statements.

The carrying amount of the VIEs’ consolidated assets and liabilities are as follows for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Current assets	$26,632,362	$13,877,855	$20,745,112
Plant and equipment, net	34,381,554	11,408,344	39,543,677
Other noncurrent assets	8,421,115	31,409,822	7,576,255
Total assets	69,435,031	56,696,021	67,865,044
Total liabilities	(31,771,827)	(30,219,134)	(25,615,050)
Net liabilities	$37,663,204	$26,476,887	$42,249,994

F-16

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The VIEs’ liabilities consist of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Current liabilities:
Short term loan - banks	$7,751,250	$9,141,700	$8,297,700
Accounts payable	1,820,585	1,520,954	616,613
Other payables and accrued liabilities	598,888	411,895	1,167,882
Other payables - related parties	182,000	220,825	3,279,245
Customer deposits	402,499	24,808	67,924
Taxes payable	1,113,617	973,981	935,184
Capital lease obligations-current	1,610,492	1,087,514	2,057,940
Total current liabilities	13,479,331	13,381,677	16,422,488
Long term liabilities:
Other payables	487,500	485,400	488,100
Other payables - related parties	9,801,110	7,822,096	-
Dividends payable	7,935,525	7,901,341	7,945,291
Capital lease obligations-non-current	68,361	628,620	759,171
Total long term liabilities	18,292,496	16,837,457	9,192,562
Total liabilities	$31,771,827	$30,219,134	$25,615,050

The operating results of the VIEs are as follows for periods indicated:

	Years ended June 30,		Six months ended December 31,
	2014	2013	2014	2013
			(unaudited)	(unaudited)
Revenue	$44,456,436	$42,480,619	$23,200,784	$21,826,479
Gross profit	$16,952,975	$15,696,964	$8,281,553	$8,219,411
Income from operations	$15,616,442	$14,123,215	$6,694,645	$7,251,903
Net income	$11,092,208	$10,056,995	$4,537,645	$4,883,963

Note 4 – Accounts receivable, net

Accounts receivable, net consists of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Accounts receivable	$5,181,394	$4,089,080	$11,036,545
Less: allowance for doubtful accounts	-	(126,196)	-
Total accounts receivable, net	$5,181,394	$3,962,884	$11,036,545

Movement of allowance for doubtful accounts is as follows for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Beginning balance	$126,196	$84,744	$-
Charge to expense (benefit)	(126,742)	39,020	-
Exchange rate effect	546	2,432	-
Ending balance	$-	$126,196	$-

F-17

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 5 – Other receivables

Other receivables consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Deposits for equipment purchase	$136,130	$198	$141,179
Deposit for outsourcing agreement (1)	146,250	145,620	146,430
Deposit for new projects (2)	-	323,600	-
Advances to employees	67,740	-	-
Total	$350,120	$469,418	$287,609

(1)	In December 2011, Yulong Bricks agreed to outsource some brick production to Pingdingshan Hongrui New Construction Materials Co., Ltd., an unrelated party, and paid approximately $146,430 (RMB 900,000) as security deposit, which deposit is due on demand.

(2)	In August 2011, Yulong Renewable paid an unrelated individual approximately $323,600 (RMB 2 million) as security deposit for obtaining new projects. Such arrangement was canceled in January 2014, and the deposit returned to the Company on January 27, 2014.

Management reviewed the collectability of other receivables at each reporting period end to determine if the allowance for doubtful accounts is adequate, and adjusts the allowance when necessary. Delinquent account balances are written-off against allowance for doubtful accounts after management has determined that the likelihood of collection is not probable.

Note 6 – Inventories

Inventories consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Raw materials	$273,583	$288,847	$605,408
Finished goods	148,415	25,429	19,498
Total inventories	$421,998	$314,276	$624,906

Raw materials for bricks consist primarily of cement, gypsum, quicklime, aluminum powder and reclaimed fly-ash. Raw materials for concrete consist primarily of cement, admixture, sand and pebble. The cost of finished goods includes direct costs of raw materials as well as direct labor used in production. Indirect production costs at normal capacity such as utilities and indirect labor related to production such as assembling, shipping and handling costs for purchasing are also included in the cost of inventory.

As of June 30, 2014 and 2013, and December 31, 2014, management believed that no inventory allowance was deemed necessary.

Note 7 – Plant and equipment, net

Plant and equipment consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Buildings and improvements	$8,235,612	$8,200,137	$8,333,513
Machinery and equipment	4,410,162	4,382,556	4,547,759
Machinery and equipment under capital lease	1,406,278	1,197,320	1,872,029
Transportation equipment	754,632	675,237	932,471
Transportation equipment under capital lease	1,095,645	1,090,926	2,905,404
Office equipment	66,080	61,397	85,133
Construction-in-progress	23,961,342	-	27,197,436
Subtotal	39,929,751	15,607,573	45,873,745
Less: accumulated depreciation	(5,548,197)	(4,199,229)	(6,330,068)
Total	$34,381,554	$11,408,344	$39,543,677

F-18

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Construction-in-progress represents labor costs and materials incurred in connection with the construction of a construction waste recycling plant, a brick production plant with two production lines, a research and development center and office building for Yulong Renewable, an autoclave for Yulong Bricks and a dustproof net for Yulong Concrete. No depreciation is provided for construction-in-progress until it is completed and placed into service. Total budget for the construction of the waste recycling plant and brick production plant is approximately $44.5 million. The Company completed construction of Yulong Renewable’s production and research facilities in October 2014, and completed their equipment installation (including one brick production line) in November 2014, and expects to complete the office building by the end of February 2015, and install the second brick production line as well as to purchase additional vehicles for the recycling plant by December 2015. Total budget for the installation of the autoclave is approximately $130,000. Rail installation for the autoclave began in December 2014, and installation of the autoclave is expected to be completed by the end of June 2015. Total budget for the installation of dustproof net is approximately $36,000, and its installation is expected to be completed in February 2015.

Construction-in-progress consisted of the following as of December 31, 2014:

Construction-in-progress description	Value	Estimated completion date	Estimated additional cost to complete
Waste recycling plant, brick production plant, research and development center and office building (1)	$27,182,617	December 2015	$13,296,003
Autoclave installation (2)	$5,659	June 2015	$108,231
Dustproof net installation (3)	$9,160	February 2015	$26,634

(1)	Approximately $38.3 million in the aggregate for construction has been contracted for. As of December 31, 2014, approximately $4.0 million was included in prepayment (See Note 8), approximately $27.2 million was included in construction-in-progress, and approximately $13.3 million was not yet due. The Company may incur other costs in addition to what have been contracted for.

(2)	Approximately $74,000 in the aggregate for installation has been contracted for. As of December 31, 2014, approximately $16,000 was included in prepayment (See Note 8), approximately $6,000 was included in construction-in-progress, and approximately $108,000 was not yet due. The Company may incur other costs in addition to what have been contracted for.

(3)	Approximately $36,000 in the aggregate for installation has been contracted for. As of December 31, 2014, approximately $9,000 was included in construction-in-progress, and approximately $27,000 was not yet due.

Depreciation expense is $1,333,257 and $1,002,515 for the years ended June 30, 2014 and 2013, respectively, and $774,567 and $656,237 for the six months ended December 31, 2014 and 2013, respectively.

F-19

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Machinery and equipment under capital lease

In December 2011, the Company entered into a lease agreement with a third party to lease two special-order machines for three years for approximately $1,203,980 (RMB 7,400,000). The lease requires a one-time payment of $240,796 and an additional $32,540 as a security deposit paid in January 2012, monthly lease payments of approximately $32,865 from January 2012 to December 2014, and an interest rate per annum of 15.3%. The Company has an option to purchase the machines for $325 if there is no default of the lease payments at the end of the lease term (see Note 12). In November 2014, The Company paid approximately $69,500 (RMB 427,613) in penalties due to late payments, and as of December 31, 2014, approximately $83,500 of lease payments remained outstanding. The Company expects to make the final payment sometime in February 2015, which will include its deposit, and intends to exercise its option to purchase the machines. The Company originally planned to place the machines into service in 2012 but experienced unexpected operational delay. The Company eventually placed them into service in September 2013, and they have accordingly been capitalized.

In March 2014, the Company entered into a lease agreement with a third party to lease an excavator for two years for approximately $147,771 (RMB 908,240). The lease requires a one-time payment of $37,720 and an additional $5,792 as a security deposit paid in March 2014, monthly lease payments of approximately $5,282 from June 2014 to May 2016, and an interest rate per annum of 8.8%. The ownership of the trucks will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In March 2014, the Company entered into a lease agreement with a third party to lease a loader for eighteen months for approximately $56,258 (RMB 345,780). The lease requires a one-time payment of $17,650 and an additional $5,516 as a security deposit paid in March 2014, monthly lease payments of approximately $2,620 from June 2014 to November 2015, and an interest rate per annum of 8.5%. The ownership of the trucks will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In September 2014, the Company entered into a lease agreement with a third party to lease an excavator for two years for approximately $209,070 (RMB 1,285,000). The lease requires a one-time payment of $54,173 and an additional $8,363 as a security deposit paid in October 2014, monthly lease payments of approximately $7,626 from November 2014 to October 2016, and an interest rate per annum of 8.7%. The ownership of the excavator will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In September 2014, the Company entered into a lease agreement with a third party to lease an excavator for two years for approximately $144,803 (RMB 890,000). The lease requires a one-time payment of $37,720 and an additional $5,792 as a security deposit paid in October 2014, monthly lease payments of approximately $5,282 from November 2014 to October 2015, and an interest rate per annum of 8.7%. The ownership of the excavator will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In September 2014, the Company entered into a lease agreement with a third party to lease a loader for eighteen months for approximately $55,155 (RMB 339,000). The lease requires a one-time payment of $17,650 and an additional $5,516 as a security deposit paid in October 2014, monthly lease payments of approximately $2,620 from November 2014 to April 2016, and an interest rate per annum of 8.3%. The ownership of the loader will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In September 2014, the Company entered into a lease agreement with a third party to lease a loader for eighteen months for approximately $54,993 (RMB 338,000). The lease requires a one-time payment of $17,598 and an additional $5,499 as a security deposit paid in October 2014, monthly lease payments of approximately $2,612 from November 2014 to April 2016, and an interest rate per annum of 8.3%. The ownership of the loader will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

F-20

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Transportation equipment under capital leases

In October 2012, the Company entered into a lease agreement with a third party to lease ten garbage trucks for two years for approximately of $669,382 (RMB 4,114,208), including $51,739 (RMB 318,000) as security deposits and $67,521 (RMB 415,000) for insurance. The lease also requires a one-time payment of $162,701 in April 2013, monthly lease payments of approximately $26,170 from June 2013 to May 2015, and an interest rate at 18.2% per annum. The ownership of the trucks will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In November 2012, the Company entered into another lease agreement with a third party to lease ten garbage trucks for two years for approximately of $655,230 (RMB 4,027,225), including $51,739 (RMB 318,000) as security deposits and $56,620 (RMB 348,000) for insurance. The lease also requires a one-time payment of $162,704 on April 30, 2013, monthly lease payments of approximately $31,836 from July 2013 to June 2014, monthly lease payments of approximately $16,380 from July 2014 to June 2015, and an interest rate at 16.8 % per annum. The ownership of the trucks will transfer to the Company if there is no default of the lease payments at the end of the lease term (see Note 12).

In January 2014, the Company entered into a memorandum of understanding to lease 100 garbage trucks with a third party for approximately $68,008 (RMB 418,000) per truck. In July 2014, the Company entered into a binding agreement with the same party to lease the first 30 garbage trucks for two years for approximately $1,808,411 (RMB 11,115,000), or approximately $60,280 (RMB 370,500) per truck. The lease also requires a one-time payment of $380,718 (RMB 2,340,000) as security deposit paid in July 2014, monthly lease payments of $88,517 from August 2014 to July 2016 and an interest rate at 15.6% per annum. The Company has an option to purchase the vehicles for $488 if there is no default of the lease payments at the end of the lease term (see Note 12). For the remaining 70 garbage trucks, the Company plans to enter into another binding agreement with the same third party when Yulong Renewable begins full operations.

The Company recognized approximately $200,000 and $129,000 of interest expense related to the above capital lease equipment for the years ended June 30, 2014 and 2013, respectively, and $167,000 and $123,000 for the six months ended December 31, 2014 and 2013, respectively.

The Company recognized approximately $320,000 and $18,000 of depreciation expense related to the above capital lease equipment for the years ended June 30, 2014 and 2013, respectively, and $308,000 and $145,000 for the six months ended December 31, 2014 and 2013, respectively.

The carrying value of leased assets under capital leases consists of the following for the years indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Machinery and equipment	$1,406,278	$1,197,320	$1,872,029
Transportation equipment	1,095,645	1,090,926	2,905,404
Subtotal	2,501,923	2,288,246	4,777,433
Less: accumulated depreciation	(337,598)	(18,182)	(646,408)
Total	$2,164,325	$2,270,064	$4,131,025

Note 8 - Prepayments

Prepayments consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Prepayment for equipment purchase	$589,875	$-	$21,151
Prepayment for construction	4,803,303	28,429,878	4,048,963
Prepayment for land use right	378,503	269,073	378,969
Total	$5,771,681	$28,698,951	$4,449,083

F-21

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prepayment for construction

Prepayments for construction are advances made in connection with the construction of Yulong Renewable’s waste recycling plant and brick production plant (see Note 7).

Prepayment for land use right

Prepayments for land use right are advances made in connection with acquiring land use right underlying the new facilities being constructed for Yulong Renewable and associated costs. The Company has not completed the ownership transfer registration for such rights. Per the land use right transfer agreement between Yulong Renewable and the Villagers’ Committee of Lvzhuang Village dated June 6, 2012, the purchase price for such land use right amounted to $2,373,565 (RMB 14,588,600). The Company prepaid $276,590 (RMB 1,700,000) through December 31, 2014, with a remaining balance of $2,096,975 (RMB 12,888,600). In addition, the Company has incurred $102,379 (RMB 629,248) associated costs in connection with the land use right.

Note 9 – Intangibles, net

Intangible assets consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Land use rights under capital lease	$2,746,232	$2,734,402	$2,749,612
Less: accumulated amortization	(296,473)	(240,382)	(324,397)
Total	$2,449,759	$2,494,020	$2,425,215

Land use rights under capital leases

All land in the PRC is owned by the government. However, “land use rights” can be granted by the government. The Company acquired two land use rights in 2007 and 2009 for a total of $2,586,460 (RMB 15,800,000) and incurred $180,052 (RMB 1,099,888) of associated costs. The Company has not completed the ownership transfer registration for such rights. Pursuant to supplement land usage reimbursement agreements between Yulong Bricks and the Villagers’ Committee of Xiwuzhuang Village dated February 12, 2014, and between Yulong Concrete and the Villagers’ Committee of Gaozhuang Village dated February 12, 2014, the purchase price may be accounted for as lease expenses over 50 years, which will expire in December 2058, until the Company can complete such registration.

Amortization expense for the years ended June 30, 2014 and 2013 amounted to $55,152 and $53,967, respectively, and $27,542 and $27,559 for the six months ended December 31, 2014 and 2013, respectively.

The estimated amortization expenses for each of the five succeeding years is as follows:

Year ending December 31,	Estimated amortization expense

2015	$55,085
2016	55,085
2017	55,085
2018	55,085
2019	55,085
Thereafter	2,149,790
Total	$2,425,215

F-22

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 – Short-term loans

Short-term loans represented amounts due to various banks, normally due within one year. The principal of the loans are due at maturity but can be renewed at the bank’s option. Interest is due monthly.

Short term loans due to banks consisted of the following as of the periods indicated:

Due to banks

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Loan from Pingdingshan Rural Credit Cooperative Union, matured in October 2012. Interest rate of 10.8% per annum. Guaranteed by third parties, Yulong Concrete, and the founder. On October 23, 2012, the Company repaid approximately $97,080 (RMB 600,000) of the principal and obtained a supplementary agreement to extend maturity of the remaining balance due October 2013, with an annual interest rate of 14.1%; guaranteed by a third party and the founder. The loan was fully repaid on November 1, 2013.	$-	$1,941,600	$-

Loan from Pingdingshan Bank, matured in August 2013. Interest rate of 10.8% per annum. Guaranteed by Yulong Concrete and Yulong Transport. The loan was fully repaid on August 9, 2013.	-	809,000	-

Loan from Pingdingshan bank in China, matured in March 2014. Interest rate of 10.8% per annum. Guaranteed by Yulong Concrete. The loan was fully repaid on March 28, 2014.	-	809,000	-

Loan from Pingdingshan Bank, matured in January 2014. Interest rate of 10.8% per annum. Guaranteed by a third party. The loan was fully repaid on January 24, 2014.	-	809,000	-

Loan from China Construction Bank, matured in June 2014. Interest rate of 7.5% per annum. Guaranteed by a third party, the founder and his relative. The loan was fully repaid on June 19, 2014.	-	809,000	-

Loan from Pingdingshan Bank, matured in April 2014. Interest rate of 12.0% per annum. Guaranteed by Yulong Bricks. The Company fully repaid the loan on April 29, 2014, and entered into a new agreement to borrow $650,000, which will be due in April 2015, with annual interest of 12%, and guaranteed by Yulong Bricks and a third party. The Company repaid $226,980 through December 2014.	617,500	809,000	423,020

Loan from Pingdingshan Rural Credit Cooperative Union, originally matured in June 2014. Interest rate of 12.1% per annum as of June 30, 2014 and 2013, respectively. Guaranteed by the founder, a relative of the founder, Yulong Industry Company, a related party, and Yulong Bricks. Due date extended to June 2015, with interest rate of 12.1% annually.	2,356,250	2,346,100	2,359,150

Loan from Pingdingshan Rural Credit Cooperative Union, matured in April 2014. Interest rate of 12.1% per annum. Guaranteed by Yulong Bricks, Yulong Concrete and the founder. The loan was fully repaid on April 26, 2014.	-	809,000	-

Loan from Pingdingshan Bank, matured in August 2014. Interest rate of 10.8% per annum. Guaranteed by Yulong Transport and Yulong Concrete. This loan was fully repaid on August 11, 2014.	812,500	-	-

Loan from Pingdingshan Bank, matured in January 2015. Interest rate of 10.8% per annum. Guaranteed by a third party. On January 26, 2015, $81,350 (RMB 500,000) was repaid and $732,150 (RMB 4,500,000) extended to July 6, 2015, with interest rate of 10.8% per annum.	812,500	-	813,500

Loan from Pingdingshan Bank, matures in March 2015. Interest rate of 10.8% per annum. Guaranteed by Yulong Concrete and Yulong Renewable.	731,250	-	732,150

Loan from Pingdingshan Rural Credit Cooperative Union, matures in May 2015. Interest rate of 12.1% per annum. Guaranteed by Yulong Bricks, Yulong Transport and three relatives of the founder.	796,250	-	797,230

Loan from Pingdingshan Rural Credit Cooperative Union, matured in December 2014. Interest rate of 12.6% per annum. Guaranteed by Yulong Transport, a third party, the founder and his relative. This loan was fully repaid in December 2014.	1,625,000	-	-

Loan from Pingdingshan Bank, matures in August 2015. Interest rate of 10.8% per annum. Guaranteed by Yulong Concrete.	-	-	813,500

Loan from China Construction Bank, matures in June 2015. Interest rate of 7.5% per annum. Guaranteed by Yulong Concrete, Yulong Transport and Yulong Renewable.	-	-	732,150

Loan from Pingdingshan Rural Credit Cooperative Union, matures in December 2015. Interest rate of 12.6% per annum. Guaranteed by Yulong Transport, a third party, the founder and the executive director of Yulong Bricks.	-	-	1,627,000

Total short-term loans - bank	$7,751,250	$9,141,700	$8,297,700

F-23

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Interest expense on debts for the years ended June 30, 2014 and 2013 amounted to $983,191 and $1,150,322, respectively, and $482,796 and $640,840 for the six months ended December 31, 2014 and 2013, respectively. No interest expense has been capitalized into construction-in-progress due to all borrowings were for working capital purposes.

Note 11 – Related party transactions

Other receivables - related parties

Other receivables - related parties are those nontrade receivables arising from transactions between the Company and certain related parties, such as loans and employee advances to such related parties. The loans and employee advances are unsecured, non-interest bearing and due on demand.

Other receivables - related parties consisted of the following for the periods indicated:

Name of related parties	Relationship	Nature of transactions	June 30, 2014	June 30, 2013	December 31, 2014
					(unaudited)
Liping Zhai	Relative of founder and member of management	Employee advance for travel and business expenses	$3,148	$3,134	$-
Henan Juhe Industrial Co., Ltd.	Owned by founder	Loan to founder’s entity for funding business development activities	933,460	3,516,594	-
Total			$936,608	$3,519,728	$-

Other payables - related parties

Other payables – related parties are those nontrade payables arising from transactions between the Company and certain related parties, such as loans from such related parties. The loans are unsecured and non-interest bearing. Current payables are due on demand.

On June 30, 2014 and 2013, the Company reclassified $9,801,110 and $7,822,096 of such other payables from current payables to non-current payables, respectively, as the related parties agreed not to require repayment before December 31, 2015. During the six months ended December 31, 2014, however, the Company repaid approximately $6.6 million to its founder (including a $910,560 non-cash transaction discussed under “non-cash transactions-related parties” below) after consulting with him regarding his cash needs and after determining that the Company had sufficient cash on hand.

The Company’s founder has agreed to support the Company financially on an as needed basis, as he has done in the past.

Other payables - related parties consisted of the following:

Name of related parties	Relationship	Nature and term of transactions	June 30, 2014	June 30, 2013	December 31, 2014
					(unaudited)
Yulong Zhu (1)	Founder	Loan from founder for operating cash flows	$9,418,968	$7,401,204	$2,875,482
Henan Yuliang Hotel Co., Ltd.	Owned by founder	Loan from founder’s entity for operating cash flows	182,000	220,825	21,151
Lei Zhu (1)	Relative of founder	Loan from relative of founder for operating cash flow	381,167	420,892	381,636
Hu Zhu (1)	Relative of founder	Loan from relative of founder for operating cash flow	975	-	976
Total			9,983,110	8,042,921	3,279,245
Total other payables - related parties - current			(182,000)	(220,825)	(3,279,245)
Total other payables - related parties - non-current			$9,801,110	$7,822,096	$-

(1)	Due on demand commencing December 31, 2015.

F-24

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Non-cash transactions-related parties

For the six months ended December 31, 2014, Henan Juhe Industrial Co., Ltd. deposited $910,560 that it owed Yulong Transport into a bank account of the Company’s founder, which was offset against amount owed by the Company to him. The effect of such related party non-cash transactions on cash flow are as follows:

Other receivables-related party movement:

Name of related parties	June 30, 2014	Repayments from related parties	Non-cash items (1)	Effect of exchange rate	December 31, 2014 (unaudited)

Liping Zhai	3,148	(3,150)	-	2	-
Henan Juhe Industrial Co., Ltd.	933,460	(23,475)	(910,560)	575	-
Total	$936,608	$(26,625)	$(910,560)	$577	$-

(1)	See non-cash items in the accompanying consolidated statements of cash flows.

For the year ended June 30, 2013, Yulong Bricks and Yulong Concrete declared $23,105,193 of dividends in the aggregate (see Note 15). In lieu of distribution, the dividends were offset against amounts owing by some of their shareholders (see “other receivables – related parties” above). The effects of such related party non-cash transactions on cash flow are as follows:

Other receivables-related party movement:

Name of related parties	June 30, 2012	Loans to related parties	Non-cash items (1)	Effect of exchange rate	June 30, 2013

Yulong Zhu	$2,909,903	$-	$(2,959,503)	$49,600	$-
Hu Zhu	3,192,295	-	(3,246,710)	54,415	-
Guangjian Zhu	5,858,107	1,513,947	(7,340,258)	(31,796)	-
Yingtao Miao	1,742,400	-	(1,736,900)	(5,500)	-
Liping Zhai	3,068	-	-	66	3,134
Henan Juhe Industrial Co., Ltd.	2,920,551	525,114	-	70,929	3,516,594
Total	$16,626,324	$2,039,061	$(15,283,371)	$137,714	$3,519,728

(1)	See non-cash items in the accompanying consolidated statements of cash flows.

There was no non-cash transaction between related parties for the year ended June 30, 2014.

Note 12 – Capital lease obligations

Capital lease obligations consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Lease obligations for two special-order machines expired December 2014, lease payment at $32,865 per month with interest at 15.3% per annum. The Company intends to complete payment in February 2015 and use its security deposit as part of the final payment.	$636,562	$787,998	$83,517
Lease obligations for ten garbage trucks expiring May 2015, lease payment at $26,170 per month with interest at 18.2% per annum.	520,119	575,398	370,566
Lease obligations for ten garbage trucks expiring June 2015, lease payment at $31,836 and $16,380 per month from July 2013 to June 2014 and from July 2014 to June 2015, respectively, with interest at 16.8% per annum.	418,900	600,295	293,409
Lease obligations for a loading equipment expiring in November 2015, lease payment at $2,620 per month with interest at 8.5% per annum	44,479	-	33,613
Lease obligations for a digging equipment expiring in May 2016, lease payment at $5,282 per month with interest at 8.8% per annum	121,327	-	99,014
Lease obligations for thirty garbage trucks expiring in July 2016, lease payment at $88,517 per month with interest at 15.6% per annum	-	-	1,782,789
Lease obligation for a loading equipment expiring in April 2016, lease payment at $2,620 per month with interest at 8.3% per annum	-	-	46,496
Lease obligation for a loading equipment expiring April 2016, lease payment at $2,612 per month with interest at 8.3% per annum	-	-	46,358
Lease obligation for a digging equipment expiring in October 2016, lease payment at $7,626 per month with interest at 8.7% per annum	-	-	180,409
Lease obligation for a digging equipment expiring in October 2016, lease payment at $5,282 per month with interest at 8.7% per annum	-	-	124,951
Subtotal	1,741,387	1,963,691	3,061,122
Less: deferred interest	(62,534)	(247,557)	(244,011)
Capital lease obligations, net	1,678,853	1,716,134	2,817,111
Less: capital lease obligations - current	(1,610,492)	(1,087,514)	(2,057,940)
Capital lease obligations – non-current	$68,361	$628,620	$759,171

F-25

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of June 30, 2014 and 2013, and December 31, 2014, the Company has accrued interest of $57,313, $91,080 and $38,435, respectively, in connection with the capital lease obligations, and were classified in the Company’s consolidated balance sheets under the caption “Other payables and accrued liabilities.”

Future annual capital lease payments approximately consist of the following:

12 months ending December 31,	Amount
2015	$2,057,940
2016	759,171
Total	$2,817,111

Note 13 – Other payable – Non-current

On February 26, 2013, the Company entered into an agreement with a third party individual to manage the Company’s transportation equipment under capital lease from March 1, 2013 to February 29, 2016. Per the agreement, the individual was required to make a security deposit to the Company on March 1, 2013, which the Company will return to the individual on February 29, 2016 or at the end of the contract term, whichever is sooner. In addition, the individual was required to make a monthly management fee of $48,780 (RMB 300,000) to the Company for managing the transportation equipment. The management fee has been suspended beginning March 2013 as the individual has not performed any services since the execution of the agreement.

Note 14 – Taxes

Income taxes

Cayman Islands

Yulong Eco-Materials is incorporated in the Cayman Islands and conducts all of its business through its PRC subsidiary and VIEs. Under the current laws of the Cayman Islands, the Company is not subject to tax on income or capital gains. In addition, upon payments of dividends by these entities to their shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands

Yulong BVI is incorporated in the British Virgin Islands and conducts all of its businesses through its PRC subsidiary and VIEs. Under the current laws of the British Virgin Islands, Yulong BVI is not subject to tax on income or capital gains. In addition, upon payments of dividends by these entities to their shareholders, no British Virgin Islands withholding tax will be imposed.

F-26

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Hong Kong

Yulong HK is incorporated in the British Virgin Islands and conducts all of its businesses through its PRC subsidiary and VIEs. Companies registered in Hong Kong are subject to Hong Kong Profits Tax on the taxable income as reported in their respective statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 16.5% in Hong Kong. The Company did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception. Under Hong Kong tax law, Yulong HK is exempted from income tax on its foreign-derived income and there are no withholding taxes in Hong Kong on remittance of dividends.

PRC

Yulong WFOE and the VIEs are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), Chinese enterprises are subject to income tax at a rate of 25% after appropriate tax adjustments.

Yulong Bricks utilizes recycled raw materials to produce bricks and is qualified for preferential income tax granted by the State Administration of Taxation: only 90% of revenue attributable to utilization of recycled materials counts for taxable revenue.

Under the EIT Laws, dividends paid by PRC enterprises out of profits earned post-2007 to non-PRC tax resident investors are subject to PRC withholding tax of 10%. A lower withholding tax rate may be applied based on applicable tax treaty with certain countries.

The EIT Laws also provide that enterprises established under the laws of foreign countries or regions and whose “place of effective management” is located within the PRC are considered PRC tax resident enterprises and subject to PRC income tax at the rate of 25% on worldwide income. The definition of “place of effective management” refers to an establishment that exercises, in substance, overall management and control over the production and business, personnel, accounting, properties, and other aspects of an enterprise. No detailed interpretation or guidance has been issued to define “place of effective management.” Furthermore, the administrative practice associated with interpreting and applying the concept of “place of effective management” is unclear. If the Company is deemed as a PRC tax resident, it would be subject to PRC tax under the EIT Law. The Company has analyzed the applicability of this law, and for each of the periods presented, the Company has not accrued for PRC tax on such basis. The Company will continue to monitor changes in the interpretation and/or guidance of this law.

Provision (benefit) for income taxes is comprised of the following for the periods indicated:

	For the years ended June 30,		For the six months ended December 31,
	2014	2013	2014 (unaudited)	2013 (unaudited)
Current	$3,334,040	$3,031,739	$1,544,886	$1,748,233
Deferred	(74,893)	(124,997)	(96,090)	(22,962)
Total provision for income taxes	$3,259,147	$2,906,742	$1,448,796	$1,725,271

The following table reconciles the statutory rates in China to the Company’s effective tax rate for the years ended June 30, 2014 and 2013, and for the six months ended December 31, 2014 and 2013:

	June 30, 2014	June 30, 2013	December 31, 2014	December 31, 2013
			(unaudited)	(unaudited)
China income tax rate	25.0%	25.0%	25.0%	25.0%
Effect of allowance for temporary differences	0.0%	0.1%	0.0%	1.4%
Effect of permanent differences	(1.6%)	(2.7%)	(0.8%)	(0.1%)
Effective income tax rates	23.4%	22.4%	25.8%	26.3%

F-27

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Deferred taxes

Significant components of deferred tax assets and liabilities were as follows:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Deferred tax assets
Current
Allowance for doubtful accounts	$-	$31,549	$-
Total current deferred tax assets	-	31,549	-
Non-current
Startup cost	90,297	48,763	159,421
Plant and equipment	141,643	68,594	172,775
Intangible assets	(43,559)	(35,771)	(47,434)
Net operating loss carryforward in China	48,163	41,893	48,223
Total non-current deferred tax assets	236,544	123,479	332,985
Valuation allowance	(48,163)	(41,893)	(48,223)
Total non-current deferred tax assets, net	188,381	81,586	284,762
Total deferred tax assets	$188,381	$113,135	$284,762

Uncertain tax positions

Aggregate undistributed earnings of Yulong WFOE and the VIEs that are available for distribution to the Company are approximately $17.9 million as of December 31, 2014. Such undistributed earnings are considered to be indefinitely reinvested, because the Company does not have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future and intends to retain most of its available funds and any future earnings for use in the operation and expansion of its business. Accordingly, no deferred tax liability has been accrued for the Chinese dividend withholding taxes that would be payable upon the distribution of those amounts to the Company as of December 31, 2014.

In addition, a deferred tax liability should be recorded for taxable temporary differences attributable to the excess of financial reporting amounts over tax basis amount in the PRC subsidiary. However, recognition is not required in situations where the tax law provides a means by which the reported amount of that investment can be recovered tax-free and the enterprise expects that it will ultimately use that means. The Company has not recorded any such deferred tax liability attributable to the undistributed earnings of its financial interest in the VIEs because it believes such excess earnings can be distributed in a manner that would not be subject to income tax.

There were no unrecognized tax benefits as of June 30, 2014 and 2013, and December 31, 2014. Management does not anticipate any potential future adjustments in the next 12 months which would result in a material change to its tax positions. For the years ended June 30, 2014 and 2013, and for the six months ended December 31, 2014 and 2013, the Company did not incur any interest and penalties.

F-28

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Value added tax

Enterprises or individuals who sell commodities, engage in repair and maintenance or import and export goods in the PRC are subject to a value added tax in accordance with PRC laws. The value added tax (“VAT”) standard rates range from 13% to 17% of the gross sales price. A credit is available whereby VAT paid on the purchases of semi-finished products or raw materials used in the production of the Company’s finished products can be used to offset the VAT due on sales of the finished product.

Yulong Bricks’ products qualify for “specified building materials” under the PRC law of [2008] No. 156 and is therefore eligible for VAT tax exemption. Yulong Concrete’s products are mainly produced with cement and are eligible for a VAT at the rate of 6% of the gross sale prices under the PRC law of [2009] No. 9. Yulong Concrete’s VAT rate decreased to 3% starting in November 2014.

Taxes payable

Taxes payable consisted of the following for the periods indicated:

	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Income taxes payable	$949,568	$792,904	$844,600
VAT taxes payable	146,472	132,619	80,879
Other taxes payable	17,577	48,458	9,705
Total	$1,113,617	$973,981	$935,184

Note 15 – Equity

Restricted net assets

The Company’s ability to pay dividends is primarily dependent on the Company receiving distributions of funds from its subsidiaries. Relevant PRC statutory laws and regulations permit payments of dividends by Yulong WFOE and the VIEs only out of their retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. The results of operations reflected in the consolidated financial statements prepared in accordance with U.S. GAAP differ from those reflected in the statutory financial statements of Yulong WFOE and the VIEs.

Each of Yulong WFOE and the VIEs is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, Yulong WFOE may allocate a portion of its after-tax profits based on PRC accounting standards to enterprise expansion fund and staff bonus and welfare fund at its discretion. Each of the VIEs may allocate a portion of its after-tax profits based on PRC accounting standards to a discretionary surplus fund at its discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE.

As of June 30, 2014 and 2013, and December 31, 2014, Yulong WFOE and the VIEs collectively appropriated $3,771,665, $3,073,651 and $3,921,951 of retained earnings for their statutory reserves, respectively.

As a result of the foregoing restrictions, Yulong WFOE and the VIEs are restricted in their ability to transfer their net assets to the Company.

Foreign exchange and other regulation in the PRC may further restrict Yulong WFOE and the VIEs from transferring funds to the Company in the form of dividends, loans and advances. As of June 30, 2014 and 2013, and December 31, 2014, amounts restricted are the net assets of Yulong WFOE and the VIEs, which amounted to $37,762,853, $26,576,112 and $42,349,767, respectively.

Dividends distribution

For the year ended June 30, 2013, Yulong Bricks and Yulong Concrete declared dividends totaling $23,105,193, and concurrently transferred the right to such dividends to their shareholders as authorized by Yulong WFOE pursuant to the Contractual Arrangements. In the future, Yulong WFOE does not intend to authorize any Yulong operating company to declare or distribute dividends to its shareholders. On December 31, 2014, Yulong Bricks and Yulong Concrete entered into agreements with their shareholders pursuant to which the shareholders agreed not to require payment of the declared dividends before December 31, 2016, but may require payment upon demand commencing December 31, 2016.

F-29

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Dividends payable consisted of the following:

Name of shareholders	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Yulong Zhu	$3,437,283	$3,422,476	$3,441,513
Hu Zhu	2,196,098	2,186,638	2,198,801
Guangjian Zhu	1,760,896	1,753,311	1,763,063
Yingtao Miao	541,248	538,916	541,914
Total dividends payable	$7,935,525	$7,901,341	$7,945,291

Note 16 — Earnings per share

The basic and diluted earnings per share for the years ended June 30, 2014 and 2013, and for the six months ended December 31, 2014 and 2013, are as follows:

	For the year ended June 30, 2014	For the year ended June 30, 2013	For the six months ended December 31, 2014	For the six months ended December 31, 2013
			(unaudited)	(unaudited)
Net income	$10,692,174	$10,049,495	$4,159,124	$4,828,943
Weighted average shares outstanding - Basic and Diluted	8,000,000	8,000,000	8,000,000	8,000,000
Earnings per share -
Basic and diluted	$1.34	$1.26	$0.52	$0.60

There were no potentially dilutive securities outstanding for the years ended June 30, 2014 and 2013, and for the six months ended December 31, 2014 and 2013.

All share and per share amounts used in the Company’s consolidated financial statements and notes thereto have been retroactively restated to reflect the 4-for-5 reverse stock split effected on March 3, 2015.

Note 17 – Commitments and contingencies

Contingencies

From time to time, the Company is subject to certain legal proceedings, claims and disputes that arise in the ordinary course of our business. Although the Company cannot predict the outcomes of these legal proceedings, the Company does not believe these actions, in the aggregate, will have a material adverse impact on our financial position, results of operations or liquidity. The Company is currently not a party to any material legal proceedings.

Guarantees

As of December 31, 2014, the Company guaranteed approximately $3.1 million in bank loans of unrelated third-parties as follows:

Name of parties being guaranteed	Guaranteed amount	Guarantee expiration date

Pingdingshan Yushi Automobile Accessory Sales Co., Ltd	$1,301,600	February 6, 2015
Pingdingshan Hongdayuan Trading Co., Ltd	976,200	May 22, 2015
Pingdingshan Tiangangxing Material Co., Ltd	813,500	August 4, 2015
Total	$3,091,300

The Company did not, however, accrue any liability in connection with such guarantees because the borrowers have been current in their repayment obligations and the Company has not experienced any losses from providing such guarantees. The Company has evaluated the guarantees and has concluded that the likelihood of it having to make payments under the guarantees is remote and that the fair value of the stand-ready obligation under these commitments is not material.

Variable interest entity structure

In the opinion of management, (i) the corporate structure of the Company is in compliance with existing PRC laws and regulations; (ii) the Contractual Arrangements are valid and binding, and do not result in any violation of PRC laws or regulations currently in effect; and (iii) the business operations of Yulong WFOE and the VIEs are in compliance with existing PRC laws and regulations in all material respects.

F-30

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations. Accordingly, the Company cannot be assured that PRC regulatory authorities will not ultimately take a contrary view to the foregoing opinion of its management. If the current corporate structure of the Company or the Contractual Arrangements is found to be in violation of any existing or future PRC laws and regulations, the Company may be required to restructure its corporate structure and operations in the PRC to comply with changing and new PRC laws and regulations. In the opinion of management, the likelihood of loss in respect of the Company’s current corporate structure or the Contractual Arrangements is remote based on current facts and circumstances.

Note 18 – Segments

The Company follows ASC 280 – Segment Reporting, which requires that companies disclose segment data based on how management makes decision about allocating resources to segments and evaluating their performance. The Company’s chief operating decision maker evaluates performance and determines resource allocations based on a number of factors, the primary measure being income from operations of the Yulong operating companies.

The Company’s operations currently include two business segments encompassing three different divisions. Such reportable divisions are consistent with the way the Company manages its business, with each division operating under separate management and producing discrete financial information. The accounting principles applied at the operating division level in determining income from operations is generally the same as those applied at the consolidated financial statement level.

The operation and products of the three divisions are as follow:

1.	Yulong Bricks: production and sales of fly-ash bricks;

2.	Yulong Concrete and Yulong Transport: production and sales of ready-mixed concrete; and

3.	Yulong Renewable: recycling of construction waste and the production and sales of bricks (currently in trial productions).

The following represents results of divisional operations for the following years ended June 30:

Revenues:	2014	2013
Yulong Bricks	$14,956,906	$13,955,354
Yulong Concrete & Yulong Transport	29,499,530	28,525,265
Consolidated revenues	$44,456,436	$42,480,619

Gross profit:	2014	2013
Yulong Bricks	$9,183,373	$7,958,281
Yulong Concrete & Yulong Transport	7,769,602	7,738,683
Consolidated gross profit	$16,952,975	$15,696,964

Income (loss) from operations:	2014	2013
Yulong Bricks	$9,133,974	$7,614,516
Yulong Concrete & Yulong Transport	6,964,743	6,633,101
Yulong Renewable	(482,275)	(124,402)
Subtotal	15,616,442	14,123,215
Yulong Eco-Materials	(399,974)	(7,500)
Consolidated income from operations	$15,216,468	$14,115,715

Net income (loss):	2014	2013
Yulong Bricks	$6,840,465	$5,636,073
Yulong Concrete & Yulong Transport	4,838,486	4,608,804
Yulong Renewable	(586,743)	(187,882)
Subtotal	11,092,208	10,056,995
Yulong Eco-Materials	(400,034)	(7,500)
Consolidated net income	$10,692,174	$10,049,495

F-31

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Depreciation and amortization:	2014	2013
Yulong Bricks	$534,563	$523,060
Yulong Concrete & Yulong Transport	511,532	508,517
Yulong Renewable	342,314	24,905
Consolidated depreciation and amortization	$1,388,409	$1,056,482

Interest expenses:	2014	2013
Yulong Bricks	$507,425	$571,678
Yulong Concrete & Yulong Transport	475,385	449,207
Yulong Renewable	200,770	129,437
Consolidated interest expenses	$1,183,580	$1,150,322

Capital expenditures:	2014	2013
Yulong Bricks	$37,955	$765
Yulong Concrete & Yulong Transport	7,293	1,911
Yulong Renewable	905,248	14,114,704
Consolidated capital expenditures	$950,496	$14,117,380

The following represents results of division operations for the six months ended December 31:

Revenues:	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$8,075,328	$6,929,756
Yulong Concrete & Yulong Transport	15,125,456	14,896,723
Consolidated revenues	$23,200,784	$21,826,479

Gross profit:	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$4,887,120	$4,242,433
Yulong Concrete & Yulong Transport	3,394,433	3,976,978
Consolidated gross profit	$8,281,553	$8,219,411

Income (loss) from operations:	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$4,693,584	$4,066,481
Yulong Concrete & Yulong Transport	2,795,822	3,405,585
Yulong Renewable	(794,762)	(220,163)
Subtotal	6,694,644	7,251,903
Yulong Eco-Materials	(378,521)	(55,000)
Consolidated income from operations	$6,316,123	$7,196,903

F-32

YULONG ECO-MATERIALS LIMITED AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net income (loss):	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$3,538,333	$2,959,979
Yulong Concrete & Yulong Transport	1,935,476	2,218,271
Yulong Renewable	(936,164)	(294,287)
Subtotal	4,537,645	4,883,963
Yulong Eco-Materials	(378,521)	(55,020)
Consolidated net income	$4,159,124	$4,828,943

Depreciation and amortization:	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$267,460	$266,867
Yulong Concrete & Yulong Transport	200,331	257,656
Yulong Renewable	334,318	159,273
Consolidated depreciation and amortization	$802,109	$683,796

Interest expenses:	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$259,294	$269,644
Yulong Concrete & Yulong Transport	223,502	248,516
Yulong Renewable	167,218	122,680
Consolidated interest expenses	$650,014	$640,840

Capital expenditures:	2014 (unaudited)	2013 (unaudited)
Yulong Bricks	$80,924	$2,376
Yulong Concrete & Yulong Transport	28,608	-
Yulong Renewable	1,685,359	348,258
Consolidated capital expenditures	$1,794,891	$350,634

The following represents assets of division as of June 30, 2014 and 2013, and December 31, 2014:

Total Assets as of:	June 30, 2014	June 30, 2013	December 31, 2014
			(unaudited)
Yulong Bricks	$31,876,516	$23,367,587	$27,615,870
Yulong Concrete and Yulong Transport	28,221,679	24,791,187	23,711,915
Yulong Renewable	32,732,574	31,719,274	38,080,311
Interdivision assets	(23,395,738)	(23,182,026)	(21,543,052)
Yulong Eco-Materials	120,299	383,431	-
Total Assets	$69,555,330	$57,079,453	$67,865,044

Note 19 – Subsequent events

On February 27, 2015, the board of directors of the Company approved a 4-for-5 reverse stock split of its ordinary shares, to be effectuated subject to approval of the Company’s shareholders, prior to the effectiveness of the Company’s registration statement filed in connection with the initial public offering of its ordinary shares. The reverse stock split was effected on March 3, 2015, pursuant to approval of the Company’s shareholders on such date.

On February 27, 2015, five shareholders of the Yulong operating companies, including the Company’s founder, agreed to convert the RMB equivalent of $9,892,692 due to them in the aggregate from the Yulong operating companies into the Company’s ordinary shares concurrently with the closing of the Company’s initial public offering of its ordinary shares, at the initial public price per share.

F-33

YULONG ECO-MATERIALS LIMITED

SCHEDULE 1 - PARENT COMPANY BALANCE SHEETS
(UNAUDITED)

	June 30,	June 30,	December 31,
	2014	2013	2014
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$120,299	$381,473	$-
Prepaid expenses	-	1,959	-
Total current assets	120,299	383,432	-

OTHER ASSETS
Investment in subsidiaries	37,663,203	26,476,887	42,249,994
Total other assets	37,663,203	26,476,887	42,249,994

Total assets	$37,783,502	$26,860,319	$42,249,994

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Other payables and accrued liabilities	$136,900	$	$395,123
Total current liabilities	136,900	-	395,123

Total liabilities	$136,900	$-	$395,123

COMMITMENTS AND CONTINGENCIES

EQUITY

Ordinary shares, $0.00125 par value, 80,000,000 shares authorized, 8,000,000 shares issued and outstanding*	10,000	10,000	10,000
Subscription receivable	(10,000)	(10,000)	(10,000)
Additional paid-in capital	19,011,464	19,011,464	19,011,464
Statutory reserves	3,771,665	3,073,651	3,921,951
Retained earnings	12,682,821	2,688,661	16,691,659
Accumulated other comprehensive income	2,180,652	2,086,543	2,229,797
Total Yulong Eco-Materials Limited's equity	37,646,602	26,860,319	41,854,871

Total liabilities and equity	$37,783,502	$26,860,319	$42,249,994

* Giving effect to the 4-for-5 reverse stock split effected on March 3, 2015.

The accompanying notes are an integral part of the unaudited schedule 1.

F-34

YULONG ECO-MATERIALS LIMITED

SCHEDULE 1 - PARENT COMPANY STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(UNAUDITED)

	For the Year Ended June 30,		For the Six Months Ended December 31,
	2014	2013	2014	2013
OPERATING EXPENSES
General and administrative	$(399,974)	$(7,500)	$(378,521)	$(55,000)
Total operating expenses	(399,974)	(7,500)	(378,521)	(55,000)

OTHER INCOME (EXPENSE)
Other finance expense	(60)	-	-	(20)
Total other expense, net	(60)	-	-	(20)

EQUITY INCOME OF SUBSIDIARIES	11,092,208	10,056,995	4,537,645	4,883,963

NET INCOME	10,692,174	10,049,495	4,159,124	4,828,943
OTHER COMPREHENSIVE INCOME:
Foreign currency translation adjustments	94,109	661,344	49,145	340,934
COMPREHENSIVE INCOME	$10,786,283	$10,710,839	$4,208,269	$5,169,877

The accompanying notes are an integral part of the unaudited schedule 1.

F-35

YULONG ECO-MATERIALS LIMITED

SCHEDULE 1 - PARENT COMPANY STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Years Ended June 30,		For the Six Months Ended December 31,
	2014	2013	2014	2013
			(Unaudited)	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$10,692,174	$10,049,495	$4,159,124	$4,828,943
Adjustments to reconcile net income to cash used in operating activities:
Income from subsidiaries	(11,092,208)	(10,056,995)	(4,537,645)	(4,883,963)
Change in operating assets and liabilities
Prepaid expense	1,959	900	-	1,959
Other payables and accrued liabilities	136,901	-	258,222	-
Net cash used in operating activities	(261,174)	(6,600)	(120,299)	(53,061)

CHANGES IN CASH AND CASH EQUIVALENTS	(261,174)	(6,600)	(120,299)	(53,061)

CASH AND CASH EQUIVALENTS, beginning of period	381,473	388,073	120,299	381,473

CASH AND CASH EQUIVALENTS, end of period	$120,299	$381,473	$-	$328,412

The accompanying notes are an integral part of the unaudited schedule 1.

F-36

YULONG ECO-MATERIALS LIMITED

NOTES TO UNAUDITED SCHEDULE 1

Note 1 – Basis of presentation

The parent company only financial statements should be read in conjunction with the Company’s consolidated financial statements.

For the parent company only financial information, the Company records its investment in its subsidiaries/VIEs under the equity method of accounting as prescribed in ASC 323-10, Investments-Equity Method and Joint Ventures: Overall. Such investment is presented on the balance sheets as “Investment in subsidiaries” and share of their income as “Equity income of subsidiaries” on the statements of income and comprehensive income.

Note 2 – Restricted net assets

Schedule I of Article 5-04 of Regulation S-X requires the financial information of registrant shall be filed when the restricted net assets of consolidated subsidiaries/VIEs exceed 25 percent of consolidated net assets as of the end of the most recently completed fiscal year. For purposes of the above test, restricted net assets of consolidated subsidiaries/VIEs shall mean that amount of the registrant’s proportionate share of net assets of consolidated subsidiaries/VIEs (after intercompany eliminations) which as of the end of the most recent fiscal year may not be transferred to the parent company by subsidiaries in the form of loans, advances or cash dividends without the consent of a third party (i.e., lender, regulatory agency, foreign government, etc.).

The parent company financial statements have been prepared in accordance with Rule 12-04, Schedule I of Regulation S-X as the restricted net assets of the subsidiaries/VIEs of the Company exceed 25% of the consolidated net assets of the Company. The ability of the Company’s Chinese operating affiliates to pay dividends may be restricted due to Chinese foreign exchange control policies and the availability of cash balances of the Chinese operating subsidiaries/VIEs. Because a significant portion of the Company’s operations are conducted and revenues generated in China, a significant portion of its revenues being earned and currency received are denominated in Renminbi (RMB). Because RMB is subject to China’s exchange control regulations, including restrictions on converting RMB into US Dollars, the Company may be unable to distribute any dividends outside of China.

Note 3 – Equity

For the year ended June 30, 2013, the Company’s VIEs, Yulong Bricks and Yulong Concrete, declared dividend distribution in the amount $23,105,193 and simultaneously transferred the dividend rights to the shareholders of the VIEs, which were authorized by Yulong WFOE. Pursuant to the amendment to the exclusive consulting services and operating agreement, without Yulong WFOE’s prior written consent, the VIEs may not declare or pay any dividend (excepting dividend already declared prior to such amendment), or return any capital, to the shareholders of the VIEs, or authorize or make any other distribution, payment or delivery of property or cash to the shareholders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any share of any class of its capital stock now or hereafter outstanding (or any option or warrant issued by the VIEs with respect to its capital stock), or set aside any fund for any of the foregoing purposes. Other than authorizing the aforementioned dividend distribution, Yulong WFOE did not and does not intend to authorize any additional dividend to the shareholders of the VIEs.

Note 4 – Subsequent events

On February 27, 2015, the board of directors of the Company approved a 4-for-5 reverse stock split of its ordinary shares, to be effectuated subject to approval of the Company’s shareholders, prior to the effectiveness of the Company’s registration statement filed in connection with the initial public offering of its ordinary shares. The reverse stock split was effected on March 3, 2015, pursuant to approval of the Company’s shareholders on such date.

On February 27, 2015, five shareholders of the Yulong operating companies, including the Company’s founder, agreed to convert the RMB equivalent of $9,892,692 due to them in the aggregate from the Yulong operating companies into the Company’s ordinary shares concurrently with the closing of the Company’s initial public offering of its ordinary shares, at the initial public price per share.

F-37

2,250,000 Ordinary Shares

YULONG ECO-MATERIALS LIMITED

PROSPECTUS

Axiom Capital Management, Inc.	Cuttone & Co., Inc.

Through and including             , 2015 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

                                      , 2015

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than the underwriting discounts, payable in connection with the sale and distribution of the securities being registered.  All amounts are estimated except the SEC registration fee, the FINRA filing fee and the stock exchange listing fee.  Except as otherwise noted, all the expenses below will be paid by us.

SEC registration fee	$2,312.53
FINRA filing fee	3,485.19
NASDAQ listing fee	55,000.00
Legal fees and expenses *	500,000.00
Accounting fees and expenses *	500,000.00
Edgar filing, printing and engraving expenses *	20,000.00
Transfer agent and registrar fees and expenses *	2,000.00
Miscellaneous fees and expenses *	10,000.00
Total *	$1,092,797.72

*	Estimated

Item 14.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime.  Our articles of association provide for indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such, except through their own fraud and dishonesty.

The form of Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement will also provide for indemnification of us and our officers and directors for certain liabilities, including liabilities arising under the Securities Act, but only to the extent that such liabilities are caused by information relating to the underwriters furnished to us in writing expressly for use in this registration statement and certain other disclosure documents.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15.  Recent Sales of Unregistered Securities.

The following sets forth information regarding all unregistered securities sold by us during the last three years  (giving effect to the 4-for-5 reverse stock split effected on March 3, 2015):

Purchaser	Date of Sale or Issuance	Number of Ordinary Shares*	Consideration	Securities Registration Exemptions

Founding shareholder	March 18, 2011	800,000	$10,000	Section 4(2) of the Securities Act (1)

10 investors	May 16, 2011	360,000	$800,000	Section 4(2) of the Securities Act (1)

6 shareholders of Yulong BVI	December 22, 2011	6,840,000	10,000 ordinary shares of Yulong BVI	Regulation S under the Securities Act

(1)	To our knowledge, each of the investors acquired the securities for its own account for investment only and not with a view to or for sale in connection with any distribution thereof, and had adequate access, through their relationships with us, to information about us prior to their purchase of our securities.

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Item 16.  Exhibits and Financial Statement Schedules.

(a)	Exhibits: See Exhibit Index immediately following the signature pages.

(b)	Financial statement schedules. All schedules have been omitted because the information required to be presented in them is not applicable or is shown in the audited consolidated financial statements or related notes.

Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 3 to the Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pingdingshan, Henan Province, the People’s Republic of China, on March 6, 2015.

Yulong Eco-Materials Limited

By:	/s/ Yulong Zhu
Name:	Yulong Zhu
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on March 6, 2015.

Signature	Title

/s/ Yulong Zhu	Chairman of the Board of Directors Chief Executive Officer (principal executive officer)
Name: Yulong Zhu

/s/ Zan Wu	Chief Financial Officer
Name: Zan Wu	(principal financial officer and principal accounting officer)

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EXHIBIT INDEX

Exhibit Number		Description of Document
1.1		Form of Underwriting Agreement
3.1	†	Memorandum and Articles of Association of the Registrant
3.2	*	Amended and Restated Memorandum and Articles of Association of the Registrant
4.1	†	Registrant’s Specimen Certificate for Ordinary Shares
4.2	†	Registration Rights Agreement between the registrant and other parties therein dated as of May 11, 2011
4.3	†	Registration Rights Agreement between the registrant and other parties therein dated as of May 16, 2011
5.1	*	Form of Opinion of Forbes Hare regarding the validity of the ordinary shares being registered
10.1(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Bricks and the shareholders of Yulong Bricks
10.1(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Bricks and the shareholders of Yulong Bricks
10.2(a)	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Bricks
10.2(b)	†	Amendment to Equity Pledge Agreement, dated as of April 21, 2014, among Yulong WFOE and the shareholders of Yulong Bricks
10.3(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Bricks
10.3(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Bricks
10.4(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Bricks
10.4(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Bricks
10.5(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Concrete and the shareholders of Yulong Concrete
10.5(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Concrete and the shareholders of Yulong Concrete
10.6(a)	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Concrete
10.6(b)	†	Amendment to Equity Pledge Agreement, dated as of April 21, 2014, among Yulong WFOE and the shareholders of Yulong Concrete
10.7(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Concrete
10.7(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Concrete
10.8(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Concrete
10.8(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Concrete
10.9(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Transport and the shareholders of Yulong Transport
10.9(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Transport and the shareholders of Yulong Transport
10.10	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Transport
10.11(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Transport
10.11(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Transport
10.12(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Transport

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10.12(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Transport
10.13(a)	†	Exclusive Consulting and Operating Agreement, dated as of September 2, 2011, among Yulong WFOE, Yulong Renewable and the shareholders of Yulong Renewable
10.13(b)	†	Amendment to Exclusive Consulting and Operating Agreement, dated as of April 21, 2014, among Yulong WFOE, Yulong Renewable and the shareholders of Yulong Renewable
10.14(a)	†	Equity Pledge Agreement, dated as of September 2, 2011, among Yulong WFOE and the shareholders of Yulong Renewable
10.14(b)	†	Amendment to Equity Pledge Agreement, dated as of April 21, 2014, among Yulong WFOE and the shareholders of Yulong Renewable
10.15(a)	†	Option Agreement, dated as of September 2, 2011, among Yulong HK and the shareholders of Yulong Renewable
10.15(b)	†	Amendment to Option Agreement, dated as of April 21, 2014, among Yulong HK, Yulong WFOE and the shareholders of Yulong Renewable
10.16(a)	†	Voting Rights Proxy and Financial Supporting Agreement, dated as of September 2, 2011,among Yulong HK and the shareholders of Yulong Renewable
10.16(b)	†	Amendment to Voting Rights Proxy and Financial Supporting Agreement, dated as of April 21, 2014,among Yulong HK, Yulong WFOE and the shareholders of Yulong Renewable
10.17(a)	†	English translation of Land Compensation Agreement dated January 15, 2007
10.17(b)	†	English translation of Land Compensation/Lease Agreement dated February 12, 2014
10.18(a)	†	English translation of Land Compensation Agreement dated January 8, 2009
10.18(b)	†	English translation of Land Compensation/Lease Agreement dated February 12, 2014
10.19	†	English translation of Land Compensation Agreement dated June 6, 2012
10.20(a)	†	Employment Agreement between the registrant and Zan Wu dated July 28, 2014
10.20(b)	†	Restricted Stock Award Agreement between the registrant and Zan Wu dated January 27, 2015
10.21	†	Employment Agreement between the registrant and Yulong Zhu dated January 27, 2015
10.22	†	English translation of Product Processing Agreement between Yulong Bricks and Zhongping Nenghua Group Hongrui New Construction Materials Co., Ltd., dated January 8, 2011
10.23	†	English translation of Product Processing Agreement between Yulong Concrete and Pingdingshan Chaoqiang Concrete Co., Ltd., dated December 17, 2012
10.24(a)	†	English translation of Agreement between Yingtao Miao and Yulong Concrete dated June 30, 2013
10.24(b)	†	English translation of Agreement between Yingtao Miao and Yulong Concrete dated December 31, 2014
10.25(a)	†	English translation of Agreement between Guangjian Zhu and Yulong Concrete dated June 30, 2013
10.25(b)	†	English translation of Agreement between Guangjian Zhu and Yulong Concrete dated December 31, 2014
10.26(a)	†	English translation of Agreement between Hu Zhu and Yulong Bricks dated June 30, 2013
10.26(b)	†	English translation of Agreement between Hu Zhu and Yulong Bricks dated December 31, 2014
10.27(a)	†	English translation of Agreement between Lei Zhu and Yulong Transport dated June 30, 2013
10.27(b)	†	English translation of Agreement between Lei Zhu and Yulong Concrete dated June 30, 2013
10.27(c)	†	English translation of Agreement between Lei Zhu and Yulong Renewable dated June 30, 2013
10.28(a)	†	English translation of Agreement between Yulong Zhu and Yulong Bricks dated June 30, 2013
10.28(b)	†	English translation of Agreement between Yulong Zhu and Yulong Bricks dated December 31, 2014
10.28(c)	†	English translation of Agreement between Yulong Zhu and Yulong Concrete dated June 30, 2013
10.28(d)	†	English translation of Agreement between Yulong Zhu and Yulong Renewable dated June 30, 2013
10.29	†	Form of Lock-up Agreement
10.30(a)	†	Director Offer Letter of the Registrant to Alice Io Wai Wu dated January 15, 2015
10.30(b)	†	Amended and Restated Offer Letter of the Registrant to Alice Io Wai Wu dated February 27, 2015
10.31(a)	†	Director Offer Letter of the Registrant to Michael W. Harlan dated February 27, 2015
10.31(b)	†	Indemnification Agreement between the Registrant and Michael W. Harlan dated February 27, 2015
10.32	†	English translation of Commitment of Yulong Zhu dated February 5, 2015.
10.33	†	Indebtedness Conversion Agreement between the Registrant and Yingtao Miao, Guangjiang Zhu, Hu Zhu, Lei Zhu and Yulong Zhu, dated as of February 27, 2015
10.34		English translation of Municipal Construction Wastes Disposal and Renewable Use Treatment Special Management Agreement between Yulong Renewable and Pingdingshan Housing and Urban-Rural Development Bureau, dated September 13, 2012
21	†	Subsidiaries of the registrant
23.1		Consent of Friedman LLP, an independent registered public accounting firm
23.2	*	Consent of Forbes Hare (included in Exhibit 5.1)
23.3	*	Consent of Allbright Law Offices (included in Exhibit 99.1)
23.4	†	Consent of Guoping Li
23.5	†	Consent of Baoming Yu
23.6	†	Consent of Hong Jiang
23.7	†	Consent of Michael W. Harlan
23.8	†	Consent of Alice Io Wai Wu (included in Exhibit 10.30(a))
24	*	Powers of Attorney (included on signature page)
99.1	*	Form of Opinion of Allbright Law Offices regarding certain PRC legal matters

*	To be filed by amendment.
†	Previously filed.

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